As filed with the Securities and Exchange Commission on July 21, 2026

Registration No. 333-296318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TICKETPLUS LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Alonso de Córdova 5320, Piso 16

Las Condes, Región Metropolitana

Santiago, Chile

+1 (772) 240-6785

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 800 Connecticut Avenue, NW, Suite 300 Washington, DC 20006 (202) 869-0888	Lawrence Metelitsa, Esq. Soyoung Lee, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4402

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2026

PRELIMINARY PROSPECTUS

Ticketplus Ltd.

1,875,000 Ordinary Shares

This is the initial public offering of our ordinary shares of par value $0.0001 each, or the Ordinary Shares. We currently estimate that the initial public offering price will be between $8.00 and $10.00 per share. We have selected the low point price of $8.00 per share for use herein as the estimated actual sales price for our shares for purposes of calculation of estimated use of proceeds, estimated dilution and other matters in this prospectus.

Prior to the offering, there has been no public market for our shares. We have applied to list our Ordinary Shares on NYSE American LLC, or NYSE American, under the symbol “TP”. We believe that upon the completion of this offering, we will meet the standards for listing, and the closing of this offering is contingent upon such listing.

As of the date of this prospectus, Yethro Dinamarca Santelices, a member and Chair of our board of directors, held approximately 76.1% of the voting power of our outstanding share capital. Following this offering, based on an assumed public offering price of $8.00 per Ordinary Share (which is the low point of the estimated range of the initial public offering price shown above), and assuming that the underwriters do not exercise the over-allotment option, and taking into consideration certain equity grants we expect to make upon the closing of this offering, Yethro Dinamarca Santelices will retain controlling voting power in the Company based on having approximately 61.7% of all voting rights. As a result, we will be a “controlled company” under the rules of NYSE American, although we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of NYSE American. See “Risk Factors—Risks Related to This Offering and Ownership of Our Securities—As a ‘controlled company’ under the rules of NYSE American, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” for more information.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our securities under the heading “Risk Factors” beginning on page 10 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No offer or invitation, whether directly or indirectly, is being or may be made to the public in the Cayman Islands (within the meaning of the Cayman Companies Act) to subscribe for any of our securities.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include additional compensation payable to the underwriters. We have agreed to reimburse Bancroft Capital, LLC, as representative of the underwriters, or the representative, for certain expenses, and will receive compensation in addition to underwriting discounts and commissions. See “Underwriting” for additional information regarding underwriters’ compensation and offering expenses.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and purchase all of the Ordinary Shares offered under this prospectus if any such shares are taken.

We have granted a 45-day option to the underwriters to purchase up to 281,250 additional Ordinary Shares, representing 15% of the Ordinary Shares sold in this offering, solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts, commissions and non-accountable expenses payable, not including other offering expenses, will be $1,380,000, based on the initial public offering price of $8.00 per share and the total proceeds to us, before expenses, will be $15,870,000.

Delivery of the Ordinary Shares is expected to be made on or about [  ].

Roth Capital Partners	Bancroft Capital, LLC	MDB Capital

The date of this prospectus is [  ]

ticketplus+

Our technology platform powers live entertainment across Latin America

Operating across 11 countries in the Americas. 12+ years in market.

Illustrative editorial artwork. Not photographs of Ticketplus events.

 i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “our company,” “the Company,” “Ticketplus,” and similar references refer to Ticketplus Ltd., an exempted company limited by shares incorporated in the Cayman Islands, and its subsidiaries.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of Ordinary Shares.

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

We are incorporated in the Cayman Islands. Under the rules of the U.S. Securities and Exchange Commission (the “SEC”), we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared and presented in accordance with IFRS.

All references in the prospectus to “U.S. dollars,” “dollars,” “USD” and “$” are to the legal currency of the United States.

We are responsible for the information contained in this prospectus. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the live entertainment industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

 ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Our Company

Overview

We are a technology company focused on powering the live entertainment industry across Latin America. We provide a proprietary, full-stack event platform that supports event discovery, primary ticketing, access control, payments, analytics, and post-event insights for promoters, venues, sports organizations, and ticketing companies. Since our founding in 2014 in Chile, we have expanded through a dual business model strategy: (1) a full-operations model in Chile, our home market, where we act as the primary ticketing platform and deliver end-to-end infrastructure and services and (2) a white-label software-as-a-service, or SaaS, model where we license our platform to regional ticketing companies, venues, and promoters who operate under their own brands while using our technology. Our platform is designed to increase attendance and maximize revenue for our clients by combining reliable transaction processing with data-driven pricing, personalization, and conversion-optimized experiences.

We believe the Latin American live events market represents one of the most attractive growth opportunities globally, with smart ticketing (as defined below) adoption outpacing global averages and a market structure that remains highly fragmented versus North America and Europe. We believe our technology, localized operating expertise, and flexible commercial models position us to capture a greater share of the region’s expanding value, while our capital-light white-label business will enable rapid, margin-accretive expansion.

The term “smart ticketing” refers to the integration of digital technology platforms across the full lifecycle of live event management, from event creation, inventory management, and dynamic pricing through distribution, transaction processing, real-time access control, cashless payments, and post-event analytics. Unlike traditional ticketing systems, which rely on physical tickets or basic online distribution with limited data capture and minimal operational integration, smart ticketing platforms are built on cloud infrastructure with mobile-first interfaces, QR code or NFC validation, multi-channel payment processing, AI-driven demand forecasting, and integrated operational tools that provide end-to-end event management capabilities. We use the term “smart ticketing market” to describe the segment of the broader live events industry that has adopted or is transitioning to these technology-enabled, data-driven platform solutions.

We do not compete on scale alone, but on adaptability and infrastructure depth. The Company’s model is designed to operate where global incumbents face structural limitations, combining global-grade technology with local market understanding and operational flexibility. Ticketplus seeks to position itself as the underlying infrastructure of the live entertainment industry in Latin America, with the ambition to extend this role globally. The Company’s expansion strategy is designed to begin leveraging its existing white-label ecosystem to identify consolidation and acquisition opportunities among operators already running on its platform. This approach is intended to significantly reduce integration and diligence risk, while reinforcing capital efficiency and scalability.

We believe with our robust technological foundation, proven scalability, and a growing data-driven ecosystem, we are positioned to become one of the leading technology platforms emerging from Latin America in the global capital markets—representing the convergence of engineering, live entertainment, and digital transformation.

Our Business Model and Market Opportunity

Ticketplus delivers a technology-driven platform that addresses the complete event lifecycle for promoters, venues, sports organizations, and cultural institutions across Latin America through two complementary business models that together create a scalable framework with broad market coverage.

We operate through two complementary business models:

●	Full Operation Model: We act as the primary ticketing platform and deliver comprehensive infrastructure including online and mobile platforms, on-site equipment, trained field staff, payment processing, customer support, and analytics.

●	White-Label SaaS Model: We license our proprietary technology platform to regional ticketing companies, venues, sports franchises, and promoters who operate under their own brands while leveraging our comprehensive software infrastructure.

	Year Ended December 31, 2025		Year Ended December 31, 2024
	Revenue	GMV	Revenue	GMV
Full Operation Model	$27,783,205	$159,724,804	$16,877,264	$106,345,908
White-Label SaaS Model	$1,679,367	$109,148,181	$1,085,867	$84,891,573
Total	$29,462,572	$268,872,985	$17,963,131	$191,237,481

The gross merchandise value (GMV) is the total face value of all tickets sold through the Company’s platform, before any deductions for fees, refunds, or commissions, and regardless of revenue recognition treatment. Revenue constitutes a lower percentage of GMV within the White-Label SaaS Model than it does within the Full Operation Model due to the expanded scope of services included in the Full Operation Model; the more services we provide, the more revenue we receive. Accordingly, our Full Operation Model accounted for 94.3% of total revenue for the year ended December 31, 2025, and we are substantially dependent on this business model. However, both models are integral components of our service continuum and long-term growth strategy.

We serve a large and growing addressable market spanning primary ticketing service fees generated as a percentage of gross merchandise value flowing through our platform, recurring white-label SaaS licensing fees, and ancillary streams including access control hardware sales and leasing, data analytics services, and payment processing. We believe the fragmented nature of the Latin American ticketing landscape, as detailed in our industry analysis, creates significant consolidation and market share capture opportunities.

Our footprint covers 11 countries across North and South America, focusing on Latin America, with full operations in Chile, our home market, and white-label SaaS operations in Argentina, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, Mexico, Paraguay, Peru, the United States, and Uruguay. Both the Company’s Full Operation Model and White-Label SaaS Model are available and can be contracted across all markets where the Company operates. Chile is, as of the date hereof, the only market where clients contract the Full Operation Model, due to the Company’s 12+ years of operations in that market, the maturity of client relationships, and the scale of the local events industry. We seek to expand usage of our Full Operation Model throughout all of the markets where we offer our white-label services.

This geographic distribution reflects our dual business model strategy, with direct operations in our home market where we have deepest operational capabilities and brand equity, combined with white-label partnerships in markets where established local players seek technological modernization. Our multi-country presence enables us to serve international promoters across many locations in their Latin American touring calendars while providing data visibility and operational insights across diverse markets that inform our platform development and competitive positioning.

Over the next 24 months, we intend to pursue white-label partnerships in new Latin American and other international markets, such as Bolivia, Brazil, Canada, Portugal, and Spain, while simultaneously focusing on converting our existing white-label partnerships throughout Latin American into full operations, subject to achievement of volume and profitability thresholds.

Our Competitive Strengths

We have identified several competitive strengths that we believe contribute to our success and differentiate us from our competitors.

●	Proprietary Full-Stack Platform Built In-House. Our platform is developed in-house with no reliance on third-party core infrastructure for ticketing, payments, access control, or business intelligence functionality.

●	Technology-Driven Client Success. Our platform is designed to improve key commercial performance metrics for our clients including conversion rates, sell-through velocity, and average transaction value.

●	Integrated Field Operations and Hardware Capabilities. We deliver end-to-end event services including on-site equipment deployment, trained field personnel, and operational expertise in venue management and access control.

●	White-Label SaaS as Strategic Growth Engine. Our white-label SaaS model represents our primary vehicle for market penetration and long-term scalable growth without the capital intensity, operational complexity, or geographical constraints inherent in full operation services.

●	Full Operation Selective Market Applications and Strategic Flexibility. When opportunities arise to convert white-label relationships into full operation presence through acquisition or organic expansion, we can execute with reduced integration risk and accelerated time-to-value compared to entering markets without existing technology infrastructure.

●	Local Market Expertise and Latin American Specialization. Our operational history in Latin America since 2014 provides expertise in navigating market characteristics that we believe create friction for global ticketing platforms.

●	Data Network Effects and Business Intelligence. Our scale across millions of tickets processed spanning thousands of events and multiple countries creates proprietary datasets that generate competitive advantages through network effects.

●	Cost Efficiency and Operating Leverage. Our technology architecture and operational model are designed to generate operating leverage as transaction volume scales.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Core Market Consolidation. We are pursuing capital-efficient consolidation across Latin America by prioritizing rapid entry via white-label partnerships that create high switching costs and multi-year retention, while selectively deploying full operations in strong markets to capture superior economics and benefit from compounding network effects.

●	Strategic Partnerships and Content. We evaluate and structure strategic partnerships with content owners, promoters, and venues through our proprietary risk assessment framework, Ticketplus Risk, which allows us to pursue growth opportunities while maintaining portfolio discipline and appropriate risk exposure across diverse event categories and client relationships.

●	Strategic Mergers and Acquisitions. Our M&A strategy prioritizes acquiring companies already operating as white-label partners on our platform, leveraging full performance visibility to reduce integration and valuation risks with data-driven acquisition decisions. There are several challenges involved with this approach, including but not limited to, negotiation of terms, capital requirements, potential competition, and deploying local staff, equipment and infrastructure in new markets. To date, the substantial majority of our workforce is in Chile; therefore, we will need to employ, or contract for, local personnel for on-site execution services in each location where we do not already have such staff, which may limit our growth rate. We plan to address this limitation through a phased deployment approach that allows local presence to scale proportionally to transaction volumes in each market. The Company has not yet entered into any agreements, commitments, or understandings with respect to any particular acquisition, and there can be no assurance that the Company will identify or consummate any acquisition.

●	Product Innovation and AI. We are integrating AI across internal workflows and our platform, using machine learning for demand forecasting, pricing optimization, fraud detection, automated reconciliation, and customer segmentation, to enhance efficiency and decision-making and drive scalable, compounding performance improvements as our data network effects grow.

●	International Expansion. We are pursuing expansion beyond Latin America into markets with significant Hispanic populations and favorable regulatory regimes, such as Canada, Portugal, and Spain, with a focus on the North American Hispanic market, supported by strengthened compliance, payment processing, and operational capabilities.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	Our business depends on supply and demand for and continued occurrence of events and activities, such as sports, concerts, theater and other live events, and any decrease in the number of such events or the willingness of consumers to attend such events could have a material and adverse effect on our business, financial condition and results of operations.

●	We may be adversely affected by extraordinary events, including public safety concerns or disruptions, mass-casualty incidents, acts of civil unrest, terrorist attacks, military actions, disease epidemics or other public health concerns (including any resurgence of the COVID-19 pandemic), natural disasters, and severe weather events.

●	We face intense competition in the ticketing industry, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.

●	Our business depends on our ability to attract and retain ticket buyers, sellers and event partners, and any adverse changes in these relationships could adversely affect our business, financial condition and results of operation.

●	Our brand and reputation are critical to our success and if we are not able to maintain and enhance our brand, our business, financial condition, and results of operation may be adversely affected.

●	We depend on third-party technology infrastructure and service providers, and any disruption of or interference with our use of their services could adversely affect our business, financial condition and results of operations.

●	We may not realize the expected benefits from business development initiatives, partnerships, or acquisitions.

●	We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition, results of operations and prospects.

●	The success of our operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

●	Cybersecurity risks, data loss or other breaches of our network security may adversely affect our business and results of operations, if our information technology systems, or those of third parties with whom we conduct business, are compromised, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, or litigation.

●	We are subject to political, economic, regulatory, and social risks inherent in operating a ticketing platform in Chile.

●	Exchange rate fluctuations could negatively affect our financial condition.

●	We may be required to collect additional sales taxes or be subject to other indirect tax liabilities in various jurisdictions, which could adversely affect our results of operations.

●	Our failure to comply with existing laws, rules and regulations as well as changing laws, rules and regulations and other legal uncertainties, including as a result of lobbying by artists, teams and promoters, could adversely affect our business, financial condition and results of operations.

●	Our processing of personal data and other sensitive information could give rise to liabilities as a result of governmental regulation, litigation, and conflicting legal requirements, including those relating to personal privacy rights.

●	The requirements of being a public company may strain our resources.

●	An active trading market for our Ordinary Shares may not develop and the trading price may fluctuate significantly.

●	We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

●	As a foreign private issuer, we are permitted to rely on exemptions from certain NYSE American corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	Our post-offering amended and restated memorandum and articles of association (our “amended and restated memorandum and articles of association”) provide that the courts of the Cayman Islands will be the exclusive forums for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our securities.

Recent Developments

On March 16, 2026, we, with the approval of our shareholders, redesignated all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, we had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

On May 11, 2026, the Company entered into a new commercial loan with Banco Santander Chile for CLP$2,500,000,000 (approximately $2.6 million), payable in 48 monthly installments at a fixed rate of 0.73% per month, with the first installment due July 6, 2026 and the last due June 5, 2030.

Upon the consummation of this offering, we plan to issue (i) an aggregate of 55,555 restricted share units to our independent director nominees and advisors under the 2026 Plan (as defined below), (ii) 153,846 Ordinary Shares to Joaquín Jadue, our Chief Financial Officer, for services rendered, and (iii) an aggregate of 300,691 Ordinary Shares to our advisors and consultants for services rendered.

Recent Results (Unaudited)

The below is a preliminary estimate regarding our Total Platform Sales (GMV), revenue from ordinary activities, cost of revenue, gross profit, administrative expenses, results from continuing operations, EBITDA and EBITDA margin as of and for the three months ended March 31, 2026, presented together with our unaudited results for the three months ended March 31, 2025, which are derived from our accounting records. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited nor reviewed, and does not express an opinion with respect to, this information. This preliminary financial information is not a comprehensive statement and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, and completion of our internal review as of and for the three months ended March 31, 2026. We do not expect our actual results for the three months ended March 31, 2026 to differ materially from the preliminary estimates set forth below.

The following tables present, for the three months ended March 31, 2026 and 2025, our results from continuing operations, the most directly comparable financial measure calculated in accordance with IFRS, together with EBITDA and EBITDA margin, which are non-IFRS financial measures. We define EBITDA as earnings before financial costs (net of financial income), income tax expense and depreciation and amortization, and EBITDA margin as EBITDA as a percentage of revenue from ordinary activities. EBITDA and EBITDA margin are supplemental performance measures that are not required by, or presented in accordance with, IFRS. EBITDA should not be considered an alternative to results from continuing operations or any other performance measure derived in accordance with IFRS, or as an alternative to cash flows from operating activities or a measure of the Company’s liquidity or profitability. Furthermore, these non-IFRS financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated financial statements that are necessary to run our business. We compensate for these limitations by providing a reconciliation of these non-IFRS financial measures to the related IFRS financial measures. We believe that the presentation of EBITDA and EBITDA margin is relevant and useful by enhancing the readers’ ability to understand our operating performance.

	For the three months ended March 31, 2026	For the three months ended March 31, 2025
Total Platform Sales (GMV)(1)	$107,181,990	$61,046,596
Revenue from ordinary activities	$9,486,038	$6,690,707
Cost of revenue	$(4,539,309)	$(4,150,893)
Gross profit	$4,946,729	$2,539,814
Gross profit margin(2)	52.1%	38.0%
Administrative expenses	$(1,673,157)	$(1,324,702)
Results from continuing operations	$2,058,197	$653,488
Results from continuing operations margin(3)	21.7%	9.8%
EBITDA(4)	$4,234,133	$2,263,977
EBITDA margin(4)	44.6%	33.8%

(1)	Total Platform Sales (GMV) is an operating metric and represents the total face value of all tickets sold through the Company’s platform, before any deductions for fees, refunds, or commissions, and regardless of revenue recognition treatment.

(2)	Gross profit as a percentage of revenue from ordinary activities.

(3)	Results from continuing operations as a percentage of revenue from ordinary activities.

(4)	EBITDA and EBITDA margin are non-IFRS financial measures. See the reconciliation to results from continuing operations below.

Revenue from ordinary activities increased from $6,690,707 for the three months ended March 31, 2025, to $9,486,038 for the three months ended March 31, 2026, primarily driven by increased activity from existing Full Operation clients, organic expansion across our Latin American markets, and continued improvement in our revenue mix. Gross profit margin increased from 38.0% to 52.1%, primarily reflecting operating leverage on our proprietary technology platform: revenue from ordinary activities increased approximately 41.8% while cost of revenue increased only approximately 9.4%, as our platform-related costs are largely fixed and did not scale proportionally with the increase in transaction volume. See “Business—Our Competitive Strengths—Cost Efficiency and Operating Leverage”. Administrative expenses increased, primarily due to non-recurring professional fees associated with the preparation of this offering. As a result, results from continuing operations increased from $653,488 to $2,058,197, and EBITDA increased from $2,263,977 to $4,234,133, with EBITDA margin expanding from 33.8% to 44.6%.

The following table reconciles results from continuing operations, the most directly comparable IFRS measure, to EBITDA for the periods presented:

	For the three months ended March 31, 2026	For the three months ended March 31, 2025
Results from continuing operations	$2,058,197	$653,488
(+) Income tax expense	$711,322	$75,516
(+) Financial costs, net of financial income	$504,053	$486,108
(+) Depreciation and amortization	$960,561	$1,048,865
(=) EBITDA	$4,234,133	$2,263,977
EBITDA margin	44.6%	33.8%

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. However, because our financial statements are prepared in accordance with IFRS as issued by the IASB, we are not eligible to take advantage of Section 107 of the JOBS Act which would otherwise allow an extended transition period for complying with new or revised financial accounting standards under Section 7(a)(2)(B) of the Securities Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Upon effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers. As a foreign private issuer, we are exempt from certain SEC rules applicable to U.S. domestic issuers. For example, we are not required to file quarterly reports on Form 10-Q, proxy statements on Schedule 14A or 14C, or current reports on Form 8-K. We have four months after fiscal year end to file our annual report on Form 20-F. We also present our financial statements in accordance with IFRS rather than U.S. GAAP. As a foreign private issuer, we are also exempt from Regulation FD (Fair Disclosure).

The Holding Foreign Insiders Accountable Act (“HFIAA”), enacted on December 18, 2025, amended Section 16(a) of the Exchange Act to require the directors and officers of foreign private issuers to file beneficial ownership and transaction reports with the SEC. Effective March 18, 2026, such directors and officers must file Form 3 (initial ownership), Form 4 (transaction reports), and Form 5 (annual reports for certain deferred transactions). However, such directors and officers remain exempt from the short-swing profit disgorgement provisions of Section 16(b) and the short sale prohibitions of Section 16(c). Beneficial owners of more than 10% of a foreign private issuer’s equity securities who are not directors or officers remain exempt from Section 16 reporting but are subject to the beneficial ownership reporting requirements of Section 13(d).

As a result of these exemptions, you may receive less information and have fewer protections than shareholders of U.S. domestic reporting companies.

As a foreign private issuer, we are also permitted to follow home country corporate governance practices instead of certain NYSE American rules applicable to U.S. domestic issuers, regarding such matters as: (i) the election and composition of the board of directors; (ii) the issuance of quarterly earnings statements; (iii) shareholder approval requirements; and (iv) quorum requirements for shareholder meetings.

We intend to rely on Cayman Islands corporate governance practices in lieu of NYSE American corporate governance requirements regarding the issuance of quarterly earnings statements and shareholder approval requirements prior to certain securities issuances in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans, to the extent permitted under Section 110 of the NYSE American Company Guide and other applicable exemptions for foreign private issuers. We may choose to rely on additional home country corporate governance practices exemptions in the future. If we do rely on additional exemptions in the future, our shareholders may not be provided with the benefits of certain corporate governance requirements of NYSE American.

Additionally, we qualify as a “controlled company” under NYSE American rules, which permits us to elect not to comply with certain corporate governance requirements, including: (i) having a majority independent board; (ii) having compensation determined by a compensation committee comprised solely of independent directors; and (iii) having director nominees selected by a majority of independent directors or a nominating committee comprised solely of independent directors. Although we do not currently intend to rely on the controlled company exemption, we may do so in the future.

Our Corporate History and Structure

We were incorporated in the Cayman Islands as Ticketplus Ltd., an exempted company limited by shares, on December 3, 2025. Ticketplus SpA, a joint stock company, was incorporated under the laws of Chile on December 29, 2014. Ticketplus Group SpA, a joint stock company, was incorporated under the laws of Chile on April 3, 2018, and became the sole shareholder of Ticketplus SpA. On December 15, 2025, we acquired all issued and outstanding share capital of Ticketplus Group SpA pursuant to a contribution agreement in which the shareholders of Ticketplus Group SpA became the shareholders of the Company and Ticketplus Group SpA became our wholly-owned subsidiary.

Ticketplus, Inc., a Delaware corporation, was incorporated on January 17, 2023, and is the wholly-owned subsidiary of Ticketplus SpA. Ticketplus Global IP LLC, a Delaware limited liability company, was formed on May 30, 2025, and is the wholly-owned subsidiary of Ticketplus, Inc. Ticketplus LLC, a Delaware limited liability company, was formed on June 5, 2025, and is the wholly-owned subsidiary of Ticketplus, Inc.

Our principal executive office is located at Alonso de Córdova 5320, Piso 16, Las Condes, Región Metropolitana, Santiago, Chile. The phone number of our executive office is +1 (772) 240-6785.

Our registered office is located at c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

Our website can be found at www.ticketplus.com. The information contained on our websites is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our securities.

The Offering

Shares offered:	1,875,000 Ordinary Shares (or 2,156,250 shares if the underwriters exercise the over-allotment in full).

Offering price:	We currently estimate that the public offering price will be between $8.00 and $10.00 per share.

Shares to be outstanding after this offering: (1)	12,064,525 Ordinary Shares (or 12,345,775 shares if the underwriters exercise the over-allotment option in full).

Over-allotment option:	We have granted a 45-day option to the underwriters to purchase up to 281,250 additional Ordinary Shares, representing 15% of the Ordinary Shares sold in this offering, at the public offering price, less the underwriting discount and commissions.

Use of proceeds:

We expect to receive net proceeds of approximately $13.1 million from this offering (or $15.2 million if the underwriters exercise the over-allotment option in full), based on the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for continued development and maintenance of our platform and related products and services, international expansion and strategic acquisitions, sales and marketing, and working capital and general corporate purposes. See “Use of Proceeds” for more information.

Risk factors:	Investing in our Ordinary Shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our Ordinary Shares.

Lock-up:	We, all of our directors and officers, and the holders of 5% or more of our outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days after the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Trading market and symbol:	We have applied to list our Ordinary Shares on NYSE American under the symbol “TP”. The closing of this offering is contingent upon such listing.

(1)	The number of Ordinary Shares outstanding immediately following this offering is based on 10,189,525 Ordinary Shares outstanding as of the date of this prospectus and excludes:

●	1,944,445 Ordinary Shares that are reserved for issuance under the Ticketplus Ltd. 2026 Equity Incentive Plan, or the 2026 Plan;

●	55,555 restricted share units to be issued under the 2026 Plan to the independent director nominees and advisors upon the consummation of this offering; and

●	454,537 Ordinary Shares to be issued for services upon the consummation of this offering.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of December 31, 2025 and 2024, and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our financial statements are prepared and presented in accordance with IFRS. Our historical results for any period are not necessarily indicative of our future performance.

	Years Ended December 31,
Statements of Operations Data	2025	2024
Revenue	$29,462,572	$17,963,131
Cost of revenue	(16,979,736)	(10,023,585)
Administrative expenses	(8,567,725)	(5,835,947)
Financial income	90,060	305,955
Financial costs	(1,453,913)	(1,357,931)
Exchange difference, net	(5,284)	9,317
Income before tax	2,545,974	1,060,940
Income tax expense	(302,065)	(130,123)
Net profit	$2,243,909	$930,817

Balance Sheet Data	As of December 31, 2025	As of December 31, 2024
Cash and cash equivalents	$3,980,838	$2,000,866
Current assets	13,811,740	4,171,332
Total assets	30,633,913	14,202,752
Current liabilities	11,997,505	2,809,529
Total liabilities	24,987,218	11,379,980
Shareholders’ equity	5,646,695	2,822,772
Total liabilities and shareholders’ equity	$30,633,913	$14,202,752

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our Ordinary Shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business and Industry

Our business depends on supply and demand for and continued occurrence of events and activities, such as sports, concerts, theater and other live events, and any decrease in the number of such events or the willingness of consumers to attend such events could have a material and adverse effect on our business, financial condition and results of operations.

Ticket sales are sensitive to fluctuations in the number, frequency, pricing and popularity of sports, concerts, theater and other live events and activities offered by promoters, teams and facilities. We rely on third parties, such as artists, teams, promoters, producers, venues, and event organizers, to create, perform and anticipate public demand for sports, concerts, theater and other live events. Any unwillingness to tour, lack of availability of popular artists, decrease in the number of games or performances held or inability to anticipate public demand could limit our ability to generate revenue. Moreover, we are dependent on consumers’ willingness and ability to attend these events. Generally, a large-scale event is defined as one that exceeds 5,000 attendees, where a mid-sized event would typically see between 500 and 5,000 attendees, any event with fewer than 500 attendees is defined as a small event. Large-scale events generate significant revenue volume per event given the number of attendees and ticket value processed. In addition to large-scale events, our platform serves thousands of small and mid-sized events. As of the year ended December 31, 2025, the Company has processed approximately 39,800 events, the vast majority of which are small and mid-sized.

Event volumes and attendance levels fluctuate due to factors beyond our control, including economic conditions and discretionary consumer spending, changes in consumer preferences, labor disputes (e.g., league work stoppages), scheduling, public safety concerns (such as the COVID-19 pandemic), health advisories, and venue availability. As such, reduced event supply or demand, whether temporary or prolonged, can decrease ticket sales, order sizes, and fee revenue on our platform.

Many of the factors affecting the number and availability of sports, concerts, theater and other live events are beyond our control. For example, we have no control over the tour schedules of music artists, and certain large international sporting events are not scheduled on an annual basis, which will affect the supply of tickets and demand for our business. Moreover, general economic conditions, rates of unemployment, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, inflation, consumer trends, work stoppages, public health issues, geopolitical conflicts, natural disasters or public concerns over terrorism and security incidents impact the supply and demand for and continued occurrence of large-scale sports, concerts, theater and other live events.

We may be adversely affected by extraordinary events, including public safety concerns or disruptions, mass-casualty incidents, acts of civil unrest, terrorist attacks, military actions, disease epidemics or other public health concerns (including any resurgence of the COVID-19 pandemic), natural disasters, and severe weather events.

The occurrence and threat of extraordinary events, including public safety concerns or disruptions, intentional or unintentional mass-casualty incidents, acts of civil unrest, terrorist attacks, military actions, disease epidemics or other public health concerns (and governmental responses thereto), natural disasters, and severe weather events, may deter or prevent artists, sports teams, promoters, or event venues from performing, playing, or operating and substantially decrease the demand for live events. Event cancellations related to such events could also adversely affect our financial performance because we may be obligated to issue refunds or credits for previously purchased tickets.

The global COVID-19 pandemic and related economic shutdown resulted in significant disruption to our business, the entertainment and sporting industries, and the global economy in 2020 and 2021. The pandemic led governments and other authorities around the world to impose measures intended to control its spread, including travel bans, border closings and restrictions, business closures, quarantines, and vaccine requirements. During the height of the pandemic, many artists, sports teams, promoters, and event venues around the world ceased performances, games, and operations. Because we depend on live events in order to generate revenue from ticket sales, the decreased supply of and demand for such events during the pandemic negatively impacted our business and financial condition. While live events are now generally held at pre-pandemic scope and scale, it is difficult to predict any future outbreaks of disease epidemics (including any resurgence of the COVID-19 pandemic) and whether restrictions could again be imposed. Any of these circumstances could again adversely affect the live events industry and our business and financial condition.

We face intense competition in the ticketing industry, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.

Though we do not currently operate a secondary ticket marketplace or generate material revenues from ticket resales, ticket purchasers may either choose to purchase tickets from us in the original issuance market or from sellers in the secondary market. As a result, we face competition from secondary ticketing platforms, including auction websites and other secondary ticketing marketplaces, as well as from other ticket sellers with online distribution capabilities.

We operate in the original issuance market, acting as an agent in the sale of tickets for third-party organized events. The original issuance market is highly fragmented. Based on publicly available data and market research, we believe that the largest player made up approximately 25% of the original issuance market in 2024, with the remaining coming from a very diverse group of national, regional and local original issuance ticketing service providers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. Intensifying competition may require us to increase marketing and promotional spending, reduce fees, or invest more heavily in product development, any of which could adversely impact our results. The intense competition that we face in the ticketing industry could cause the volume of transactions on our marketplace to decline, which could adversely affect our business, financial condition and results of operations.

Other variables related to the competitive environment that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, event attendance, ticket prices and fees, or profit margins, include competitors’ offerings that may feature more favorable terms or pricing; technological changes and innovations that we are unable to adopt or are late in adopting, which may provide more attractive alternatives than we currently offer and result in a loss of ticket sales or lower ticket fees; the availability of other entertainment options or ticket inventory selection and variety that we do not offer; and increased pricing in the primary ticket marketplace, which could reduce profits for secondary ticket sellers and decrease demand for our services.

Our business depends on our ability to attract and retain ticket buyers, sellers and event partners, and any adverse changes in these relationships could adversely affect our business, financial condition and results of operation.

Our business depends on obtaining and maintaining our deep and longstanding relationships with the parties that use our platform to buy and sell tickets, including individual fans who are ticket buyers and sellers, professional sellers, content rights holders, and event partners. Our revenue is currently derived from primary ticket sales commissions and our service and licensing fees through our full operation and white-label models. Our full operation model accounts for most of our total revenue and we are substantially dependent on this business model; however, both models are integral components of our service continuum and long-term growth strategy. We cannot assure you that we will be able to maintain existing relationships or establish new ones by attracting new buyers, sellers and event partners to our platform, and the failure to do so could have a material and adverse effect on our business, financial condition and results of operations.

In order to grow our revenue and our business, we must cost-effectively attract new buyers, sellers and event partners, and drive their repeat usage of our platform and services over time. Our ability to attract clients and customers substantially depends on delivering a reliable, user-friendly, secure, and feature-rich experience across devices and channels. In order to deliver a compelling value proposition to our clients and customers, we need to offer a large and diverse supply of ticket inventory and events. If we fail to maintain and enhance our platform, or if new features and enhancements are delayed, do not perform as intended, or do not meet user expectations, we could lose user engagement and traffic, which could reduce ticket volumes and revenue. Product development is complex, costly, and time-consuming; outcomes are uncertain and may require ongoing iteration.

If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

Our ability to attract and retain sellers, buyers and distribution and event partners depends in large part on our ability to provide a user-friendly and effective platform, develop and improve our platform and introduce compelling new solutions and enhancements. Our industry is characterized by rapidly changing technology, new service and product introductions and changing demands of sellers, buyers and distribution and event partners. We spend substantial time and resources understanding such parties’ needs and responding to them. Building new solutions is costly and complex, and the timetable for commercial release is difficult to predict and may vary from our historical experience. In addition, after development, sellers, buyers and distribution and event partners may not be satisfied with our enhancements or perceive that the enhancements do not adequately meet their needs. The success of a new solution or enhancement to our platform can depend on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with our platform, user awareness and overall market acceptance and adoption. If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business, results of operations and financial condition could be harmed.

Our brand and reputation are critical to our success and if we are not able to maintain and enhance our brand, our business, financial condition, and results of operation may be adversely affected.

We believe that maintaining and enhancing our reputation and brand as not just a ticketing platform but as an all-in-one event solution serving promoters, venues, and brands is critical to retaining our relationships with our existing clients and customers and to our ability to attract new clients and customers. The successful promotion of our brand attributes will depend on a number of factors that we control and some factors outside of our control.

The promotion of our brand requires us to make substantial expenditures and management investment, which will increase as our market becomes more competitive and as we seek to expand our platform. To the extent these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and successfully differentiate our platform from competitive products and services, our business may not grow, we may not be able to compete effectively and we could lose sellers, buyers or distribution partners or fail to attract potential new clients or customers, all of which would adversely affect our business, results of operations and financial condition.

There are also factors outside of our control, which could undermine our reputation and harm our brand. Negative perception of our platform may harm our business, including as a result of complaints or negative publicity about us; the promotion on our platform of events that are deemed to be illness “superspreader” events by the media; our inability to timely comply with local laws, regulations and/or consumer protection related guidance; the use of our platform to sell fraudulent tickets; responsiveness to issues or complaints and timing of refunds and/or reversal of payments on our platform; actual or perceived disruptions or defects in our platform; security incidents; or lack of awareness of our policies or changes to our policies that clients, customers or others perceive as overly restrictive, unclear or inconsistent with our values.

Trust in our platform and in the tickets sold, and events managed, through it is essential. Negative publicity, customer complaints regarding ticket authenticity, fulfillment or access issues, refund timing, changes in policies, perceived lack of transparency, customer service shortcomings, security incidents, performance outages, or disputes with event stakeholders can harm our reputation and brand. Rebuilding trust can be costly and take time, and reputational harm may reduce buyer activity and event partner engagement.

We integrate artificial intelligence and machine learning technologies across both our internal operations and our platform to enhance efficiency, improve decision-making, and deliver value to our clients.

We use artificial intelligence and machine learning in various aspects of our business, including personalization, demand forecasting, pricing recommendations, fraud detection, and internal workflow automation. These technologies present risks including: (i) the quality and accuracy of outputs depend on the quality of underlying data, and flawed data could result in inaccurate recommendations or decisions; (ii) algorithmic bias could lead to unintended discrimination or unfair outcomes; (iii) evolving laws and regulations governing AI could increase compliance costs or limit our ability to use these technologies; (iv) we rely on third-party infrastructure, including AWS, for our machine learning capabilities, and disruptions to these services could affect our operations; and (v) there can be no assurance that our AI-enabled features will achieve the intended business benefits. Any of these risks could adversely affect our business, reputation, and results of operations.

The development and deployment of artificial intelligence and machine learning capabilities require significant investments in engineering talent, infrastructure, and ongoing maintenance, and there can be no assurance that such investments will generate the anticipated benefits or returns. If our artificial intelligence and machine learning initiatives fail to deliver the expected improvements in efficiency, cost savings, or customer outcomes, or if they require greater resources than anticipated, our business, financial condition, and results of operations could be adversely affected. Moreover, our competitors may develop or deploy more advanced or effective artificial intelligence capabilities, which could erode any competitive advantage we may derive from our current AI investments and diminish the value of our data network effects.

Our use of artificial intelligence also presents risks related to intellectual property, data privacy, and cybersecurity. Content generated or processed by artificial intelligence systems may inadvertently infringe the intellectual property rights of third parties, or our proprietary algorithms and models could be subject to claims of misappropriation or infringement. Training machine learning models on customer transaction data may implicate data privacy obligations under applicable laws, and the use of AI-powered customer support agents or other tools that interact with customer data could create new vectors for data breaches or unauthorized access. The proliferation of AI-powered cyberattack techniques may also increase the sophistication and frequency of attacks on our systems, and our AI-based fraud detection may not be sufficient to counter such evolving threats.

The regulatory landscape governing artificial intelligence is rapidly evolving and remains uncertain across the multiple jurisdictions in which we operate.

Artificial intelligence and machine learning technologies are subject to significant and rapidly evolving risks and uncertainties, any of which could adversely affect our business, financial condition, and results of operations. Our artificial intelligence and machine learning systems may produce inaccurate, biased, or otherwise flawed outputs or recommendations, which could lead to suboptimal business decisions, including incorrect pricing recommendations, failed fraud detection, or ineffective customer segmentation. Machine learning models are inherently dependent on the quality, accuracy, and representativeness of the data on which they are trained, and if our historical transaction data contains errors, biases, or gaps, our models may produce unreliable predictions or perpetuate those deficiencies at scale. Additionally, the performance of our machine learning models may degrade over time as market conditions, customer behaviors, or event dynamics change, requiring ongoing monitoring, retraining, and refinement that may not keep pace with evolving patterns.

Governments and regulatory authorities in various countries are actively developing new laws, regulations, and standards applicable to artificial intelligence, including requirements related to algorithmic transparency, explainability, bias auditing, data governance, and human oversight. Compliance with such emerging regulations, including any regulations adopted by the European Union, the United States, Chile, or other jurisdictions, could require significant changes to how we develop, deploy, and operate our AI systems, increasing our compliance costs and potentially limiting the functionality or availability of certain features. Our use of artificial intelligence for pricing recommendations or customer-facing personalization may also draw scrutiny from consumer protection regulators or give rise to claims of unfair, deceptive, or discriminatory practices, even if unintentional. If we fail to comply with applicable laws and regulations governing artificial intelligence, or if the legal or regulatory requirements change in ways that restrict our use of these technologies, we may face investigations, litigation, fines, penalties, or other enforcement actions, and may be required to modify or discontinue certain features or capabilities.

Changes in internet search engine algorithms and dynamics, or any limitation or discontinuation of support by such search engines, could have an adverse impact on traffic for our sites and ultimately, our business, financial condition and results of operations.

We rely heavily on internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be adversely affected. In addition, a search engine could alter its search algorithms or results causing our website to be placed lower in organic search query results. A major search engine changing its algorithms in a manner that adversely affects the search engine ranking of our website or the websites of our partners, could adversely affect our business, financial condition, and results of operations. Furthermore, if we fail to successfully manage our search engine optimization, we could see a substantial decrease in traffic to our website, requiring us to increase spend to increase traffic, which could ultimately increase costs and adversely impact our business, financial condition and results of operations.

In addition, if we violate, or a search engine provider believes we have violated, the terms of service or if there is any change or deterioration in our relationship with these providers, the provider could limit or discontinue its support for our paid search results. If we were to experience future limitations or discontinuations, it could significantly reduce our ability to attract and retain buyers and sellers, which could materially and adversely affect our business, financial condition and results of operations.

We depend on third-party technology infrastructure and service providers, and any disruption of or interference with our use of their services could adversely affect our business, financial condition and results of operations.

Our platform and operations rely on third-party technology infrastructure and service providers, including cloud computing platforms, content delivery networks, payment processing services, communication and messaging providers, fraud prevention and identity verification systems, email service providers, and other critical technology services. We currently utilize Amazon Web Services, or AWS, for cloud infrastructure hosting and Cloudflare for content delivery and security services, among other third-party providers for payment processing, customer communications, fraud detection, and operational support. Any disruption, deterioration or discontinuation of service from these providers, whether due to system failures, cybersecurity incidents, natural disasters, changes in service terms, price increases, or the termination of our agreements with them, could significantly impair our ability to operate our platform, process transactions, communicate with customers, prevent fraudulent activities, and serve our customers.

We do not control the operation of the facilities of these third-party service providers, and such facilities may be vulnerable to damage or interruption from various sources. In the event of system failures, service disruptions, or termination of relationships with these providers, we may experience difficulties in migrating to alternative providers in a timely and cost-effective manner, or at all. Alternative providers may not be available on commercially reasonable terms, may not provide the same level of service or reliability, or may require significant time and resources to implement. Any transition between providers could result in operational disruptions, data loss, security vulnerabilities, inability to process payments or communicate with customers, or increased costs.

Moreover, if these providers were to change their pricing models, impose usage limitations, modify their service offerings, implement unfavorable terms of service, experience financial difficulties, be acquired by competitors, or cease providing services altogether, our costs could increase substantially and our ability to operate our platform could be materially impaired. Payment processors may also impose restrictions on our business model, hold or freeze funds, terminate their services, or subject us to additional compliance requirements or audits. Communication providers may experience deliverability issues, regulatory restrictions, or service degradation that could impair our ability to send critical transactional messages, ticket confirmations, or security notifications to customers. Fraud prevention systems may fail to detect fraudulent transactions or may generate excessive false positives that harm the customer experience and reduce conversion rates.

Our reliance on a limited number of infrastructure and service providers for critical functions also increases our exposure to concentration risk. Many of these providers serve multiple customers in our industry, and issues affecting their broader customer base could impact our operations. If we are unable to maintain our relationships with our current providers, identify and transition to suitable alternative providers, or effectively manage our vendor relationships and their associated risks, our business, financial condition, and results of operations could be materially and adversely affected.

We may not realize the expected benefits from business development initiatives, partnerships, or acquisitions.

We may pursue partnerships, integrations, and acquisitions to expand our offerings, geographic reach, or capabilities. Identifying, negotiating, integrating, and operating such initiatives involve uncertainties and risks, including regulatory approvals, integration complexity, cultural and systems alignment, retention of key personnel, unanticipated liabilities, and diversion of management attention. If we do not achieve the intended benefits in a timely manner, our business, financial condition and results of operations could be adversely affected.

We may be adversely affected if we are unable to manage the risks associated with the growth of our international operations.

We plan to continue growing our operations in part by continuing to expand our international operations. Accordingly, we are subject to risks associated with doing business internationally, including, but not limited to: complying with a variety of newly applicable, and often changing and/or conflicting, laws and regulations, including those relating to anti-bribery, anti-corruption, anti-money laundering, data protection, and privacy; obtaining required governmental approvals, permits, and licenses; obtaining and enforcing our intellectual property rights; staffing and managing our foreign operations; financial risks such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises, and exposure to foreign currency exchange rate fluctuations; preferences by local consumers for local competitors; and political and economic instability.

We may also have difficulty expanding our business internationally because of the difficulties associated with obtaining local ticket supply and/or limited brand recognition, which could delay or limit the acceptance of our services by ticket buyers, sellers, and partners in new markets and increased marketing and other costs associated with establishing our brand. If we are unable to successfully expand internationally or manage the risks associated therewith, our business, financial condition, and results of operations could be adversely affected.

We may selectively enter into acquisitions, and we may experience operational and financial risks in connection with such acquisitions.

We may selectively seek potential acquisition targets to add complementary companies, products or technologies, such as live event companies, independent venues and regional ticketing platforms. The identification of suitable acquisition targets can be difficult, time-consuming and costly. We may be unable to identify suitable targets for acquisition or make acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully complete the acquisition would depend on a variety of factors, and may include our ability to obtain financing on acceptable terms and requisite government approvals. In connection with future acquisitions, we could take certain actions that could adversely affect our business, including, among other things:

●	using a significant portion of our available cash and cash equivalents;

●	issuing equity securities, which would dilute current shareholders’ percentage ownership;

●	incurring substantial debt, which could restrict our business and operations;

●	incurring or assuming contingent liabilities, known or unknown;

●	incurring amortization expenses related to intangibles; and

●	incurring large accounting write-offs or impairments.

In addition, acquisitions involve inherent risks which, if realized, could adversely affect our business and results of operations, including those associated with:

●	integrating the operations, financial reporting, technologies and personnel of acquired companies, including establishing and maintaining a system of internal controls appropriate for a public company environment;

●	managing geographically dispersed operations;

●	the diversion of management’s attention from other business concerns;

●	the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

●	the potential loss of key employees, customers and strategic partners of acquired companies; and

●	the impact of laws and regulations relating to antitrust at the state, federal and international levels, which could significantly affect our ability to complete acquisitions and expand our business.

We have substantial indebtedness that could adversely affect our financial condition and results of operations.

As of December 31, 2025, we had outstanding bank loans totaling approximately $13.2 million from Banco Estado, Banco Itaú, and Banco Santander. These loans bear interest at rates ranging from approximately 4.69% to 9.77%.

Our indebtedness could have important consequences, including, but not limited to, (i) requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments, reducing funds available for other purposes, (ii) increasing our vulnerability to adverse economic and industry conditions, (iii) limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, (iv) placing us at a competitive disadvantage compared to competitors with less debt, or (v) limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions, or other general corporate purposes.

Our loans are denominated in Chilean pesos and bear variable or fixed interest rates that could be affected by changes in Chilean monetary policy. An increase in interest rates would increase the cost of servicing our debt and could materially affect our financial condition and results of operations. We may not be able to refinance our existing indebtedness on favorable terms, or at all, when it matures. Our failure to comply with the terms of our debt agreements, or to repay or refinance our debt as it becomes due, could have a material adverse effect on our business, financial condition, and results of operations.

We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition, results of operations and prospects.

Our success depends upon the continued service of our senior management team and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. Each of our executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in retaining and motivating our existing employees. The loss of any member of our senior management team or key personnel might significantly delay or prevent the achievement of our business objectives and could harm our business and our relationships.

We face significant competition for qualified personnel, including members of management as well as key engineering, product development, design and marketing personnel. In particular, we face significant competition for talent from other technology and high-growth companies, which include both public and privately held companies. We may not be able to hire new employees quickly enough to meet our needs. To attract top talent, we have had to offer, and believe we will need to continue to offer, competitive compensation and benefits packages. We may also need to increase our employee compensation levels in response to competition. In addition, fluctuations in the price of our securities may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and our employee morale, productivity and retention could suffer, which may adversely affect our business, financial condition, results of operations and prospects.

The success of our operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own ticketing systems and other computer systems and of affiliate and third-party software, computer networks and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to client or customer inquiries and generally maintain cost-efficient operations. Similarly, due to our reliance on a network of technology systems, many of which are outside of our control, changes to interfaces upon which we rely or a reluctance of our counterparties to continue supporting our systems could lead to technology interruptions. Such interruptions could occur by virtue of natural disaster, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions. Failure of our own or any affiliated third-party software infrastructure or systems may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing our services.

While we have backup systems for certain aspects of our operations, disaster recovery planning by its nature cannot be sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

Cybersecurity risks, data loss or other breaches of our network security may adversely affect our business and results of operations, if our information technology systems, or those of third parties with whom we conduct business, are compromised, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, or litigation.

Due to the nature of our business, we process, store, use, transfer and disclose certain personal or sensitive information about our customers and employees. Penetration of our network or other misappropriation or misuse of personal or sensitive information and data, including credit card information and other personal information, could cause interruptions in our operations and subject us to increased costs, litigation, inquiries and actions from governmental authorities, and financial or other liabilities.

We rely on third parties to process certain information in a variety of contexts (e.g., cloud-based infrastructure, encryption technology, and employee email) and to provide certain hardware, software, and applications. These third parties’ information technology systems are subject to similar threats, and our ability to monitor their security practices is limited. If any of these third parties were to suffer a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if a third party fails to satisfy its privacy- or security-related obligations to us, any award, assuming we are able to recover it, may be insufficient to cover our damages. Any future business acquisitions could also increase our exposure to these threats if our systems were negatively affected by vulnerabilities in an acquired entity’s systems.

Further, ransomware attacks, and other security breaches are becoming increasingly prevalent and severe. The inability to protect information could lead to increased incidents of ticketing fraud and counterfeit tickets, significant interruptions in our operations, loss of data and income, reputational loss, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments. Such incidents may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

Although we have devoted significant resources to the development of systems, practices, and policies designed to detect, mitigate, and remediate vulnerabilities in our information technology systems, protect against potential cybersecurity threats and their consequences, and protect customer and employee information and to prevent security breaches or incidents, such measures cannot provide absolute security or certainty. It is possible that advances in threat actor capabilities, new variants of malware, the development of new penetration methods and tools, inadvertent violations of company policies or procedures or other developments could result in a compromise of customer or employee information or a breach of the technology and security processes that are used to protect customer and employee information. We also cannot expect that we will not experience delays in developing and deploying remedial measures designed to address identified vulnerabilities. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

If we fail to adequately protect or enforce our intellectual property rights, our competitive position and our business could be adversely affected.

Our proprietary technologies and information, including our software, informational databases and other components that make our services and platform, are critical to our success, and we seek to protect our technologies and information through a combination of intellectual property rights, including trademarks, domain names, and trade secrets, as well as through contractual restrictions with employees, clients, suppliers, affiliates and others. Despite our efforts, the steps we take to obtain, maintain, protect and enforce our intellectual property rights may be inadequate, and it may be possible for third parties to copy or otherwise obtain and use our intellectual property without authorization. In addition, third parties may independently and lawfully develop technologies and platforms substantially similar to ours or design around our intellectual property rights.

We seek to protect our trade secrets and proprietary know-how and technology methods through confidentiality agreements and other access control measures. While we generally enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with any parties with whom we share confidential information, we cannot assure you that these agreements will be effective in controlling access to, or preventing unauthorized distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. These agreements may be breached, and we may not have adequate remedies for any such breach. Policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming.

Failure to protect our technology or our intellectual property in a meaningful manner could result in erosion of our brand name or other intellectual property and could adversely affect our business, financial condition and results of operations. We may be required to spend significant resources to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

Our platform, services or processes could be subject to claims of infringement of the intellectual property of others.

We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. Our success depends, in part, on our ability to develop and commercialize our platform and services without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware if our platform is infringing, misappropriating, or otherwise violating third-party intellectual property rights, and third parties may bring claims alleging such infringement, misappropriation or violation.

With respect to any intellectual property rights claim, we may have to seek a license to continue operations found to be in violation of such rights, which may not be available on favorable or commercially reasonable terms, if at all, and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its intellectual property on commercially reasonable terms, or at all, we may be required to develop, acquire or license alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to offer our affected platform features), effort and expense and may ultimately not be successful. Any of these events would adversely affect our business, financial condition and results of operations.

Intellectual property claims, whether or not successful, could divert management’s time and attention away from our business and harm our reputation and financial condition. In addition, the outcome of litigation is uncertain, and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to rebrand, redesign or reengineer our platform, products or services, and/or effectively block or otherwise impair our ability to effectively distribute, market or sell our products and services.

We are subject to political, economic, regulatory, and social risks inherent in operating a ticketing platform in Chile.

Operating in Chile exposes us to a range of country-specific risks that could adversely affect event demand, our transaction volumes, refund liabilities, operating costs, and our financial condition. Chile has experienced periods of social unrest, nationwide demonstrations, and policy uncertainty in recent years, including intermittent labor actions and disruptions to transport and public services. Any resurgence of social or political instability, constitutional or legislative changes, or shifts in public policy, such as tax reforms, labor rules, consumer protection measures, financial sector regulation, or digital platform oversight, could depress consumer confidence, lead organizers to postpone or cancel events, constrain venue operations, or increase our compliance and operating costs.

Macroeconomic conditions, including inflation, interest rate volatility, and fluctuations in the Chilean peso relative to the U.S. dollar, can impact discretionary spending on entertainment, as well as our pricing, settlement costs, and working capital needs. Changes in foreign exchange controls, cross-border settlement practices, or banking liquidity could affect the timing and cost of remittances to event organizers and refunds to end customers. Moreover, Chile’s competition and consumer protection authorities actively enforce consumer rights, including with respect to cancellation policies, refund practices, pricing transparency, advertising standards, subscription renewals, and disclosure of fees. Regulatory developments or enforcement trends, such as stricter requirements from Servicio Nacional del Consumidor, or SERNAC, Chile’s consumer protection agency, or sector-specific rules on ticketing, resale, bots, or anti-scalping, could require changes to our platform functionality, terms and conditions, and merchant practices, potentially resulting in higher chargebacks, penalties, or class-wide consumer remedies. Any perceived shortcomings in our customer service, refund handling during force majeure events, or clarity of disclosures could also trigger investigations, administrative actions, or reputational harm.

Our business is also vulnerable to sector-specific risks in live events. Event calendars are sensitive to artist availability, promoter financing, venue permits, public health considerations, and municipal restrictions (including noise, safety, and capacity limits). Cancellations or material changes in line-ups, schedules, seating, or capacity may increase refund obligations and reduce fee revenue. Chile can be prone to natural disasters, including earthquakes, wildfires, floods, volcanic activity, and severe weather. Such events can damage infrastructure, interrupt transportation and communications, and force postponements or cancellations across multiple venues and cities simultaneously, leading to spikes in customer support volumes, higher operational costs, and elevated refund and chargeback rates. Insurance carried by us, organizers, or venues may be insufficient or inapplicable in certain scenarios, and recovery under indemnities may be delayed or disputed.

Exchange rate fluctuations could negatively affect our financial condition.

Although we operate globally, our consolidated financial statements are presented in U.S. dollars. In addition to conducting business in Chile, we operate throughout North and South America. Therefore, we have revenues and expenses denominated in Chilean pesos and U.S. dollars, among others. As a result, our business and share price may be affected by fluctuations between the Chilean peso and the U.S. dollar and the U.S. dollar and the currencies of the other countries in which we operate, which may have a significant impact on our reported results of operations and cash flows from period to period.

Inflation may adversely affect our business, financial condition and results of operations.

The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, weakening exchange rates and other similar effects. Inflation can adversely affect us by affecting our costs as well as corporate spending and discretionary consumer spending as a result of inflation’s impact on unemployment rates, interest rates, wages, fuel prices and tax law changes, among others. While we do not believe that inflation has had a material impact on our financial condition or results of operations to date, we have experienced, and continue to experience, increases in the prices of labor and other costs of doing business. To the extent we take measures to mitigate the impact of inflation, these measures may not be effective and our business, financial condition and results of operations could be adversely affected.

We may be required to collect additional sales taxes or be subject to other indirect tax liabilities in various jurisdictions, which could adversely affect our results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to our business is complex and an evolving issue. Many of the statutes and regulations that impose these taxes were established before the adoption and growth of the internet and e-commerce. An increasing number of jurisdictions are considering or have adopted laws or administrative practices that impose new tax measures, including revenue-based taxes, such as digital services taxes or online sales taxes, targeting social media marketplaces and online marketplaces. We may be subject to additional tax liabilities and related interest and penalties due to changes in indirect and non-income based taxes, including sales, consumption, value-added or other taxes on online marketplaces, resulting from changes in U.S. federal, state, local or international tax laws, administrative interpretations, decisions, policies and positions, results of tax examinations, settlements or judicial decisions, changes in accounting principles and changes to our business operations, as well as evaluation of new information that results in a change to a tax position taken in prior periods. The interpretation and implementation of these new or revised taxes could have an adverse impact on our business, financial condition and results of operations.

For example, the U.S. Supreme Court held in South Dakota v. Wayfair that a U.S. state may require an online retailer to collect sales tax imposed by the state for online sales, even if the retailer has no physical presence in that state, thus permitting a wider enforcement of such sales tax collection requirements. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes could result in substantial additional tax liabilities, including taxes on past sales, as well as penalties and interest and additional administrative expenses and/or limits on the scope of our business activities if we decide not to conduct business in particular jurisdictions, all of which could adversely affect our business, financial condition or results of operations.

Industry and other market data used in this prospectus or in periodic reports that we may file in the future with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus includes or refers to, and periodic reports that we may in the future file with the SEC may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current products. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Risks Related to Government Regulation and Being a Public Company

We are subject to extensive governmental regulation, and we may be adversely affected if we fail to comply with applicable laws and regulations.

Our operations are subject to federal, state, local, and international laws and regulations governing key aspects of our business such as advertising, anti-bribery, anti-corruption, anti-money laundering sanctions and export controls, competition, consumer protection, data protection, advertising and marketing, pricing and fee disclosure, unfair competition, ticketing and resale, accessibility, event safety and capacity, payments and money transmission, e-commerce, fantasy sports, intellectual property, sports gaming, ticketing, ticket resale, and unfair business practices. While we strive to conduct our business and operations in compliance with all applicable laws and regulations, there can be no assurance that a particular law or regulation will not be interpreted or enforced in a manner contrary to our understanding of it. These rules are frequently updated and can be interpreted inconsistently across jurisdictions. The promulgation of new and sometimes conflicting laws and regulations, as well as changes to existing laws and regulations or their interpretation, can make compliance more complex, costly, and challenging. Non-compliance, alleged non-compliance, or changes in law could result in investigations, inquiries, litigation, proceedings, and/or fines against us by governmental authorities and/or private actions brought by individuals which, if material, could adversely affect our business, financial condition, and results of operations.

Our failure to comply with existing laws, rules and regulations as well as changing laws, rules and regulations and other legal uncertainties, including as a result of lobbying by artists, teams and promoters, could adversely affect our business, financial condition and results of operations.

Artists, teams and promoters may attempt to disrupt the ticketing market through lobbying for such restrictions regarding ticketing policies or partnering with other ticketing marketplaces on an exclusive basis. Our failure to comply with these laws and regulations could result in fines and/or proceedings against us by governmental agencies and/or consumers, which, if material, could adversely affect our business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations that restrict or otherwise unfavorably impact the ability or manner in which we participate in the ticketing marketplace industry would require us to change certain aspects of our business, operations and buyer and seller relationships to ensure compliance, which could decrease demand for services, reduce revenue, increase costs and/or subject us to additional liabilities or limit or inhibit our ability to operate, or our users’ ability to continue to use, our platform. For example, New York amended its Arts and Cultural Affairs Law to require additional disclosures by ticket marketplaces and restricted a ticket marketplace’s ability to charge fees for the e-delivery of tickets.

Our platform might be used for illegal or improper purposes, all of which could expose us to additional liability, damage our brands and reputation, and harm our business.

Our platform remains susceptible to potentially illegal or improper uses by clients or customers. Illegal or improper uses of our platform may include money laundering, terrorist financing, drug trafficking, illegal online gaming, other online scams, illegal sexually oriented services, phishing and identity theft, prohibited sales of pharmaceuticals, fraudulent sale of goods or services, posting of unauthorized intellectual property, unauthorized uses of credit and debit cards or bank accounts and similar misconduct. Clients or customers may also encourage, promote, facilitate or instruct others to engage in illegal activities. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot guarantee that these measures will stop all illegal or improper uses of our platform. Our business could be harmed if clients or customers use our system for illegal or improper purposes, which may expose us to liability as well as damage our brands and reputation, resulting in harm to our results of operations and future prospects. At the same time, if the measures we have taken to guard against these activities are too restrictive and inadvertently screen proper transactions, or if we are unable to apply and communicate these measures fairly and transparently, or if we are perceived to have failed to do so, this could diminish the experience of clients and customers, which could harm our business, financial condition, results of operations and future prospects.

Due to the risk of our platform being used for illegal or illicit activity, any perceived or actual breach of compliance by us with respect to anti-money laundering, or AML, laws, rules and regulations, including the Bank Secrecy Act, USA Patriot Act and Title 18 U.S.C. Sections 1956-57 and 1960, could have a significant impact on our business. Many states have their own additional AML and money transmitter regulatory regimes and interpretations and applications of those legal principles are complex and varied. If the federal government or any state government took the position that we were a money services business or money transmitter, they could require us to register as such and obtain money transmitter licenses. Furthermore, should a federal or state regulator make a determination that we have operated as an unlicensed money services business or money transmitter, we could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences, all of which may have an adverse effect on our business, financial condition and results of operations.

Our processing of personal data and other sensitive information could give rise to liabilities as a result of governmental regulation, litigation, and conflicting legal requirements, including those relating to personal privacy rights.

In the ordinary course of business, we collect, receive, store, protect, use, transmit, share, and dispose of, or process, personal data and other sensitive information. These activities subject us to numerous federal, state, and international laws and regulations, industry standards, external and internal privacy and security policies, and contractual requirements addressing privacy, data protection, and the processing of such data and information.

We conduct operations in Chile and are therefore subject to Chilean privacy and data protection laws and evolving regulatory expectations. Chile’s Law No. 19.628 on the Protection of Private Life and related regulations which impose obligations regarding the lawful processing of personal data, including requirements to obtain consent or rely on other legal bases, to provide transparency to data subjects, and to respect data subject rights such as access, rectification, and deletion. Chilean authorities and courts have increasingly scrutinized the collection and use of personal data, including through consumer protection and constitutional actions, which may expose us to investigations, injunctions, damages, or other remedies. Chile is advancing a comprehensive reform of its data protection framework that, if enacted, is expected to establish a dedicated data protection authority, expand data subject rights, introduce enhanced accountability obligations (such as data protection impact assessments, vendor and cross-border transfer safeguards, and potentially mandatory breach notifications within defined timeframes), and increase penalties for violations. Any such reform could materially heighten our compliance and enforcement costs, particularly with respect to our processing of customer information (including identifiers, contact details, purchase histories, device and geolocation data, and payment-related data), our use of tracking technologies and targeted advertising, and our reliance on service providers and cloud infrastructure located outside Chile. Failure to comply with current or future Chilean data protection requirements, or to adapt promptly to changes in law or regulatory guidance, could result in government investigations, administrative sanctions, litigation, and reputational harm, and could adversely affect our financial condition and results of operations.

We operate internationally, which may subject us to additional liabilities in jurisdictions outside of Chile. U.S. federal and local governments have adopted a variety of data protection measures and security legislation, including laws relating to personal data privacy and data breach notification. Certain U.S. states also separately impose strict requirements on the processing of personal data, such as conducting data privacy impact assessments, and provide statutory fines for non-compliance. For example, the California Consumer Privacy Act, or the CCPA, applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. These and any future similar laws are likely to increase our compliance costs and overall risk, particularly when they have conflicting requirements, and may require us to further modify our data processing practices and policies There has also been a noticeable uptick in class action litigation in the United States in which plaintiffs have utilized a variety of laws, including the Video Privacy Protection Act of 1988, state wiretapping laws, and other privacy laws and regulations, in relation to the use of tracking technologies such as cookies and pixels. This trend may lead legislatures to consider responsive regulation. These practices are also subject to increased challenges by class action plaintiffs. Our inability or failure to obtain consent for these practices could result in adverse consequences, including class action litigation and mass arbitration demands.

Additionally, certain European jurisdictions, including the United Kingdom, have enacted laws requiring that personal data be localized or limiting the transfer thereof to other jurisdictions. Other jurisdictions have adopted or may adopt similar data localization and/or cross-border data transfer restrictions. Although there are various mechanisms that may be used to transfer personal data out of the United Kingdom and the European Economic Area, or the EEA, in compliance with these restrictions, they are subject to legal challenges and there can be no assurance that we can satisfy or rely on them. If there were no lawful manner for us to transfer personal data from the United Kingdom or the EEA to other jurisdictions, or if the requirements for doing so become too onerous, we could face adverse consequences, including the interruption of our operations, the need to relocate our data processing activities, and penalties such as fines and injunctions. In addition, companies that transfer personal data out of the United Kingdom and the EEA have faced increased scrutiny from regulators and litigants, and certain of such companies have been ordered by European regulators to suspend or cease certain such data transfers for allegedly violating the European General Data Protection Regulation’s, or the GDPR’s, cross-border data transfer restrictions.

Unfavorable outcomes in legal, regulatory and business disputes and proceedings, as well as unfavorable legislation, may adversely affect our business, financial condition and results of operations.

Our results may be affected by the outcome of pending and future governmental/regulatory investigations and litigation. Unfavorable rulings in our legal proceedings may have an adverse impact on us that may be significant depending on the nature of the rulings. In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. Even if we adequately address issues raised by any potential investigation or proceeding, or if we are able to successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

In addition to concerns related to network and data security, the collection, transfer, use, disclosure, security and retention of personal data or sensitive information and other user data are governed by existing and evolving federal, state and international laws, as described above. We have expended significant capital and other resources to keep abreast of the evolving privacy landscape. However, due to the changes in the data privacy regulatory environment, we may incur additional costs and challenges to our business that restrict or limit our ability to collect, transfer, use, disclose, secure or retain personal data or sensitive information. These changes in data privacy laws may require us to modify our current or future services, programs, practices or policies, which may in turn impact the services available to our customers.

Additionally, some geographic markets regulate the secondary ticket market, such as by setting maximum resale prices, and any further regulation or unfavorable legislative outcomes imposing additional restrictions on ticket resales may adversely affect our industry and our business, financial condition and results of operations.

We operate in international markets and are subject to risks associated with the legislative, judicial, accounting, regulatory, political and economic conditions specific to such markets, which could adversely affect our business, financial condition and results of operations.

We provide services in various jurisdictions around the world, and we expect to continue to expand our international presence. We face, and expect to continue to face, additional risks in the case of our existing and future international operations, including:

●	compliance with different (and sometimes conflicting) laws and regulatory standards related to payment processing and money transmission;

●	limitations on the enforcement of intellectual property rights, including limitations and challenges with enforcing online “clickwrap” agreements, across multiple jurisdictions;

●	adverse tax consequences due both to the complexity of operating across multiple tax regimes as well as changes in, or new interpretations of, international tax treaties and structures;

●	expropriations of property and risks of renegotiation or modification of existing agreements with governmental authorities;

●	diminished ability to legally enforce our contractual rights across jurisdictions;

●	limitations on technology infrastructure, which could limit our ability to migrate international operations to a common ticketing system; and

●	difficulties in managing operations and adapting to consumer desires due to distance, language and cultural differences.

While our ability to expand our international operations into new jurisdictions or further into existing jurisdictions will depend on limitations by federal, state and local statutes, rules, regulations, policies and procedures, such expansions will also depend in significant part, on our ability to identify potential acquisition candidates, joint venture or other partners, and enter into arrangements with these parties on favorable terms, as well as our ability to make continued investments to maintain and grow existing international operations. If the revenue generated by international operations is insufficient to offset expenses incurred in connection with the maintenance and growth of these operations, our business, financial condition and results of operations could be adversely affected.

Our business also must be conducted in compliance with applicable economic and trade sanctions laws and regulations. Investigations of alleged violations can be expensive and disruptive. While we have implemented and continue to implement compliance measures and controls, including geoblocking and other restricted party screening measures as well as policies and procedures to promote and achieve compliance with economic and trade sanctions laws, we may have been in the past and could in the future be, in violation of such laws particularly as the scope of such laws may be unclear and subject to changing interpretations. Despite our compliance efforts and activities, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could adversely affect our reputation, business, financial condition and results of operations.

We operate in non-U.S. markets and are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, as well as anti-corruption laws and regulations in other countries. Violations of these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

We may be or become subject to various United States and non-U.S. anti-corruption laws, or Anti-Corruption Laws, including the FCPA and Chile’s Law No. 20.393 on criminal responsibility of legal entities. These laws generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments of cash (or anything else of value) to government officials and other persons in order to obtain or retain business. Our business operations also must be conducted in compliance with applicable economic sanctions laws and regulations, or Trade Controls, including rules administered by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United States Department of Commerce, the United Nations Security Council and other relevant authorities.

We strive to conduct our business activities in compliance with applicable Anti-Corruption Laws and Trade Controls, and we are not aware of issues of historical noncompliance. However, we cannot guarantee full compliance currently or in the future. Violations of Anti-Corruption Laws or Trade Controls, or even allegations of such violations, could result in civil or criminal penalties, as well as adversely affect our business, financial condition and results of operations. Further, changes to the applicable laws and regulations, and/or significant business growth, may result in the need for increased compliance-related resources and costs.

The requirements of being a public company may strain our resources.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the listing standards of NYSE American. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. Management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

The Exchange Act requires that we file annual and other material reports with respect to our businesses, financial condition, and results of operations. In addition, we must establish the corporate infrastructure necessary for operating a public company, which may divert our management’s attention from implementing our growth strategy, which could delay or slow the implementation of our business strategies, and in turn, negatively impact our financial condition and results of operations.

Our internal controls over financial reporting currently may not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report on Form 20-F following the completion of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation through the implementation of new internal controls and procedures and hiring accounting or internal audit staff. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to certify as to the adequacy of our internal controls over financial reporting.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby be required to restate our financial statements or otherwise be subject to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under future financing arrangements. If we fail to meet our public reporting obligations, investors could lose confidence in us and the reliability of our financial statements, which could have a negative effect on the trading price of our Ordinary Shares. Confidence in the reliability of our financial statements also could suffer if we report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our Ordinary Shares.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of NYSE American and other applicable securities rules and regulations impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that we will need to hire additional accounting, finance and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Securities

An active trading market for our Ordinary Shares may not develop and the trading price may fluctuate significantly.

Prior to the completion of this offering, there has been no public market for our Ordinary Shares, and we cannot assure you that a liquid public market will develop. We have applied to list our Ordinary Shares on NYSE American under the symbol “TP”. The closing of this offering is contingent upon such listing. Although we anticipate our Ordinary Shares being approved for listing on NYSE American, an active trading market for our Ordinary Shares may never develop or be sustained following this offering. The initial public offering price for our Ordinary Shares will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the Ordinary Shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration.

We may not be able to maintain a listing of our Ordinary Shares on NYSE American.

Assuming that our Ordinary Shares are listed on NYSE American, we must meet certain financial and liquidity criteria to maintain such listing. If we violate NYSE American’s listing requirements, or if we fail to meet any of NYSE American’s listing standards, our Ordinary Shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Ordinary Shares from NYSE American may materially impair our shareholders’ ability to buy and sell our Ordinary Shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Ordinary Shares.

If our Ordinary Shares are delisted from NYSE American, we expect our Ordinary Shares would be quoted on an over-the-counter market. If this were to occur, our shareholders could face significant material adverse consequences, including limited availability of market quotations for the Ordinary Shares and reduced liquidity for the trading of the Ordinary Shares. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. The delisting of our Ordinary Shares could therefore significantly impair our ability to raise capital and the value of your investment.

Our operating results and share price may be volatile, and the market price of our Ordinary Shares after this offering may drop below the price you pay.

Our operating results are likely to fluctuate in the future as a publicly traded company. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. You may not be able to resell your shares at or above the initial public offering price or at all. Our operating results and the trading price of our Ordinary Shares may fluctuate in response to various factors, including:

●	market conditions in the broader stock market;

●	actual or anticipated fluctuations in our financial and operating results;

●	introduction of new products or services by us or our competitors;

●	issuance of new or changed securities analysts’ reports or recommendations;

●	changes in debt ratings;

●	results of operations that vary from expectations of securities analysts and investors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	strategic actions by us or our competitors;

●	announcement by us, our competitors, or our vendors of significant contracts or acquisitions;

●	sales, or anticipated sales, of large blocks of our Ordinary Shares;

●	additions or departures of key personnel;

●	regulatory, legal, or political developments;

●	public response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation and governmental investigations;

●	changing economic conditions;

●	changes in accounting principles; and

●	other events or factors, including those from natural disasters, pandemics, wars, acts of terrorism, or responses to these events.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our Ordinary Shares to fluctuate substantially. While we believe that operating results for any particular period are not necessarily a meaningful indication of future results, fluctuations in our operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes brought securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Ordinary Shares may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed above under “—Our operating results and share price may be volatile, and the market price of our Ordinary Shares after this offering may drop below the price you pay,” our Ordinary Shares may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the relevant company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Ordinary Shares may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. In addition, investors in our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase our Ordinary Shares prior to any price decline.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, if they adversely change their recommendations regarding our Ordinary Shares, or if our operating results do not meet their expectations or any financial guidance we may provide, the trading price or trading volume of our Ordinary Shares could decline.

The trading market for our Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our Ordinary Shares, changes their opinion of our Ordinary Shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Ordinary Shares could decrease and we could lose visibility in the financial markets, which could cause our Ordinary Shares and trading volume to decline. In addition, we may be expected to provide various measures of financial guidance, and, if we do not meet any financial guidance that we may provide to the public, if we do not meet expectations of securities analysts or investors, or if our guidance is misunderstood by securities analysts or investors, the trading price of our Ordinary Shares could decline significantly. Our operating results may fluctuate significantly from period to period as a result of changes in a variety of factors affecting us or our industry, many of which are difficult to predict. As a result, we may experience challenges in forecasting our operating results for future periods.

We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.

Our board will have broad discretion in applying the net proceeds of this offering and investors will be relying on our judgment regarding the application of the net proceeds of this offering. See “Use of Proceeds.” Pending their use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Based on our planned use of the net proceeds of the offering and our current cash, cash equivalents and current financial assets, we estimate that such funds will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. The failure by our management to apply these funds effectively could harm our business and financial condition.

We have never paid cash dividends on our securities and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our Ordinary Shares to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Ordinary Shares. Accordingly, investors must be prepared to rely on sales of their Ordinary Shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Ordinary Shares. A Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

You will incur immediate and substantial dilution as a result of this offering.

If you purchase shares in this offering, you will pay more for your Ordinary Shares than the amount paid by our existing shareholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $7.80 per share to new investors purchasing our shares in this offering if the maximum number of shares being offered are sold, assuming a public offering price of $8.00 per share. For more information on the dilution you may suffer as a result of investing in this offering, see the section of this prospectus titled “Dilution.”

A significant portion of our Ordinary Shares may be sold into the public market in the near future, which could cause the market price of our Ordinary Shares to drop significantly, even if our business is doing well.

Future sales of our Ordinary Shares in the public market after this offering and the availability of Ordinary Shares for future sale could adversely affect the market price of our Ordinary Shares prevailing from time to time. Certain of our Ordinary Shares currently outstanding will not be available for sale shortly after this offering due to contractual restrictions on transfers of our Ordinary Shares under certain lock-up agreements. Upon the expiration of these lock-up agreements, Ordinary Shares will be eligible for sale 180 days after the date of this prospectus, provided that Ordinary Shares held by our affiliates will remain subject to volume, manner of sale, and other resale limitations set forth in Rule 144 under the Securities Act, or Rule 144. Furthermore, we are authorized to issue up to 300,000,000 Ordinary Shares, of which 12,064,525 shares will be outstanding following this offering. We will no longer be restricted under the terms of our underwriting agreement from issuing or offering additional Ordinary Shares after 180 days following the date of this prospectus. Sales of substantial numbers of Ordinary Shares, or the perception that these sales could occur, could adversely affect prevailing market prices for our Ordinary Shares and could impair our future ability to raise equity capital.

In addition, the Ordinary Shares subject to our 2026 Plan and the Ordinary Shares reserved for future issuance and delivery under the 2026 Plan will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Following this offering, we intend to file one or more registration statements on Form S-8 with the SEC, covering our Ordinary Shares available for future issuance under the 2026 Plan. Upon effectiveness of such registration statements, any Ordinary Shares subsequently issued under such 2026 Plan will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of the Ordinary Shares issued under the 2026 Plan in the public market could have an adverse effect on the market price of our Ordinary Shares. If these additional Ordinary Shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Ordinary Shares could decline substantially.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs and the rights of shareholders are governed by our amended and restated memorandum and articles of association, by the Cayman Companies Act and the common law of the Cayman Islands. We will also be subject to the U.S. securities laws. The rights of shareholders to take action against our directors and us, actions by minority shareholders and the fiduciary duties and other responsibilities of our directors to us under Cayman Islands law are governed by our amended and restated memorandum and articles of association, by the Cayman Companies Act and by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands (as compared to the U.S. law) as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal, are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary and other duties of our directors under Cayman Islands law are broadly similar to those in other common law jurisdictions, but there may be differences from what they would be under the statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, if shareholders want to proceed against us outside of the Cayman Islands, they will need to demonstrate that they have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

We have been advised by Mourant Ozannes (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign money judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board or controlling shareholders than they would as public shareholders of a United States company.

You will be unable to call, or present proposals before, annual general meetings or extraordinary general meetings.

The Cayman Companies Act does not provide shareholders with any general right to requisition a general meeting or to put any proposal before a general meeting. Although these rights may be provided in a company’s articles of association, our amended and restated articles of association do not include these rights. Accordingly, you will not have the right to requisition a general meeting or present proposals for consideration at a general meeting.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring beneficial owners of more than 10% of a foreign private issuer’s equity securities who are not directors or officers to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under Regulation FD governing selective disclosure rules of material nonpublic information.

Upon the completion of this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we may publish our results on a quarterly basis as press releases, distributed pursuant to the listing rules of the exchange on which our securities are listed. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to rely on exemptions from certain NYSE American corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of NYSE American by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country, the Cayman Islands, in lieu of certain corporate governance requirements of NYSE American. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act); or

●	have a compensation committee and a nominating committee to be comprised solely of “independent directors”.

We do not plan to take advantage of the above home country exemptions; however, we may choose to in the future. We do intend to rely on Cayman Islands corporate governance practices in lieu of NYSE American corporate governance requirements regarding the issuance of quarterly earnings statements and shareholder approval requirements prior to certain securities issuances, to the extent permitted under Section 110 of the NYSE American Company Guide and other applicable exemptions for foreign private issuers. See “Prospectus Summary—Implications of Being a Foreign Private Issuer” for more information. Accordingly, now and in the future, you may not have the same protections afforded to shareholders of other companies that are subject to these NYSE American requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if we fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if more than 50% of our securities are held by U.S. residents and more than 50% of either our directors or executive officers are residents or citizens of the United States, we could lose our foreign private issuer status.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we may incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material Income Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act. As a result, we will be permitted to, and intend to, rely on provisions providing for certain exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of an emerging growth company’s internal control over financial reporting. However, because our financial statements are prepared in accordance with IFRS, we are not eligible to take advantage of Section 107 of the JOBS Act which provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Since our financial statements are prepared in accordance with IFRS as issued by the IASB, they may not be comparable to those of companies that comply with US GAAP accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our Ordinary Shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Ordinary Shares.

As a “controlled company” under the rules of NYSE American, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under NYSE American’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a nominating committee comprised solely of independent directors.

Yethro Dinamarca Santelices, a member and the Chair of our board of directors, owns 7,756,267 of our outstanding Ordinary Shares, which amounts to 76.1% of total voting power before this offering. Following this offering, taking into consideration the Ordinary Shares expected to be offered hereby and assuming that the underwriters do not exercise the over-allotment option, and certain restricted share unit grants that we expect to make in connection with the 2026 Plan upon the closing of this offering and restricted share grants we expect to make upon the closing of this offering, even if 100% of such shares are sold, Yethro Dinamarca Santelices will retain controlling voting power in our company based on having approximately 61.7% of all voting rights. As a result, we will be a “controlled company” under NYSE American’s rules.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future if we are a controlled company after this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price.

Certain of our major shareholders may have interests that are different from the interests of our other shareholders.

Certain of our major shareholders may have interests that are different from, or are in addition to, the interests of our other shareholders. In particular, Yethro Dinamarca Santelices, a member and the Chair of our board of directors, may be deemed to beneficially own approximately 61.7% of the total voting power of our issued and outstanding shares after giving effect to this offering and certain equity grants we expect to make upon the closing of this offering and Chien-Fu Chen Chen, our Chief Executive Officer and a member of our board of directors, may be deemed to beneficially own approximately 17.8% of the total voting power of our issued and outstanding shares after giving effect to this offering and certain equity grants we expect to make upon the closing of this offering. There may be real or apparent conflicts of interest with respect to matters affecting such shareholders and their affiliates whose interests in some circumstances may be adverse to our interests. For so long as such shareholders continue to own a significant percentage of the voting power of our Ordinary Shares, they will be able to control the outcome of most of the matters requiring shareholder approval, including the election of our board and, through our board, decision-making with respect to our business direction and policies, including the appointment and removal of our officers; mergers, de-mergers and other significant corporate transactions or changes of control of our company; changes to our amended and restated memorandum and articles of association; and our capital structure. Accordingly, for such period of time, they will have significant influence with respect to our management, business plans and policies. The concentration of ownership could deprive you of an opportunity to receive a premium for your Ordinary Shares as part of a sale of our company and ultimately might affect the market price of our Ordinary Shares.

If our Ordinary Shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on NYSE American or another national securities exchange and if the price of our Ordinary Shares is less than $5.00, our Ordinary Shares could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Ordinary Shares, and therefore shareholders may have difficulty selling their shares.

We will indemnify our directors and officers and may incur associated additional operating costs and liabilities.

We, as a Cayman Islands exempted company, may indemnify our directors or officers and those of members of our corporate group, except with regard to actual fraud, willful default or willful neglect. We have or will enter into indemnification agreements with our and our corporate group members’ directors and officers, pursuant to which we may agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer. We may also maintain directors’ and officers’ liability insurance policies. We may therefore incur liability from the acts and omissions of our and our corporate group members’ directors and officers.

Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Our post-offering amended and restated memorandum and articles of association (our “amended and restated memorandum and articles of association”) provide that the courts of the Cayman Islands will be the exclusive forums for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our amended and restated memorandum and articles of association, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in our amended and restated memorandum and articles of association will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Our amended and restated memorandum and articles of association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our amended and restated memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

Cayman Islands economic substance requirements may affect our business and operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (as amended) (the “Substance Act”) imposes certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which we need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. Based on the current interpretation of the Substance Act, we believe that our Company is a pure equity holding company as it only holds equity participations in other entities and only earns dividends and capital gains. Accordingly, for so long as our company is a “pure equity holding company”, it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Cayman Companies Act; and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there is no assurance that we will not be subject to additional requirements under the Substance Act. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our projected revenues, profits, earnings and other estimated financial information;

●	our ability to secure additional funding necessary for the expansion of our business;

●	the growth of and competition trends in our industry;

●	our expectations regarding the popularity, demand for, and market acceptance of, our products and of our platform;

●	our ability to maintain strong relationships with our customers, clients and service suppliers;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts, commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $13.1 million from this offering (or approximately $15.2 million if the underwriters exercise the over-allotment option in full), based on the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus.

We intend to use the net proceeds from this offering as follows:

●	approximately 25% of the net proceeds for continued development and maintenance of our platform and related products and services, including investments in our ticketing infrastructure, payment processing capabilities, and data analytics systems;

●	approximately 40% of the net proceeds for international expansion and strategic acquisitions, including potential acquisitions of complementary ticketing businesses, venue management systems, or technology companies, subject to negotiation, due diligence, and customary closing conditions; however, the Company has not yet entered into any agreements, commitments, or understandings with respect to any particular acquisition, and there can be no assurance that the Company will identify or consummate any acquisition;

●	approximately 20% of the net proceeds for sales and marketing, including initiatives to accelerate customer acquisition and expand our presence across existing and new markets (including, without limitation, Latin America, North America, and Europe); and

●	approximately 15% of the net proceeds for working capital and general corporate purposes.

Each $1.00 increase or decrease in the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $1.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Securities—We have broad discretion in the use of the net proceeds from the offering and may not use them effectively.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our Ordinary Shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. Under our amended and restated memorandum and articles of association, each Ordinary Share will be entitled to dividends, pari passu, if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preferred shares. See also “Risk Factors—Risks Related to This Offering and Ownership of Our Securities—We have never paid cash dividends on our securities and do not intend to pay dividends for the foreseeable future.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2025:

(1)	on an actual basis;

(2)	on a pro forma basis to give effect to (i) the redesignation of all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis on March 16, 2026, (ii); the issuance of 55,555 restricted share units under the 2026 Plan upon the consummation of this offering, and (iii) the issuance of 454,537 Ordinary Shares for services upon the consummation of this offering; and

(3)	on a pro forma as adjusted basis to reflect the pro forma adjustment as described above and the sale of 1,875,000 shares by us in this offering at the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, resulting in net proceeds to us of $13,100,000 after deducting (i) underwriter commissions, discounts, and non-accountable expenses of $1,200,000 and (ii) our estimated other offering expenses of $700,000 (assuming the over-allotment option is not exercised).

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$3,980,838	$3,980,838	$17,080,838
Total long-term obligations	10,437,280	10,437,280	10,437,280
Non-current payables to related parties	2,552,433	2,552,433	2,552,433
Shareholders’ equity:
Ordinary shares of par value of $0.0001 each; 300,000,000 shares authorized, 10,189,525 shares issued and outstanding	-	35,051	35,239
Class A ordinary shares of par value of $0.0001 each; 250,000,000 shares authorized, 189,525 shares issued and outstanding	5,000	-	-
Class B ordinary shares of par value of $0.0001 each; 50,000,000 shares authorized, 10,000,000 shares issued and outstanding	30,000	-	-
Other reserves	3,258,649	7,339,334	20,439,146
Accumulated other comprehensive income	109,137	109,137	109,137
Accumulated earnings	2,243,909	(1,392,387)	(1,392,387)
Total shareholders’ equity	5,646,695	6,091,135	19,191,135
Total capitalization	$18,636,408	$19,080,848	$32,180,848

If the underwriters exercise the over-allotment option in full, each of our as adjusted cash, share capital, total shareholders’ equity and total capitalization would be $19,150,838, $35,267, $21,261,135 and $34,250,848, respectively.

Each $1.00 increase or decrease in the assumed initial public offering price of $8.00 per share, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total shareholders’ equity and total capitalization by approximately $1.7 million (or $2.0 million if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us.

The table above excludes 1,944,445 Ordinary Shares that are reserved for issuance under the 2026 Plan.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the assumed initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value was approximately $(10,984,073), or approximately $(1.08) per Ordinary Share, as of December 31, 2025. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible assets and deferred tax assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share after giving effect to this offering.

After giving effect to (i) the issuance of 55,555 restricted share units under the 2026 Plan upon the consummation of this offering, (ii) the issuance of 454,537 Ordinary Shares for services upon the consummation of this offering, and (iii) our sale of 1,875,000 shares of our Ordinary Shares in this offering at the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, assuming no exercise of the over-allotment option and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2025 would have been approximately $2,560,367, or approximately $0.20 per share. This amount represents an immediate increase in net tangible book value of $1.28 per share to existing shareholders and an immediate dilution in net tangible book value of $7.80 per share to purchasers of our Ordinary Shares in this offering, as illustrated in the following table.

Assumed initial public offering price per Ordinary Share	$8.00
Historical net tangible book value per Ordinary Share as of December 31, 2025	(1.08)
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	0.20
Increase in net tangible book value per Ordinary Share attributable to new investors	1.28
Dilution per share to new investors purchasing Ordinary Shares in this offering	$7.80

If the underwriters exercise their over-allotment option in full, the net tangible book value per Ordinary Share, as adjusted to give effect to this offering, would be $0.36 per share, and the dilution in net tangible book value per share to new investors purchasing Ordinary Shares in this offering would be $7.64 per share.

A $1.00 increase or decrease in the assumed initial public offering price of $8.00 per share would increase or decrease the net tangible book value per share after giving effect to this offering by $0.14 per share and the dilution in net tangible book value per share to new investors in this offering by $0.86 per share, assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

The following table sets forth the total number of Ordinary Shares previously issued and sold to existing shareholders, including the 55,555 restricted share units to be issued under the 2026 Plan upon the consummation of this offering and the 454,537 Ordinary Shares to be issued for services upon the consummation of this offering, the total consideration paid for the foregoing and the average price per share paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the over-allotment option.

	Shares Purchased		Total Consideration		Average Price Per
	Number	%	Amount	%	Share
Existing shareholders	10,699,617	85.1%	$152,354	1.0%	$0.01
New investors	1,875,000	14.9%	$15,000,000	99.0%	$8.00
Total	12,574,617	100.0%	$15,152,354	100.0%	$1.20

The table above excludes 1,944,445 Ordinary Shares that are reserved for issuance under the 2026 Plan.

To the extent that any outstanding options or warrants are exercised, new options, restricted shares or other securities are issued under our share-based compensation plans, or new preference shares are issued, or we issue additional Ordinary Shares in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The consolidated financial statements for the years ended December 31, 2025 and 2024 are prepared pursuant to IFRS. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

Ticketplus is a technology company providing underlying infrastructure that powers live events across Latin America. The Company operates a proprietary, end-to-end platform integrating ticketing, payments, access control, and data analytics, enabling events of all sizes to operate on a unified technological foundation.

Ticketplus was founded to address what it saw as a structural gap in the live entertainment industry: access to enterprise-grade technology, operational reliability, and actionable data, which had historically been limited to large-scale events, leaving small and mid-sized promoters dependent on fragmented tools and manual processes.

The Company’s platform was designed from inception to operate in complex, highly localized environments, integrating diverse payment methods, regulatory frameworks, and operational workflows. As a result, Ticketplus supports both full-service operations and software-based deployments, allowing clients to leverage the same core technology regardless of event size, geography, or operating model.

Through a combination of direct operations and white-label platform deployments, Ticketplus has expanded organically across 11 countries, positioning itself as a scalable infrastructure layer for the live entertainment ecosystem.

As platform adoption increases, we benefit from cumulative data, operational learning, and network effects that strengthen product performance, customer retention, and economic efficiency over time. This compounding dynamic, where each additional event improves the platform for all participants, creates a structural advantage that becomes increasingly difficult for new entrants or single-market competitors to replicate as scale grows.

Recent Developments

On March 16, 2026, we, with the approval of our shareholders, redesignated all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, we had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

On May 11, 2026, the Company entered into a new commercial loan with Banco Santander Chile for CLP$2,500,000,000 (approximately $2.6 million), payable in 48 monthly installments at a fixed rate of 0.73% per month, with the first installment due July 6, 2026 and the last due June 5, 2030.

Upon the consummation of this offering, we plan to issue (i) an aggregate of 55,555 restricted share units to our independent director nominees and advisors under the 2026 Plan, (ii) 153,846 Ordinary Shares to Joaquín Jadue, our Chief Financial Officer, for services rendered, and (iii) an aggregate of 300,691 Ordinary Shares to our advisors and consultants for services rendered.

Impact of COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic and resulting government-mandated restrictions on public gatherings had a significant impact on the global live events industry and resulted in significant disruption to our business and financial condition, the entertainment and sporting industries, and the global economy in 2020 and 2021.

Our survival and recovery reflected strategic decisions and operational adaptability. We leveraged our relationships with municipalities across Chile to support public health initiatives and accelerated our development of streaming and digital event capabilities that have become permanent features of our platform. As governments began permitting events with restricted capacity, we enhanced our access control systems to support health and safety requirements. As the Latin American events market returned to growth in 2022 and accelerated through 2023-2024, we emerged with enhanced capabilities and stronger client relationships.

While live events are now generally held at pre-pandemic scope and scale, it is difficult to predict any future outbreaks of disease epidemics (including any resurgence of the COVID-19 pandemic) and whether restrictions could again be imposed. Any of these circumstances could again adversely affect the live events industry and our business and financial condition. See also “Risk Factors” and “Business—COVID-19 Pandemic” for more information.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire and retain new partnerships with performers and event organizers;

●	our ability to offer competitive pricing;

●	our ability to broaden product or service offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees and contractors; and

●	market conditions and our market position.

Results of Operations

Comparison of Years Ended December 31, 2025 and 2024

The following table sets forth key components of our results of operations during the years ended December 31, 2025 and 2024.

	Years Ended December 31,
	2025		2024
	$	% of Revenue	$	% of Revenue
Revenue	29,462,572	100.0%	17,963,131	100.0%
Cost of revenue	(16,979,736)	(57.6)%	(10,023,585)	(55.8)%
Administrative expenses	(8,567,725)	(29.1)%	(5,835,947)	(32.5)%
Financial income	90,060	* %	305,955	1.7%
Financial costs	(1,453,913)	(4.9)%	(1,357,931)	(7.6)%
Exchange difference, net	(5,284)	(* )%	9,317	* %
Income before tax	2,545,974	8.6%	1,060,940	5.9%
Income tax expense	(302,065)	(1.0)%	(130,123)	(* )%
Net profit	2,243,909	7.6%	930,817	5.2%

*	Less than 1%

Revenue

The principal activities of the Company for the years ended December 31, 2025 and 2024 were the provision of ticketing technology solutions and live event management services across Latin America through its full operation and white-label SaaS business models. Revenue for the years ended December 31, 2025 and 2024 was $29,462,572 and $17,963,131, respectively, representing an increase of 64.0%. The increase was due to expanded operations across the Company’s 11-country footprint and growth in ticketing transaction volumes for the year ended December 31, 2025 as compared to December 31, 2024.

Cost of revenue

Cost of revenue for the years ended December 31, 2025 and 2024 was $16,979,736 and $10,023,585, respectively, representing an increase of 69.4%. The increase was primarily due to higher cost of sales, from $8,462,105 for the year ended December 31, 2024, to $14,693,071 for the year ended December 31, 2025, associated with increased ticketing volumes, which increased cost of revenue as a percentage of revenue from 55.8% for the year ended December 31, 2024, to 57.6% for the year ended December 31, 2025.

Administrative expenses

Administrative expenses consisted of advertising, employee remuneration and benefits, rental expenses, utilities, depreciation, travel and entertainment and other miscellaneous expenses. Administrative expenses for the years ended December 31, 2025 and 2024 were $8,567,725 and $5,835,947, respectively, an increase of 46.8%. The increase was mainly due to higher amortization expense resulting from continued investment in software development, from $4,043,651 for the year ended December 31, 2024 to $7,043,909 for the year ended December 31, 2025, an increase of $3,000,258, and higher transaction processing costs, which represent payment gateway processing fees and bank transaction charges incurred in connection with the settlement of ticket sales proceeds and are driven by the volume and value of transactions processed through the Company’s platform and include fees charged by third-party payment processors for each ticket sales transaction.

Financial income

Financial income consisted of interest earned on cash deposits and short-term investments. Financial income for the years ended December 31, 2025 and 2024 was $90,060 and $305,955, respectively, a decrease of 70.6%. The decrease was due to lower interest earned on term deposits.

Financial costs

Financial costs consisted of interest expense on debt financing and bank fees. Financial costs for the years ended December 31, 2025 and 2024 was $1,453,913 and $1,357,931, respectively, an increase of 7.1%. The increase was due to higher debt levels incurred to fund operational expansion and software development investments.

Exchange difference, net

Exchange difference, net, mainly consisted of monetary adjustments on provisional tax payments and other inflation-indexed adjustments. Exchange difference, net, for the years ended December 31, 2025 and 2024 was $(5,284) and $9,317, respectively. The change was mainly due to the reversal of inflation-indexed restatements on monthly provisional tax payments, which generated a loss of $(3,519) in the year ended December 31, 2025 compared to a gain of $7,613 in the year ended December 31, 2024, driven by changes in the Chilean Unidad de Fomento (UF) indexation applied to the Company’s tax obligations.

Income before tax

Income before tax for the years ended December 31, 2025 and 2024 was $2,545,974 and $1,060,940, respectively, an increase of 140.0%. The increase was due to strong revenue growth of 64.0% combined with improved operational performance.

Income tax expense

Income tax expense for the years ended December 31, 2025 and 2024 was $302,065 and $130,123, respectively, an increase of 132.1%. The increase was due to higher taxable income resulting from improved operating profitability.

Net profit

Net profit for the years ended December 31, 2025 and 2024 was $2,243,909 and $930,817, respectively, an increase of 141.1%. The increase was due to strong revenue growth of 64.0%, improved operational performance, and enhanced operating leverage.

Liquidity and Capital Resources

As of December 31, 2025, we had cash and cash equivalents of $3,980,838. While we have met our working capital requirements primarily through business operations, we have also benefited from operating expense advances made by related parties. As of December 31, 2025, loan amounts due to related parties totaled $2,552,433, consisting primarily of a loan from Argentina Real Estate 1 LLC, which is beneficially owned by Yethro Dinamarca Santelices, a member and the Chair of our board of directors. These loan balances mainly represent operating expenses paid on behalf of the Company and are non-trade, unsecured, and non-interest bearing. These related party advances constitute a supplemental source of liquidity in addition to operating cash flows and bank debt financing.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations and equity financings to fund our operations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Years Ended December 31,
	2025	2024
Statements of Operations Data	$	$
Net cash provided by (used in) operating activities	9,299,698	4,250,851
Net cash provided by (used in) investing activities	(12,850,936)	(9,970,805)
Net cash provided by (used in) financing activities	5,531,210	6,483,919
Net increase (decrease) in cash	1,979,972	763,965
Cash and cash equivalents, beginning of period/year	2,000,866	1,236,901
Cash and cash equivalents, end of period/year	3,980,838	2,000,866

To date, the Company met its working capital and other liquidity requirements primarily through its business operations.

Net cash provided by operating activities was $9,299,698 and $4,250,851 for the years ended December 31, 2025 and 2024, respectively. The increase in net cash provided by operating activities was primarily due to higher operating cash generation from increased ticketing volumes and significant increases in non-cash charges, principally depreciation and amortization of capitalized software development costs ($7,090,940 for the year ended December 31, 2025, compared to $4,085,846 for the year ended December 31, 2024).

Net cash used in investing activities was $12,850,936 and $9,970,805 for the years ended December 31, 2025 and 2024, respectively. The increase in net cash used in investing activities was primarily due to higher capital expenditures on software development and technology infrastructure investments.

Net cash provided by financing activities was $5,531,210 and $6,483,919 for the years ended December 31, 2025 and 2024, respectively. The decrease in net cash provided by financing activities was primarily due to lower proceeds from financial institutions ($4,741,815 for the year ended December 31, 2025, compared to $6,316,281 for the year ended December 31, 2024), partially offset by higher proceeds from related party loans ($789,395 for the year ended December 31, 2025, compared to $167,638 for the year ended December 31, 2024).

Please see “Description of Share Capital—History of Securities Issuances” for a description of our recent private placements of securities.

Contractual Obligations and Commitments

Bank Loans

As of December 31, 2025, we had outstanding bank loans totaling approximately $13.2 million, consisting of loans from Chilean banks Banco Estado, Banco Itaú, and Banco Santander. These loans bear interest at rates ranging from 4.69% to 9.77% per annum and are denominated in Chilean pesos and Unidades de Fomento (“UF”). Of this total, approximately $2.1 million is classified as current (due within one year) and approximately $10.4 million is classified as non-current. The loans have varying maturities extending through 2030. For additional details regarding our bank loans, see Note 11 to our consolidated financial statements included elsewhere in this prospectus.

As of December 31, 2025

Book Value

Creditor Entity	Contract	Original Currency	Interest Rates (%)	Less than 90 days	90 days - 1 year	Current Bank Loans	1-2 years	2-3 years	3-4 years	4-5 years	More than 5 years	Non- Current Bank Loans	Total Bank Loans Carrying Amounts
Banco Estado	Loan	Peso	9.00%	102,563	321,741	424,304	464,706	508,718	272,350	-	-	1,245,774	1,670,078
Banco Estado	Loan	Peso	8.00%	139,172	431,291	570,463	617,590	671,045	727,020	652,426	-	2,668,081	3,238,544
Banco ITAU	Loan	Peso	8.45%	61,243	190,703	251,946	274,394	298,729	159,295	-	-	732,418	984,364
Banco Santander	Loan	Peso	5.09%	8,679	26,667	35,346	37,213	9,605	-	-	-	46,818	82,164
Banco Santander	Loan	UF	4.69%	14,371	44,095	58,466	40,548	-	-	-	-	40,548	99,014
Banco Santander	Loan	Peso	9.77%	227,943	716,580	944,523	1,037,628	1,144,040	1,264,248	449,751	-	3,895,667	4,840,190
Banco Santander	Loan	Peso	8.00%	80,176	377,921	458,097	546,779	600,677	660,518	-	-	1,807,974	2,266,071
Total				634,147	2,108,998	2,743,145	3,018,858	3,232,814	3,083,431	1,102,177	-	$10,437,280	$13,180,425

Contingencies

We are currently not a defendant to any material legal proceedings, investigation, or claims.

Off-Balance Sheet Arrangements

Other than the financial guarantee contract issued by Ticketplus SpA in connection with the personal mortgage loan extended by Scotiabank Chile to Chien-Fu Chen Chen, our Chief Executive Officer and director, as described in “Related Party Transactions—Guarantee” and Note 14(c) to the consolidated financial statements included with this prospectus, the Company has no guarantees or restrictions outstanding as of December 31, 2025. The Company has initiated the process to release Ticketplus SpA from the financial guarantee contract, and expects to complete such release prior to the effectiveness of this Registration Statement. If, for any reason, the release cannot be completed prior to the effectiveness of this Registration Statement, then Chien-Fu Chen Chen has agreed to pay off the loan in its entirety prior to the effectiveness of this Registration Statement. As of December 31, 2024, the Company had no guarantees or restrictions outstanding.

Quantitative and Qualitative Disclosures about Market Risk

Risk Management Overview

We are exposed to various financial risks, mainly credit risk, liquidity risk, and currency risk. The below provides information about our exposure to each of these risks, our objectives, policies and processes for measuring and managing risk. Further quantitative disclosures are included throughout the consolidated financial statements included with this prospectus.

Credit risk

Credit risk refers to the possibility that a counterparty fails to meet its contractual obligations, leading to a financial loss for the Company and arises principally from accounts receivable and our cash held with banks and other financial intermediaries. As of December 31, 2025, we held a balance of $9,220,336 in trade and other receivables and as of December 31, 2024, we held a balance of $1,682,211.

The Company’s accounts receivable primarily consist of amounts due from event organizers and venue operators under our full operation and white-label SaaS arrangements. Credit risk related to accounts receivable is mitigated by the nature of our business model, whereby ticket sale proceeds are typically collected from end consumers at the time of purchase and held by the Company until settlement with event organizers, net of our service fees. For white-label SaaS clients, we generally invoice monthly fees in advance, reducing exposure to non-payment.

The Company maintains cash deposits with reputable financial institutions in Chile and across our operating markets in Latin America. Cash balances may at times exceed insured deposit limits. The Company mitigates this risk by maintaining relationships with high-quality financial institutions and monitoring their creditworthiness. As of December 31, 2025, the Company had not experienced any losses related to its cash deposits.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company manages this risk through the continuous monitoring of projected and actual cash flow, maintaining sufficient cash balance and available lines of credit. As of December 31, 2025 and 2024, the Company had adequate liquid resources to cover its short-term liabilities.

Foreign exchange risk

The Company enters into certain transactions in foreign currencies related to software licenses and technological services. Foreign exchange risk exposure is managed through the periodic assessment of the net foreign currency position, and, if required, does not rule out the use of hedging instruments. As of December 31, 2025 and 2024, the net foreign currency exposure was not significant.

Critical Accounting Policies and Estimates

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with IFRS requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make estimates, judgements and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues, and expenses during the period. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Areas in which management has made critical judgments in the process of applying accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include the determination of useful life of fixed and intangible assets, accrued service revenue (revenue recognition), provisions for commitments acquired with third parties, risks arising from ongoing litigation, and recovery of accounts receivable from third parties. Information about key assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year are included in the notes to the financial statements included with this prospectus.

Fair Value of Financial Assets

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our company. Unobservable inputs are inputs that reflect our company’s assumptions about the factors that market participants would use in valuing the asset or liability. The fair value hierarchy consists of the following three levels of inputs that may be used to measure fair value:

Level 1	—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—	Inputs other than quoted prices included in Level 1 that are observable in the marketplace either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3	—	Unobservable inputs which are supported by little or no market activity.

Revenue Recognition

Ticket sales

We act as an agent in the sale of tickets for third-party organized events. As a consequence, we recognize as income the moment a ticket is issued and is transferred to the final client, which represents the satisfaction of the performance obligation.

●	Performance obligation: Emission and delivery of the ticket to the final client.

●	Moment of recognition: At the point in time where the ticket is issued.

●	Price determination of the transaction: Agreed commission with the event organizer, net value of the ticket.

Technological services for events

We provide technological services to event organizers, including ticketing platforms, management of memberships, e-commerce, and the tools to control access.

●	Performance obligations: They are individually identifiable according to the contracted service (for example, implementation of the platform, technical support, license agreement, etc.).

●	Income recognition:

○	Punctual services (as implementation or configuration) are recognized in the moment that the service is delivered.

○	Continuous services (as support or licenses) are recognized linearly over time during the period of service.

○	Determination of price in the transaction is based on fixed or variable fees contractually agreed upon.

Additional products sales

In some cases, we have commercialized complementary products, such as parking spaces or other services associated with events.

●	Performance obligation: Delivery of product or activation of additional service.

●	Income recognition: At the moment that the client acquires the product.

●	Acting as principal or agent is evaluated on a case-by-case basis. If the Company acts as principal (controls the good or service before transferring), gross income is recognized. If it acts as an agent, net income is recognized.

Additional considerations

Revenue is not recognized when significant uncertainties exist regarding the recoverability of the consideration.

Revenue is presented net of discounts, returns, and other commercial adjustments.

No multiple performance obligations requiring separate allocation of the transaction price are identified, except for complex technology contracts.

Revenue is measured at the fair value of the consideration received or receivable, excluding sales taxes and other amounts collected on behalf of third parties.

CORPORATE HISTORY AND STRUCTURE

Ticketplus Ltd. is a holding company incorporated under the laws of the Cayman Islands that through its subsidiaries operates as a technology company in the live entertainment industry, providing a proprietary, full-stack platform that integrates event discovery, primary ticketing, access control, payments, real-time analytics, and post-event insights.

In order to facilitate this initial public offering, we carried out a series of transactions to reorganize the legal structure of the Company in December 2025. As part of the reorganization, Ticketplus Ltd. was incorporated as an exempted company under the laws of the Cayman Islands on December 3, 2025.

Upon incorporation, one Class B Ordinary Share was issued and allotted to Mourant Nominees (Cayman) Limited, which share was repurchased by the Company and cancelled on December 15, 2025.

On December 15, 2025, we entered into a contribution agreement with Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, the shareholders of Ticketplus Group SpA, pursuant to which the shareholders contributed all issued and outstanding ordinary shares of Ticketplus Group SpA to Ticketplus Ltd. in consideration for the allotment and issuance by Ticketplus Ltd. of an aggregate of 10,000,000 Class B Ordinary Shares and 189,525 Class A Ordinary Shares. As a result, Ticketplus Group SpA became our wholly-owned subsidiary.

Ticketplus SpA, a joint stock company, was incorporated under the laws of Chile on December 29, 2014. Ticketplus Group SpA, a joint stock company, was incorporated under the laws of Chile on April 3, 2018, and became the sole shareholder of Ticketplus SpA.

Ticketplus, Inc., a Delaware corporation, was incorporated on January 17, 2023, and is the wholly-owned subsidiary of Ticketplus SpA. Ticketplus Global IP LLC, a Delaware limited liability company, was formed on May 30, 2025, and is the wholly-owned subsidiary of Ticketplus, Inc. Ticketplus LLC, a Delaware limited liability company, was formed on June 5, 2025, and is a wholly-owned subsidiary of Ticketplus, Inc. Neither Ticketplus, Inc., Ticketplus Global IP LLC, nor Ticketplus LLC has any material operations or assets. At the time of its formation, 45% of Ticketplus LLC was owned by Ticketplus, Inc., with the remaining 55% held by Giselle Gomez. On March 2, 2026, Ticketplus LLC delivered written notice to Giselle Gomez that it was exercising its right to redeem the outstanding 55% equity interest for a cash consideration of $200,000, pursuant to the Membership Interest Repurchase Right Agreement by and between Ticketplus LLC, and Giselle Gomez, dated as of October 15, 2025. As a result, as of March 17, 2026, Ticketplus LLC is now 100% owned by Ticketplus, Inc.

On March 16, 2026, we, with the approval of our shareholders, redesignated all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, we had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

The following diagram depicts our organizational structure, including our subsidiaries, following the completion of this offering. This diagram includes our current shareholders of Ordinary Shares, as a group, our controlling shareholders of Ordinary Shares, as a group, and the public shareholders that will receive Ordinary Shares in this offering, as a group.

Ordinary Share Shareholders
10,189,525 Shares
Public Offering Investors
1,875,000 Ordinary Shares
84.5%
15.5%
Ticketplus Ltd.
(Cayman Islands)
100%
Ticketplus Group SpA
(Chile)
100%
Ticketplus SpA
(Chile)
100%
Ticketplus, Inc.
(Delaware)
100%
100%
Ticketplus Global IP LLC
(Delaware)
Ticketplus LLC
(Delaware)

BUSINESS

Overview

We are a technology company focused on powering the live entertainment industry across Latin America. We provide a proprietary, full-stack event platform that supports event discovery, primary ticketing, access control, payments, analytics, and post-event insights for promoters, venues, sports organizations, and ticketing companies. Since our founding in 2014 in Chile, we have expanded through a dual business model strategy: (1) a full-operations model where we act as the primary ticketing platform and deliver end-to-end infrastructure and services and (2) a white-label software-as-a-service, or SaaS, model where we license our platform to regional ticketing companies, venues, and promoters who operate under their own brands while using our technology. Our platform is designed to increase attendance and maximize revenue for our clients by combining reliable transaction processing with data-driven pricing, personalization, and conversion-optimized experiences.

We believe the Latin American live events market represents one of the most attractive growth opportunities globally, with smart ticketing adoption outpacing global averages and a market structure that remains highly fragmented versus North America and Europe. We believe our technology, localized operating expertise, and flexible commercial models position us to capture a greater share of the region’s expanding value, while our capital-light white-label business will enable rapid, margin-accretive expansion.

We do not compete on scale alone, but on adaptability and infrastructure depth. The Company’s model is designed to operate where global incumbents face structural limitations, combining global-grade technology with local market understanding and operational flexibility. Ticketplus intends to position itself as the underlying infrastructure of the live entertainment industry in Latin America, with the ambition to extend this role globally. The Company’s expansion strategy leverages its existing white-label ecosystem to identify consolidation and acquisition opportunities among operators already running on its platform. This approach is intended to significantly reduce integration and diligence risk, while reinforcing capital efficiency and scalability.

We believe with our robust technological foundation, proven scalability, and a growing data-driven ecosystem, we are positioned to become one of the leading technology platforms emerging from Latin America in the global capital markets—representing the convergence of engineering, live entertainment, and digital transformation.

Our Background

Origin and Founding

Ticketplus was founded in 2014 in Santiago, Chile, with the objective of building a scalable, end-to-end technological infrastructure for live event management, designed from inception to operate under global standards of security, resilience, and transactional control.

The Company’s initial operational validation occurred during a national rugby championship in 2014, where the team successfully deployed a complete ticketing, payment, and access control system in 28 days—a project originally estimated to require more than nine months of development. This early deployment demonstrated the execution capability, scalability, and reliability of the architecture that would later become the core of the Ticketplus platform.

From its inception, Ticketplus was conceived not as a traditional ticketing operator, but as a technology company applied to live entertainment. The Company’s founding vision was to address a structural inefficiency in the industry: providing small and mid-sized events with the same level of technological sophistication, data visibility, and operational reliability historically available only to large-scale promoters and venues. This principle of technological democratization has remained central to Ticketplus’ strategy and long-term positioning.

Ticketplus was co-founded by Chien-Fu Chen Chen, architect of the platform and our Chief Executive Officer, and Joaquín Jadue, our Chief Financial Officer, who, together with Yethro Dinamarca Santelices, a member and the Chair of our board of directors and principal shareholder, create our complimentary leadership team focused on the integration of software engineering, field operations, and financial planning under a unified technological architecture.

Ticketplus’ organizational culture emphasizes sustained innovation, operational discipline, and execution excellence, reflecting a company oriented toward long-term value creation rather than short-term visibility.

Early Development and Consolidation in Chile (2014–2018)

Between 2014 and 2018, Ticketplus consolidated its operations in Chile by standardizing an end-to-end operational model, integrating ticket sales, real-time validation, payments, and reporting within a single proprietary platform.

During this period, the Company developed its first business intelligence layer, enabling real-time dashboards, operational monitoring, and dynamic antifraud systems. These capabilities were progressively adopted by leading national promoters, sports organizations, and event venues, positioning Ticketplus as a trusted technology partner rather than a transactional intermediary.

This phase established not only our technological and operational foundation, but also deep promoter relationships and operational credibility. Between 2018 and the present, we executed white-label agreements with partners in Argentina, Costa Rica, Dominican Republic, Paraguay, Uruguay, and other markets, establishing operations across 11 countries, which we consider to be rapid white-label adoption across Latin America. We believe our partners trusted Ticketplus because we had proven execution at scale in one of the region’s most sophisticated markets—a validation that we believe became a competitive moat as we expanded regionally, where local credibility and track record are decisive factors in market penetration.

Dual Model Expansion: Full Operation and White-Label SaaS (2018–2022)

Beginning in 2018, Ticketplus introduced its white-label SaaS platform, allowing independent ticketing operators, promoters, and venues to operate under their own brands while relying on Ticketplus’ proprietary infrastructure.

This expansion did not replace the Company’s full operation model, but rather complemented it. Ticketplus adopted a dual-model strategy, combining direct operations with technology licensing, leveraging its operational expertise, market relationships, and scalable platform architecture.

This approach enabled rapid regional expansion into Argentina, Mexico, Paraguay, Uruguay, and additional Latin American markets, while maintaining a capital-efficient growth profile. We believe the white-label model significantly increased platform penetration, transaction volume, and data aggregation, based on our observed platform metrics, reinforcing Ticketplus’ role as the underlying infrastructure for a fragmented regional industry.

Resilience and Innovation During the Pandemic (2020–2022)

During the global suspension of live events, Ticketplus preserved its core engineering and operational teams and continued investing in platform development, temporarily adapting its technology to support alternative use cases such as municipal logistics, access management and digital distribution in Chile, while maintaining business continuity across its markets.

In parallel, the Company developed secure streaming and hybrid-event capabilities, which were adopted by sports organizations and promoters across Latin America, enabling digital monetization with full transactional control and audience validation. These developments anticipated the convergence between physical and digital live entertainment experiences. More importantly, our operational continuity during the pandemic strengthened our market position and deepened client relationships. The streaming and digital capabilities we developed became permanent platform features that now provide clients with hybrid event options, while our uninterrupted service during the crisis established Ticketplus as one of the most resilient infrastructure providers in the region—we believe we have established a reputation that continues to drive client retention and new partnership wins, supported by retention rates exceeding 95% for promoters and venues and Net Promoter Scores of +58 (buyers) and +59 (promoters). See “—COVID-19 Pandemic” below.

Regional Scaling and Institutionalization (2023–2025)

From 2023 onward, Ticketplus entered a phase of accelerated regional scaling and institutionalization. The Company expanded its presence to 11 countries, operating across more than 30 cities in Latin America, and executed white-label agreements with leading local platforms in Argentina, Costa Rica, Dominican Republic, Paraguay, Uruguay, and other markets.

During the year ended December 31, 2025, the Ticketplus platform processed:

●	Over 10.2 million tickets

●	Across more than 39,800 events

●	For over 2,800 promoters, venues and partners

●	With an aggregated audience exceeding 46 million user sessions*

*	We define user sessions as the number of visits to our consumer-facing websites and mobile applications (our consumer-facing properties) during the period. The metric includes browsing sessions that do not ultimately result in a ticket purchase. Accordingly, user sessions do not correspond to transactions, customers or revenue, and we present the metric solely as an indicator of audience reach and engagement across our platform.

Comparative Data

	For the year ended December 31, 2025	For the year ended December 31, 2024	% Change
Total Platform Sales (GMV)	$268,872,985	$191,237,481	+40.6%
Total Revenue	$29,462,572	$17,963,131	+64.0%
Tickets Processed	10,200,000+	8,000,000+	+27.5%
Events	39,800+	26,000+	+53.1%
Active Promoters, Venues & Partners	2,800+	2,100+	+33.3%

All operating metrics are derived directly from the transactional system of the Company’s technology platform, which records and processes each transaction in real time across all markets and service tiers:

●	Total Platform Sales (GMV): Total face value of all tickets sold through the Company’s platform, before any deductions for fees, refunds, or commissions, and regardless of revenue recognition treatment.

●	Total Revenue: Total revenue that we receive from the GMV.

●	Tickets Processed: Total tickets with “sold” or “validated” status in the platform’s transactional database during the measurement period.

●	Events: Unique events with at least one ticket sold or scanned during the period.

●	Active Promoters, Venues & Partners: Unique client accounts with at least one event during the period.

For the year ended December 31, 2025, the Company’s platform processed more than 10.2 million tickets across more than 39,800 events. Of these, the full operations model processed more than 5.5 million tickets across more than 20,800 events, and the white-label SaaS model processed more than 4.7 million tickets across more than 19,000 events.

Our white-label take rate averaged 1.63% of GMV and 5.7% of total revenue for the year ended December 31, 2025.

Our full operation take rate averaged 17.3% of GMV and 94.3% of total revenue for the year ended December 31, 2025. The take rate for our full operation model has historically averaged between 15.9% and 17.3%.

The total revenue concentration in the full operation model is attributable to the materially higher take rate applied under this model, which reflects the broader scope of services provided, rather than a proportional concentration in transaction volume. Both models process transactions across the Company’s shared technology platform and operational infrastructure and are integral components of the Company’s service continuum and long-term growth strategy.

These results were achieved primarily through organic growth and corporate debt financing, without reliance on institutional equity capital.

Both the Company’s Full Operation and White-Label SaaS models are available and may be contracted across all markets where the Company operates. Chile is, as of the date hereof, the only market where clients contract the Full Operation Model, due to the Company’s 12+ years of operations in that market, the maturity of client relationships, and the scale of the local events industry. We seek to expand usage of our full-service tier throughout all of the markets where we offer our white-label services.

In 2025, Ticketplus established its corporate hub in Miami, Florida, serving as the Company’s strategic, financial, and investor relations center for international expansion and its planned public listing. Operational, engineering, and product development activities remain centralized in Chile, supporting regional markets across Latin America.

Our Industry

The global online ticketing industry is large and growing, with smart ticketing solutions integrating of digital technology platforms across the full lifecycle of live event management, from event creation, inventory management, and dynamic pricing through distribution, transaction processing, real-time access control, cashless payments, and post-event analytics representing the fastest-growing segment, as venues and promoters adopt mobile validation, real-time data capture, and integrated access control. Unlike traditional ticketing systems, which rely on physical tickets or basic online distribution with limited data capture and minimal operational integration, smart ticketing platforms are built on cloud infrastructure with mobile-first interfaces, QR code or NFC validation, multi-channel payment processing, AI-driven demand forecasting, and integrated operational tools that provide end-to-end event management capabilities. The smart ticketing market represents the segment of the broader live events industry that has adopted or is transitioning to these technology-enabled, data-driven platform solutions. The global online ticketing market is projected to reach approximately $103 billion by 2030, as digitization displaces traditional box office sales according to Mordor Intelligence Inc. Within this broader market, smart ticketing solutions, incorporating hardware-enabled access control, mobile validation, and real-time data capture, represent the highest growth segment. In Latin America specifically, the smart ticketing market was valued at approximately $1.2 billion in 2025 and is expected to reach approximately $4.0 billion by 2033, with a compound annual growth rate, or CAGR, of 16.9%, according to Grand View Research, Latin America Smart Ticketing Market.

The underlying live events market in South America is projected to expand from $27.7 billion in 2022 to an estimated $45.5 billion by 2028 (Business Market Insights, South America Events Market Forecast to 2028). This growth is driven by a young, urbanizing population with increasing disposable income. Structural factors include a rising middle class concentrated in major cities, a demographic profile with a median age of approximately 31, and the integration of Latin American cities into global touring circuits, with venues in São Paulo, Mexico City, Santiago, and Buenos Aires becoming regular stops for international artists (UN World Population Prospects 2024/ECLAC). We operate in this growing region and participate in the $85 billion global ticketing industry according to market analysis by Mordor Intelligence Inc. performed in 2025.

We believe the Latin American ticketing market remains highly fragmented, and that global ticketing leaders maintain limited direct presence across much of the region outside of Mexico and Brazil. We believe Latin American market complexity, such as payment infrastructure and cultural factors in event operations, has contributed to this fragmentation by impeding expansion by international players, which creates opportunities for regional platforms like Ticketplus. Payment infrastructure varies by country, with markets like Peru and Ecuador more reliant on cash, requiring physical payment collection networks. Further, each country maintains distinct regulatory frameworks governing consumer protection, data privacy, and foreign exchange controls, which makes the region difficult to penetrate through standardized global platforms. Additionally, we believe cultural factors in event operations, such as preferred communication channels (WhatsApp dominates), purchasing patterns (group buying is common), and venue relationships (often based on long-standing personal connections), cannot be adequately addressed through standardized global platforms.

When global ticketing leaders attempt Latin American expansion, they have historically done so through partnerships with, or acquisitions of, local operators. For example, Ticketmaster’s partnership with OCESA to access Mexico required years of negotiation, Live Nation’s expansion has remained limited to OCESA partnerships, and CTS Eventim acquired Punto Ticket in Chile to establish operations. Recent consolidation activity, including Credicorp’s 2025 acquisition of Peruvian platform Joinnus, demonstrates that global players recognize the value of established local operations over new market entry.

The challenges global operators face relate to, among others, payment integration across multiple processors, regulatory compliance across jurisdictions, language and cultural adaptation, and the need to build or acquire venue relationships. This market structure creates advantages for regional platforms with established operations and localized technology as regional operators with existing infrastructure can scale across multiple countries more readily.

The ticketing industry operates within a complex regulatory environment that varies by jurisdiction. Consumer protection laws mandate “all-in” pricing disclosure in Argentina, Brazil, and Chile, which requires ticket sellers to disclose the full final price to consumers upfront, including all mandatory fees, taxes, and charges. Data privacy regimes, including Brazil’s General Data Protection Law, Argentina’s Personal Data Protection Law, and Chile’s forthcoming comprehensive framework, require compliance infrastructure. Payment processing regulations vary by country, with some markets requiring operators to register local entities for fund processing. Anti-money laundering requirements affect high-value transactions as companies are required to implement procedures for customer and event-level verification including monitoring and reporting mechanisms designed to detect and prevent illicit financial activity. Tax treatment of ticketing fees ranges from 0% to 21% value-added tax, or VAT, with different rules for international versus domestic events.

We believe long-term trends support continued industry expansion. According to a 2018 research report by Salsify, Inc., consumer spending continues to shift in favor of experiences over material goods, a pattern evident in Latin America where cultural values emphasize community events and social experiences. Urbanization continues to concentrate populations in major cities. Smartphone penetration reached 70% regionally in 2024 and continues growing at 8% annually, enabling mobile-first ticketing strategies. Social media amplification has also become a major driver of ticket purchasing behavior. Data analytics platforms are able to leverage this online market to provide promoters with visibility into customer behavior and preferences. Technological advancements such as artificial intelligence enable dynamic pricing optimization tools, allowing companies to more quickly respond to dynamic market demand. Facial recognition and biometric validation are also streamlining entry protocols for safety and crowd management. In addition, the rise of regional music genres achieving global recognition, such as Reggaeton and Latin trap, have created new touring opportunities for a greater percentage of musical artists.

As the Latin American live events market continues to grow, platforms that combine technology capabilities with local market expertise are positioned to serve this expanding market across diverse payment methods, languages, and regulatory frameworks.

Our Business Model and Platform

Ticketplus delivers a technology-driven platform that addresses the complete event lifecycle for promoters, venues, sports organizations, and cultural institutions across Latin America through two complementary business models that together create a scalable framework with broad market coverage.

Business Models

Our revenue drivers and contract structures differ between our full operation and white-label businesses, each is designed to align our economic interests with client success while providing revenue visibility and predictability. Our full operation model accounts for most of our total revenue and we are substantially dependent on this business model; however, both models are integral components of our service continuum and long-term growth strategy.

Full Operation Model

Under our full operation model, we serve as the comprehensive technology and operational partner for event promoters and venue operators, providing end-to-end infrastructure from initial setup through post-event settlement and reporting. We collaborate with promoters on event configuration, including pricing tiers, promotional strategies, venue mapping, and on-sale timing and inventory release, leveraging historical data and market conditions. Our online sales infrastructure delivers fully branded e-commerce experiences under the promoter’s domain with merchandising capabilities, cross-sell and upsell recommendations, integrated content management, social media integration, and mobile-responsive design. We also enable white-labeled native mobile applications featuring personalized event discovery powered by artificial intelligence, one-click purchasing, mobile wallet ticket storage, and push notifications.

We deploy trained personnel and specialized hardware to support on-site execution, including access control systems with high-speed QR and barcode scanning, box office point-of-sale terminals, self-service kiosks, network infrastructure for connectivity-constrained venues, and cashless payment systems for in-venue transactions. Our field teams handle equipment deployment, staff training, live troubleshooting, and post-event reconciliation. Payment processing is fully integrated across cash, local and international cards, digital wallets, and bank transfers, supported by automated reconciliation systems and ongoing development of AI-enabled tools to reduce manual effort and error rates. Customer support spans the full transaction lifecycle, with service level agreements, escalation protocols for high-priority events, and self-service tools that address common requests, such as ticket transfers and name changes.

We structure our multi-year contracts with event promoters and venues to define service fee percentages on ticket face value, aligning our revenue with event performance and naturally scaling with pricing changes. These contracts span up to three years and cover field operations costs based on event scale and complexity and typically include exclusivity provisions for one to three years, which we believe creates greater predictability, which in turn drives client retention. These exclusive relationships, combined with platform reliability, service quality, migration complexity, and the value of accumulated data, drive high renewal rates. Over time, long-term clients often expand scope by adding events, activating additional features, or increasing services, reinforcing durable partnerships and revenue visibility.

In connection with our full operation model, we typically enter into multi-year contracts with event promoters and venues. Contract duration is typically between one and three years with automatic renewal and 90-day notification window. The Company receives a service fee charge of 8%–15% of ticket face value, as defined by ticket face value, aligning revenue with event performance. Contracts cover field operations costs based on event scale and complexity and typically include exclusivity provisions for one to three years. The Company’s full operation blended take rate currently averages 17.3% of GMV depending on market and event type. Ticketplus serves as the exclusive technology platform for the client’s events during the contract term, providing full suite of contracted modules to customer hosted events. Customer support spans the full transaction lifecycle with service level agreements and escalation protocols. The Company may be obligated to process refunds for canceled events, and mitigates exposure to such liability through settlement reserves and real-time monitoring via our proprietary risk assessment framework, Ticketplus Risk, which captures and analyzes operational, financial, and relationship factors through weighted metrics across multiple categories, and maintains comprehensive records of partnership performance, tracking actual results against initial projections including ticket sales, revenues, profit margins, and operational execution quality.

White-Label SaaS Model

Our white-label model provides regional ticketing companies, large venues, sports franchises, and promoters with a complete technology platform operated under their own brand, maintaining client identity and customer relationships while expanding our market reach and transaction volume. The platform includes core ticketing, website and mobile frameworks, analytics and business intelligence, payment integrations, and access control. Implementation follows a structured onboarding process encompassing data migration from legacy systems, comprehensive training for administration and operations, and systems integration across customer relationship management or CRM, marketing, accounting, and venue management to ensure seamless data flow. The modular architecture allows clients to activate features aligned to their business model and to extend capabilities through an add-ons marketplace.

Core modules include ticketing and access control, e-commerce for merchandise and ancillary products, membership and subscription management, CRM with segmentation and targeting, email marketing with automation, real-time analytics, and customizable mobile applications. Add-ons include virtual queuing for high-demand on-sales, cashless in-venue payments, integrated advertising, advanced theming, and streaming for hybrid events. Our white-label model operates on recurring revenue, with pricing structured around transaction volume, activated features, and support tiers. We provide ongoing optimization, feature enhancements, security and compliance updates, and dedicated account management, aligning our success with client growth through increased utilization and ticket sales.

The white-label service model provides a continuum of progressive platform activations, through which clients may contract enhanced service tiers as their needs evolve. Contracts are typically annual with automatic renewal and are priced via platform license fee, averaging 1.63% of processed GMV, calculated per-ticket. The contracts often include minimum volume commitments or tiered pricing to encourage consolidation of activity on our platform, providing revenue visibility. Minimum volume commitments are proposed by the clients themselves as part of the commercial negotiation, and reflect each client’s own projected transaction volumes, not targets imposed by us. To date, no client has failed to meet their minimum volume commitment. If a client were to fail to meet its minimum volume commitment, the contractual remedy is an upward fee adjustment at renewal. The contracts define scope of services, including platform access, feature activation, data migration, training, technical support, and updates, and include service level agreements for uptime, responsiveness, and performance standards. Implementation fees and charges for custom features support localized solutions that can benefit the broader ecosystem and may facilitate future M&A opportunities. White-label clients assume primary responsibility for event cancellations and consumer refunds.

Our white-label model is a core component of our growth strategy. By enabling promoters, venues, and ticketing operators to run their businesses on our proprietary infrastructure under their own brands, we expand our technological footprint while maintaining capital efficiency.

This model allows us to scale across multiple markets without replicating full operational structures in each geography, while preserving full control over the underlying technology, transaction flows, and data architecture.

Over time, operating alongside white-label partners provides the Company with direct visibility into transaction volumes, operational patterns, and market dynamics across different countries and event categories. Because these partners already operate on our proprietary infrastructure, any potential deepening of the relationship—whether through expanded commercial collaboration, organic growth, or selective consolidation—can be pursued without technology migration risk or platform integration complexity.

We believe this embedded position enables informed decision-making regarding market prioritization, deeper partnerships, organic expansion, or selective consolidation, while avoiding the execution and integration risks typically associated with traditional market entry or acquisition strategies.

Platform Architecture

The Ticketplus platform is designed as a modular, cloud-native full-stack solution that integrates sales management, business intelligence, and revenue optimization tools into a unified ecosystem capable of handling high-concurrency on-sales for major events, complex seat mapping for large venues, multiple payment methods including cash and local card networks, fraud detection and prevention, mobile ticket delivery with QR validation, and real-time inventory management across multiple distribution channels. It is built in-house with no reliance on third-party core infrastructure, enabling us to maintain control over product development, feature velocity, data security, and system reliability. This core infrastructure is built to ensure system uptime during critical sales windows and event-day operations, when downtime or performance degradation can result in significant revenue loss and reputational damage. Our operations and administration are optimized through a central operating system that has been built with external software companies. We believe this proprietary architecture allows us to compete with global platforms while adapting to the payment methods, regulatory requirements, cultural preferences, and operational challenges of Latin American markets.

Our platform operates as a three-layer architecture. The base layer provides core ticketing functionality including event creation and configuration, pricing structures, promotional codes and discount management, customer registration and authentication, order processing and payment capture, ticket delivery via email and mobile wallet integration, and order modification workflows for changes and cancellations. The middle layer encompasses channel distribution through web platforms, native mobile applications for iOS and Android, application programming interface or API integrations for third-party distributors and affiliate partners, physical box office systems for walk-up sales, and our self-service kiosk network for on-site purchases. The top layer—often referred to internally as “Data Oil”—consists of value-added services, business intelligence systems and analytics tools that drive incremental revenue and operational efficiency for our clients such as affiliate selling, customer relationship management or CRM, loyalty point systems, memberships and more, and constitutes a strategic data asset that strengthens with every event processed and creates significant barriers to entry for potential competitors. Our dual-model platform is designed so that as transaction volume scales, our predictive analytics improve, our pricing intelligence deepens, our fraud detection accuracy increases, and our demand forecasting precision compounds—creating an information advantage that widens over time. This proprietary dataset, built over a decade across millions of transactions and multiple countries, cannot be easily replicated by new entrants without comparable multi-market scale and operational history. This architecture enables independent development and deployment of features without requiring coordinated releases across the entire platform.

The platform operates on Amazon Web Services or AWS infrastructure, leveraging managed services that provide reliability, security, and scalability. Our production environment is deployed across multiple availability zones, providing automatic failover and load distribution. Application servers automatically scale capacity during demand spikes and reduce resources during low-traffic periods. System reliability is measured through comprehensive monitoring infrastructure. We maintain a public status page providing transparency to clients regarding system availability.

Our backup strategy implements multiple layers of protection. Transaction databases utilize continuous backup with point-in-time recovery capability. Automated daily snapshots provide recovery points for full system restoration. File storage includes object versioning and cross-region replication for geographic redundancy. Our disaster recovery plan establishes recovery objectives and procedures validated through periodic testing, and encompasses multiple failure scenarios including individual component failures, database corruption, and complete regional infrastructure loss.

We employ technical and organizational security measures to safeguard personal data and transaction information. Security controls include encryption of data in transit and at rest, role-based access controls with multi-factor authentication for internal users, network security with web application firewall and DDoS protection, automated vulnerability scanning and manual penetration testing by external security firms, and incident response procedures with defined escalation paths.

Platform Core Capabilities

Data analytics and business intelligence represent a key competitive advantage and value driver for our platform. We provide promoters and venues with real-time visibility into sales performance, customer behavior, and market trends through customizable dashboards built on enterprise-grade analytics infrastructure. Key metrics tracked include gross merchandise value across events and time periods, ticket sales velocity and conversion rates, customer acquisition costs and lifetime value, pricing optimization opportunities, geographic distribution of purchasers, channel attribution for marketing effectiveness, and cohort analysis for repeat purchase behavior. Real-time sales monitoring allows immediate response to underperforming events through promotional adjustments, pricing changes, or marketing intensification. Predictive analytics leverage historical data and market conditions to forecast final attendance, identify optimal pricing strategies, and recommend inventory release timing. Customer segmentation tools enable targeted marketing campaigns to high-value segments, personalized pricing offers, and reactivation campaigns for lapsed customers.

Our platform supports comprehensive e-commerce capabilities that enable promoters and venues to drive incremental revenue from merchandise, food and beverage pre-orders, parking passes, VIP experiences, and other ancillary products. Our e-commerce module integrates seamlessly with the ticketing purchase flow, presenting relevant upsell opportunities at point of purchase when customer purchase intent is highest. For events with significant food and beverage operations, we provide self-service kiosks and mobile ordering capabilities that reduce staffing requirements, increase throughput during peak periods, and improve customer satisfaction by minimizing wait times. These systems integrate with inventory management platforms to prevent overselling of products in limited supply and provide real-time sales data that enables dynamic menu adjustments and promotional strategies during events.

Our membership and subscription management capabilities address the needs of sports teams, performing arts organizations, and other content owners seeking recurring revenue and audience retention. The platform supports season ticket programs, membership tiers with differentiated benefits, flexible payment plans with automated recurring billing, exclusive access to tickets or experiences for members, and renewal management with automated campaigns and retention offers. Our platform tracks member engagement metrics, identifies at-risk members for retention campaigns, and provides analytics on program economics including acquisition costs, retention rates, and lifetime value by membership tier.

Our access control infrastructure ensures secure, efficient event entry while capturing valuable data on attendance patterns and customer behavior. We deploy turnstile systems with high-speed scanners capable of validating thousands of entries per hour, portable handheld scanners for flexible entry point configuration, offline validation capability to ensure access control continues even during connectivity interruptions, and real-time attendance dashboards showing entry velocity and identifying potential bottlenecks. For venues and events requiring advanced access management, we provide tiered access control for VIP areas, artist compounds, and restricted zones, credential management for staff, vendors, and media, re-entry tracking for multi-day events or venues with in-and-out privileges, and integration with security systems for comprehensive venue management. Our access control data feeds back into analytics platforms to provide insights on arrival patterns, no-show rates, and zone utilization that inform future event planning and resource allocation.

We maintain a comprehensive API infrastructure available to clients through authenticated access credentials including API keys and client secrets. Our APIs enable integration with third-party platforms and extend distribution reach through ticket distribution to affiliate partners and resellers, content syndication to discovery platforms and event aggregators, data exchange with venue management systems, integration with sponsor activation platforms, and connectivity to accounting and financial reporting systems. For clients seeking to expand audience reach beyond physical venue capacity or offer hybrid event experiences, we provide streaming infrastructure that supports live broadcasting of events, pay-per-view monetization models, integration of virtual and in-person attendance in a unified experience, and analytics on viewer engagement and retention. These capabilities became particularly valuable during the COVID-19 pandemic when in-person events were restricted and continue to provide value for content that can generate incremental revenue from global audiences unable to attend physically.

Our product development organization maintains a regular release cycle introducing new features, performance improvements, and bug fixes. Development priorities are informed by client feedback, competitive analysis, market trends, and strategic initiatives. For example, we are actively developing expanded analytics capabilities including automated dynamic pricing algorithms that adjust ticket prices based on real-time demand signals, competitive benchmarking tools that compare event performance against similar events in the market, attribution modeling to optimize marketing spend allocation across channels, and churn prediction models for subscription and membership programs. We invest in emerging technologies including artificial intelligence for personalization and demand forecasting, blockchain for fraud prevention and ticket authenticity verification and tracing, augmented reality for enhanced venue wayfinding and experiential marketing, and automated accounting and reconciliation processes. We believe this commitment to continuous innovation will ensure our platform remains competitive with global alternatives while specifically addressing the evolving needs of Latin American markets.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic and resulting government-mandated restrictions on public gatherings had a significant impact on the global live events industry. Beginning in March 2020, events across our operating markets were cancelled or postponed indefinitely, resulting in a substantial reduction in ticketing volumes. Like all participants in the live events ecosystem, we experienced a substantial decline in transaction activity during 2020 and 2021 as venues closed, tours were cancelled, and public gatherings were prohibited across Latin America.

Our survival and recovery reflected strategic decisions and operational adaptability. We maintained our standard refund terms throughout the pandemic, processing cancellations and postponements according to established protocols. We believe this approach preserved customer trust and avoided regulatory complications that affected other industry participants. Our platform diversification across multiple event verticals, combined with municipal relationships and technology investments, enabled us to pivot to alternative revenue streams while maintaining operational continuity. We leveraged our relationships with municipalities across Chile to support public health initiatives. Our platform was adapted to manage distribution of masks, hygiene products, and assistance packages for elderly populations. These government contracts provided revenue during the period when live events were prohibited, while demonstrating the versatility of our technology platform beyond traditional entertainment ticketing.

The pandemic accelerated our development of streaming and digital event capabilities that have become permanent features of our platform. Recognizing that sports franchises needed to maintain fan engagement and revenue generation despite empty stadiums, we implemented strategies that proved successful across our client base, such as facilitating advance season ticket campaigns and deploying e-commerce capabilities for sports merchandise. We developed technology linking ticketing infrastructure with streaming platforms by engineering a solution that enforced single-device viewing restrictions per ticket, protecting content owners from unauthorized redistribution while enabling monetization of digital events, which was deployed in Chile and Argentina. This technology remains integrated into our platform, providing clients with hybrid event capabilities that combine in-person and digital attendance.

As governments began permitting events with restricted capacity, we enhanced our access control systems to support health and safety requirements. Our platform adaptations included sector-based capacity limits enabling control over attendance density, vaccination status verification integrated with national health databases where available, and real-time occupancy monitoring to ensure compliance with regulations. These features were implemented across our turnstile systems and mobile validation applications, enabling venues to maintain operations while adhering to public health mandates.

As the Latin American events market returned to growth in 2022 and accelerated through 2023-2024, we emerged with enhanced capabilities and stronger client relationships. The pandemic validated our platform’s technical flexibility and ability to adapt to market conditions. The streaming and digital event capabilities created new revenue opportunities that persist beyond the pandemic. We believe enhanced access control and capacity management features differentiated our platform as venues implemented operational changes and that the successful execution of municipal contracts expanded our reputation beyond entertainment into broader event management.

Our Market Opportunity and Customers

We serve a large and growing addressable market spanning primary ticketing service fees generated as a percentage of gross merchandise value flowing through our platform, recurring white-label SaaS licensing fees, and ancillary streams including access control hardware sales and leasing, data analytics services, and payment processing. We believe the fragmented nature of the Latin American ticketing landscape, as detailed in our industry analysis, creates significant consolidation and market share capture opportunities.

Our footprint covers 11 countries across North and South America, focusing on Latin America. We currently deploy our full operations model exclusively in Chile, our home market, while maintaining white-label SaaS operations in Argentina, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, Mexico, Paraguay, Peru, the United States, and Uruguay.

This geographic distribution reflects our dual business model strategy, with direct operations in our home market where we have deepest operational capabilities and brand equity, combined with white-label partnerships in markets where established local players seek technological modernization. Our multi-country presence enables us to serve international promoters across many locations in their Latin American touring calendars while providing data visibility and operational insights across diverse markets that inform our platform development and competitive positioning.

Customers

Our customer base encompasses concert and live music promoters, sports organizations, performing arts venues, festival producers, nightlife/entertainment venues, and corporate event organizers. We also serve thousands of small and mid-sized events, expanding access to professional ticketing and diversifying our revenue base, increasing access to enterprise-grade technology, operational reliability, and actionable data, which had historically been limited to large-scale events. For Ticketplus clients hosting under 50,000 attendees, we have centralized and automated the processes of promotion, ticketing, and data tracking. During the year ended December 31, 2025, we processed over 10.2 million tickets across more than 39,800 events for over 2,800 promoters and venues.

Customer Category	Share of Sales
Sports	31.50%
Music	30.05%
Holidays (such as seasonal events and holiday-related programming)	22.10%
Travel (such as park access and tours)	4.75%
Theater and Visual Arts	4.15%
Community and Culture Events and Programming	3.90%
Business and Professional Services	3.05%
Other (Movies, Media and Entertainment, Fashion and Beauty, Food)	0.50%

Our revenue is diversified across verticals and geographies. Chile is, as of the date hereof, the only market where clients contract the full operation model, due to the Company’s long-term presence in the region, the maturity of client relationships, and the scale of the local events industry. However, there is no single client that represents a material percentage of our total revenue. Event vertical diversification provides natural hedging as different categories exhibit different seasonal patterns, economic sensitivities, and growth trajectories. Geographic diversification similarly reduces exposure to country-specific economic conditions, regulatory changes, or competitive dynamics. This diversification reduces exposure to any single client, event category, or market while creating a resilient revenue base less dependent on blockbuster events or major touring activity. We seek to expand usage of our full operation model throughout all of the markets where we offer our white-label services, as our full operation model accounts for most of our total revenue and we are substantially dependent on this business model.

We monitor a comprehensive set of operating and financial metrics to evaluate our business performance, guide strategic decisions, and measure progress against our growth objectives, including transaction and volume metrics (tickets sold, events managed, promoters and venues served, GMV), revenue and monetization metrics (take rate by business model, net take), customer satisfaction and retention metrics (promoter and venue retention, Net Promoter Scores), operational performance metrics (platform uptime and reliability, transaction success rate, payment processing) and technological adoption metrics. These metrics provide visibility into platform scale, customer satisfaction, operational efficiency, and technology adoption across our dual business model.

GMV represents the total value of all tickets sold through our platform, including face value and service fees, regardless of revenue recognition treatment. This metric provides the most comprehensive view of the economic activity flowing through our platform and is directly comparable across different business models and jurisdictions.

Take rate represents our net revenue as a percentage of GMV and is our primary measure of platform monetization. We track take rates separately for our two business models. Our full operation take rate currently averages between 13% and 20% depending on market and event type. Our white label take rate is structured to balance platform adoption velocity with sustainable unit economics, prioritizing long-term partnership value and market penetration over short-term revenue maximization. As partners scale on our platform, increasing transaction volumes drives absolute revenue growth even at efficient take rates, creating mutual value where partner success directly translates to Ticketplus growth.

We maintain retention rates exceeding 95% for promoters and venues using our platform, supported by high Net Promoter Scores from both buyers (+58) and promoters (+59). Retention is measured on an annual cohort basis, tracking the percentage of clients who continue using our platform year-over-year. Customer satisfaction is measured through Net Promoter Score surveys conducted quarterly. Net Promoter Scores are a standardized customer loyalty metric, ranging from -100 to +100, that measures how likely clients are to recommend a company to others.

We maintain system availability exceeding 99.9% for critical transaction processing systems. Uptime is measured continuously and reported monthly, with particular attention to performance during high-volume on-sale periods and event-day operations.

We track the percentage of attempted purchases that successfully complete. Transaction success rates typically exceed 95% for legitimate transactions, with continuous optimization to reduce false positive fraud detection while maintaining security.

New Market Opportunities

Our market development strategy prioritizes geographic expansion into high-potential regions where market size, competitive landscape, and operational feasibility align favorably. Entry approach varies by market characteristics, with our home market of Chile addressed through full operations under the Ticketplus brand while other markets leverage white-label partnerships with established regional players who bring local market knowledge, existing client relationships, and operational infrastructure.

New market development involves market research assessing competitive dynamics, regulatory requirements, and demand characteristics, relationship building with potential clients, partners, and industry stakeholders, payment infrastructure evaluation and integration for local payment methods, compliance preparation including legal entity formation and regulatory approvals where required and go-to-market execution through direct sales, partnership channels, or hybrid approaches.

Our dual business model provides strategic flexibility in market entry approach. In markets where established ticketing companies seek technology modernization without surrendering their brands and relationships, our white-label partnerships will enable rapid market entry with lower capital requirements and execution risk. In markets with fragmented competition and weak incumbent solutions, full operations capture higher economics while building Ticketplus brand equity. Market selection and entry strategy decisions balance growth speed, capital efficiency, and long-term strategic positioning.

Both the Company’s Full Operation and White-Label models are available and may be contracted across all markets where the Company operates. Chile is, as of the date hereof, the only market where clients contract the most comprehensive service tier, due to the Company’s 12+ years of operations in that market, the maturity of client relationships, and the scale of the local events industry. We seek to expand usage of our full-service tier throughout all of the markets where we offer our white-label services.

Over the next 24 months, we intend to pursue white-label partnerships in new Latin American and other international markets, such as Bolivia, Brazil, Canada, Portugal, and Spain, while simultaneously focusing on converting our existing white-label partnerships throughout Latin American into full operations, subject to achievement of volume and profitability thresholds.

Our Competitive Strengths

We have identified several competitive strengths that we believe contribute to our success and differentiate us from our competitors.

Proprietary Full-Stack Platform Built In-House

Our platform is developed in-house with no reliance on third-party core infrastructure for ticketing, payments, access control, or business intelligence functionality. We believe this proprietary architecture provides advantages compared to platforms assembled from licensed components or white-labeled solutions from global providers. Control over our technology stack enables rapid feature development and customization to address market-specific requirements. When Latin American markets require support for cash payments, local card networks, or region-specific regulatory compliance features, we can develop and deploy these capabilities directly rather than waiting for global platform providers to prioritize features for markets they consider secondary. Our in-house architecture eliminates dependencies on external technology providers that could create supply chain risk, vendor lock-in, or pricing pressure as we scale. We are not subject to per-transaction licensing fees to core platform providers or technical constraints imposed by third-party roadmaps. We believe our platform’s reliability and performance under high-stress conditions, where failures during on-sales or event-day operations create immediate revenue loss and reputational damage, builds client trust and reduces switching risk for customers evaluating alternative platforms.

Technology-Driven Client Success

Our platform is designed to improve key commercial performance metrics for our clients including conversion rates, sell-through velocity, and average transaction value. These outcomes are driven by several technology-enabled mechanisms: (i) AI-powered personalization engines that surface relevant content based on behavioral signals and purchase history; (ii) dynamic pricing recommendations that support revenue optimization based on real-time demand conditions; (iii) predictive analytics that forecast attendance and inform mid-sale marketing adjustments; and (iv) conversion-optimized checkout flows that minimize friction through streamlined payment processing and saved credential functionality. These capabilities are embedded into our core platform architecture and improve continuously as our data network effects compound across millions of transactions. We believe that our client’s performance improvements are driven by the software platform itself, not dependent on incremental personnel or manual advisory services, creating a scalable value proposition that strengthens with transaction volume.

Integrated Field Operations and Hardware Capabilities

We deliver end-to-end event services including on-site equipment deployment, trained field personnel, and operational expertise in venue management and access control. This integrated model creates differentiation for complex events requiring physical infrastructure and experienced teams to manage entry flows, box office operations, and in-venue sales. Our field operations capabilities include deployment of high-speed QR and barcode scanners, point-of-sale systems, self-service kiosks, and network infrastructure to ensure connectivity in venues with limited internet access. We maintain inventory of this equipment across our operating markets, enabling rapid deployment without requiring clients to source or operate hardware independently. We deploy trained field personnel who manage equipment setup, staffing of entry points and box office locations, technical troubleshooting, cash handling and reconciliation, and post-event equipment retrieval. Promoters and venues value single-provider accountability for both digital and physical event infrastructure. Our ability to provide turnkey solutions expands our addressable market to smaller promoters and venues that lack internal expertise to manage ticketing operations independently. The operational data we capture through our field presence provides insights into customer behavior and venue flow optimization that software-only providers cannot readily access.

White-Label SaaS as Strategic Growth Engine

Our white-label SaaS model represents our primary vehicle for market penetration and long-term scalable growth without the capital intensity, operational complexity, or geographical constraints inherent in full operation services. We believe the economics of our white-label business create sustainable competitive advantages: platform licensing fees generate predictable recurring revenue independent of event seasonality or venue availability, per-transaction fees scale naturally with partner growth aligning our success directly with client success, and, unlike full operation services requiring ongoing field personnel deployment and equipment maintenance, white-label partnerships require only platform maintenance and customer success support, creating operating leverage as our partner base expands. While not necessarily generating higher unit margins on a per-transaction basis, we believe white-label’s capital-light nature enables faster market expansion and a more scalable cost structure, which in turn increases our overall blended gross margin as its share of the revenue mix grows over time. Moreover, we believe our white-label model creates structural lock-in that extends beyond contractual terms. Once regional operators migrate their complete operations onto our platform, including customer databases, event workflows, payment integrations, and historical analytics, switching generally becomes cost-prohibitive and operationally disruptive. This dependency transforms white-label partnerships into de facto permanent infrastructure relationships, where client retention is driven by operational necessity rather than contractual obligation alone. We believe that this has resulted in our white-label business exhibits an approximate 95% annual retention rate while delivering transaction-based revenue that scales with client growth.

Full Operation Selective Market Applications and Strategic Flexibility

While our white-label SaaS model serves as our primary growth engine, we maintain selective full operation capabilities in strategic markets where direct relationships and higher per-transaction economics justify capital and operational investment. In markets where we operate directly under the Ticketplus brand, we capture higher per-transaction revenue through service fees and operational charges while maintaining direct relationships with promoters and end consumers. When opportunities arise to convert white-label relationships into full operation presence through acquisition or organic expansion, we can execute with reduced integration risk and accelerated time-to-value compared to entering markets without existing technology infrastructure. This creates a complementary business architecture where white-label provides scalable market penetration while full operations capture premium economics in core markets, which enables us to adapt our market entry strategy based on local competitive dynamics, capital allocation priorities, and long-term strategic positioning.

Local Market Expertise and Latin American Specialization

Our operational history in Latin America since 2014 provides expertise in navigating market characteristics that we believe create friction for global ticketing platforms. Payment processing complexity in Latin America requires support for diverse payment methods including cash transactions, local debit and credit card networks, bank transfers, installment payment plans, and digital wallets. Our platform integrates these payment methods natively and manages the complexity of multi-currency transactions, foreign exchange risk, and cross-border settlement. Additionally, cultural and operational preferences in event management differ from North American and European norms, including preferred communication channels (WhatsApp), purchasing patterns (group buying), venue relationships, and attendee behavior. Our operational experience in these markets has generated institutional knowledge and best practices that inform our product design and operational execution.

Data Network Effects and Business Intelligence

Our scale across millions of tickets processed spanning thousands of events and multiple countries creates proprietary datasets that generate competitive advantages through network effects. As our transaction volume increases, the quality and comprehensiveness of our data improves, enabling better analytics, more accurate predictive models, and enhanced market knowledge. We believe this data visibility allows us to identify patterns invisible to promoters operating in isolation or smaller platforms with limited data reach. We can identify customers who attend multiple event types across different countries, enabling targeted marketing for touring content. We can benchmark event performance against comparable events to provide promoters with competitive intelligence on pricing, marketing effectiveness, and operational metrics. These data advantages create switching costs for clients as they become increasingly dependent on our historical insights, customer databases, and benchmark comparisons that would be lost if they migrated to alternative platforms.

Cost Efficiency and Operating Leverage

Our technology architecture and operational model are designed to generate operating leverage as transaction volume scales. Platform development costs are largely fixed, meaning incremental transaction volume requires minimal marginal cost increases. Once features are developed, they can serve unlimited transactions without proportional engineering resource increases. We are developing automation and artificial intelligence capabilities designed to reduce operating costs, including AI-enabled customer support systems, predictive analytics, automated financial reconciliation systems, and fraud detection algorithms. Our negotiated payment processing rates benefit from volume consolidation across our platform, with per-transaction costs declining as we process higher aggregate payment volume. Field operations benefit from route density and equipment utilization optimization as event volume concentrates in key markets. These cost efficiency initiatives combined with high gross margins in our white-label SaaS business create pathways to margin expansion as the platform scales.

We believe the commercial value of our data does not arise from raw customer records alone, which clients may export at any time, but from the analysis of behavioral patterns, historical purchase context, segmentation models, and performance benchmarks derived from our multi-market transaction history. The insights we generate across event types, geographies, audience cohorts, and pricing strategies cannot be replicated by competitors without comparable scale and cross-market depth. If a promoter were to migrate to another platform, they would retain access to their contact list, but will lose the historical demand signals, cross-event behavioral graph, pricing elasticity models, and market benchmark intelligence that materially improve marketing efficiency and revenue performance. This contextual intelligence, accumulated over years of operations and millions of transactions, constitutes a core switching cost and reinforces long-term platform dependence.

Our Growth Strategies

Our growth strategy prioritizes white-label SaaS expansion as our primary market penetration vehicle, supported by selective full operation deployments and strategic acquisitions. We believe this approach enables rapid geographic expansion, capital-efficient scaling, and superior unit economics compared to pursuing exclusively direct operations models.

Core Market Consolidation

We are pursuing systematic market consolidation across Latin America through a country-by-country approach that prioritizes markets based on total market size, digital adoption rates, and competitive dynamics. Our expansion strategy leverages the flexibility created by our dual business model. Prioritizing white-label partnerships provides rapid market entry and operational data about local market dynamics, while our full operation model captures higher economics in markets where we have achieved strong competitive positioning. We believe this flexible approach allows us to adapt our market entry strategy based on local conditions and competitive landscape all while maintaining capital-efficient growth and high gross margins inherent to pure software business models. This dual-model flexibility also creates strategic optionality in M&A execution: in markets where white-label partnerships demonstrate strong economics, we can pursue acquisitions with reduced integration risk; in markets where acquisition valuations exceed our disciplined thresholds, we can launch organic full operations leveraging market knowledge gained through white-label presence; and in markets where neither approach is immediately attractive, we can generate revenue and data through capital-light partnerships while waiting for strategic windows to open. We believe this adaptive capital allocation framework—prioritizing returns over speed—differentiates our expansion model from competitors who commit to single-path strategies that cannot be adjusted as market conditions evolve.

Our white-label SaaS platform serves as our primary market expansion mechanism, enabling us to enter new markets within weeks rather than months, by partnering with established regional operators who can bring their existing client relationships, local market knowledge, and operational infrastructure. Once regional ticketing companies migrate their complete operations onto our platform, including customer databases, event catalogs, and operational workflows, switching generally becomes cost prohibitive. Partners become dependent on our technology for their core business operations, creating multi-year relationships with high retention rates. As we accumulate white-label partners across multiple markets, we anticipate that network effects will compound through shared platform enhancements, cross-market data insights, and unified technology roadmap benefiting all partners simultaneously.

Strategic Partnerships and Content

We evaluate and structure strategic partnerships with content owners, promoters, and venues through our proprietary risk assessment framework, Ticketplus Risk. This internally developed platform and methodology enables systematic evaluation of partnership opportunities ranging from single-event collaborations to multi-year exclusive contracts with promoters, venues, and sports franchises, and supports workflow management for partnership approvals, integrating financial projections, risk scoring, and authorization thresholds based on exposure levels and partnership complexity.

Our risk assessment process is managed by a dedicated multidisciplinary team with specialized expertise in financial analysis, event operations, legal structuring, and market intelligence. This team conducts comprehensive due diligence on potential partnerships through Ticketplus Risk, which captures and analyzes operational, financial, and relationship factors through weighted metrics across multiple categories, and maintains comprehensive records of partnership performance, tracking actual results against initial projections including ticket sales, revenues, profit margins, and operational execution quality. This historical performance data informs future partnership decisions and enables continuous refinement of our risk assessment models.

We believe that our structured risk framework allows us to pursue growth opportunities while maintaining portfolio discipline and appropriate risk exposure across diverse event categories and client relationships. Strategic partnerships include revenue sharing arrangements with content rights holders to secure inventory and improve commercial terms, technology partnerships with payment processors and access control providers to enhance platform capabilities, and marketing collaborations with promoters and media partners to reduce customer acquisition costs while driving ticket sales. These relationships are particularly valuable in core markets where we maintain full operations and can capture economic value from increased transaction volume.

Strategic Mergers and Acquisitions

Our M&A strategy is designed to address a primary risk in traditional ticketing acquisitions: integration uncertainty. Our acquisition approach focuses on companies already operating as white-label partners on our platform, where we have complete visibility into operational metrics, customer relationships, and technical infrastructure, which we believe enables data-driven acquisition decisions with reduced integration and valuation risks and low friction consolidation, while also retaining flexibility to pursue organic full operation entries or redeploy capital when valuations are unattractive. The Company’s strategy is designed to acquire companies already operating as white-label partners on its platform, leveraging complete visibility into operational metrics to reduce integration risk. This client conversion strategy represents a key component of the Company’s forward-looking growth plan and is expected to be funded in part with the net proceeds of this offering. As of the date of this prospectus, the Company has not completed a material business combination as defined under IFRS 3 and has not entered into any agreements, commitments, or understandings with respect to any particular business combination, and there can be no assurance that the Company will identify or consummate any such transaction.

Challenges associated with our strategy include, but are not limited to, (i) the need to negotiate acceptable acquisition terms with white-label partners, (ii) the capital requirements associated with transitioning from capital-light licensing relationships to full operational presence, (iii) competition from other potential acquirers, and (iv) the operational complexity of deploying field staff, equipment, and local support infrastructure in new markets. To date, the substantial majority of our workforce is located in Chile. Our centralized platform enables remote operations for core functions such as software development, platform infrastructure, finance, and commercial management, and therefore does not require physical presence in the markets served. However, on-site execution services under the full operations model will require local personnel; therefore, we will need to employ, or contract for, local personnel in each location where we do not already have such staff, which may limit our growth rate. We plan to address this limitation through a phased deployment approach that allows local presence to scale proportionally to transaction volumes in each new market.

The acquisition process will begin with target identification of regional ticketing companies, independent venues, and promoter organizations across our markets. We plan to offer our white-label SaaS platform to these targets, enabling them to migrate their operations onto our technology infrastructure. Once white-label partners are operating on our platform, we will gain complete operational visibility into their business performance through our integrated business intelligence systems. This informational advantage will provide us with real-time data on transaction volumes, customer retention, pricing dynamics, and growth trajectories that traditional acquirers cannot access until post-acquisition, when integration risks have already been incurred. This will enable us to make confident acquisition decisions based on verified operational performance rather than management projections, significantly reducing valuation risk and due diligence costs. Moreover, because the technical integration will have been completed before the merger transaction, post-acquisition execution risk will be materially lower than in traditional M&A scenarios—we will be acquiring operational control of a business that already runs on our infrastructure, not inheriting a technology migration project.

When we pursue acquisitions of white-label partners already operating on our platform, post-acquisition integration will focus on operational consolidation, branding decisions, and commercial optimization rather than the complex and risky technology migrations that typically challenge traditional ticketing acquisitions. Our platform architecture is specifically designed to enable low-friction consolidation, minimizing business disruption and accelerating time-to-synergy realization when acquisition opportunities arise.

In markets where existing ticketing companies demonstrate strong performance through their white-label operations, where organic growth appears more attractive or where acquisition valuations exceed our investment limits, we can launch our own full operation presence leveraging the market knowledge and operational insights gained through years of white-label partner data. This flexibility ensures we will be able to continue adapting our market entry strategy as conditions evolve. If one region becomes overpriced or if specific opportunities fail to meet our investment criteria, we can redirect focus to alternative markets while maintaining our growth trajectory.

Product Innovation and AI

We are integrating artificial intelligence across both daily workflows and core operational processes to enhance efficiency, decision quality, and commercial performance. The Company currently uses AI and machine learning in the following areas: (i) AI-powered personalization engines for content recommendations based on behavioral signals and purchase history; (ii) machine learning models for demand forecasting, pricing recommendations, fraud pattern detection, automated financial reconciliation, and customer segmentation; and (iii) AI-powered agents to automate repetitive internal tasks, accelerate documentation and support responses, assist in data retrieval, and streamline operational coordination.

These models leverage multi-market transaction datasets and are trained and deployed on AWS machine learning infrastructure.  The Company utilizes commercially available third-party software and services under standard licenses for certain non-core functions and is not dependent on any single third-party license for core operations.

The Company continues to develop our services AI capabilities, including dynamic pricing algorithms, expanded analytics capabilities, and increased efficiency within the user interface. By operationalizing AI across both internal workflows and product functionality, our goal is to achieve a compounding improvement cycle where platform performance, operational leverage, and commercial outcomes strengthen in parallel as our data network effects expand.

International Expansion

Our international expansion strategy leverages insights from existing operations and white-label partnerships to identify attractive markets beyond Latin America. We are evaluating opportunities in markets with Hispanic populations, similar market structures to our core geographies, and favorable regulatory environments, such as Canada, Portugal and Spain.

The North American Hispanic market represents an attractive opportunity given cultural alignment and existing relationships with Latin American promoters who tour internationally. We continue to build capabilities to support expansion as opportunities arise, including compliance infrastructure, payment processing relationships, and operational expertise.

Sales and Marketing

We employ a dual-channel go-to-market strategy designed to address distinct customer segments through differentiated sales approaches while maintaining unified brand positioning and platform capabilities. Our commercial strategy reflects the distinct purchase decision processes, sales cycle complexity, and customer acquisition economics between our two business models. Our sales organization combines general account management with vertical-specific expertise, enabling efficient customer acquisition and relationship management across diverse event categories and business models. Marketing efforts focus on lead generation through industry presence, digital channels, and content strategy, while communications initiatives build brand awareness through event promotion and achievement showcasing.

Full operation sales target promoters, venues, sports organizations, and cultural institutions seeking comprehensive ticketing and operations, with sales driven by renewal cycles and new event opportunities that often evolve from spot engagements into multi-year exclusivity based on demonstrated reliability and outcomes. White-label sales involve longer cycles due to strategic migration considerations, including technical capabilities, feasibility, retraining, customer communications, and total cost of ownership, addressed through streamlined onboarding and a plug-and-play methodology encompassing complete legacy data transfer, local payment integrations, invoicing and tax compliance, and tailored platform customization to reduce risk and accelerate time-to-value. Our sales approach emphasizes demonstrating value through exceptional delivery rather than aggressive contractual lock-in, building trust that supports natural relationship expansion.

We tailor strategy to vertical buying patterns: in sports, annual planning and multi-year partnerships favor predictable renewals and high-value stability, with emphasis on season ticketing, memberships, fan engagement, and high-volume sales capabilities; concerts and festivals require agile, relationship-driven execution responsive to touring schedules and opportunistic productions; theater and performing arts necessitate subscriber management, seat hold features, patron database depth, and refined user experiences aligned with sophisticated audience expectations; corporate events and conferences prioritize white-label branding, security and compliance, registration and attendee tracking, and sponsor reporting suited to enterprise procurement and risk frameworks.

Our matrixed sales organization blends platform fluency with vertical specialization, where Key Account Managers lead relationships end-to-end, from pipeline development through negotiation, execution, and expansion, supported by vertical specialization heads in music, sports, theater, corporate events, nightlife, and other categories who bring deep industry knowledge to complex opportunities and inform product priorities. This structure enables rapid scale by pairing generalist account management with specialized guidance, ensuring credibility with sophisticated clients while maintaining onboarding efficiency. Customer Success bridges sales and ongoing account management, overseeing implementation, training, optimization, issue resolution, expansion identification, and renewals, aligning retention and revenue growth through adoption and feature expansion that complement initial sales outcomes.

We drive consistent pipeline development through a balanced mix of inbound marketing, outbound prospecting, and industry presence, optimizing customer acquisition costs via high-conversion channels. Modern CRM infrastructure underpins pipeline tracking, opportunity management, and forecasting, with disciplined lead qualification, stage criteria, forecast categories, and activity measurement driving execution quality and visibility. Active participation in ticketing, sports, music, and regional events fuels lead generation, thought leadership, market intelligence, and relationships across clients, partners, and industry stakeholders. Digital marketing, including search engine optimization, targeted advertising, and bilingual content, supports awareness and self-service education via comprehensive services and documentation pages, while word-of-mouth and referrals capitalize on high reported client satisfaction and retention, with Net Promoter Scores (a customer loyalty metric, ranging from -100 to +100) exceeding +58 points underscoring strong client recommendations that supplement paid acquisition channels.

Our communications and marketing teams build brand awareness, promote client events, and showcase achievements through media relations, press releases, social content, and community engagement anchored in visual storytelling, client testimonials, and operational excellence. This content strategy blends services promotion with industry insights, event marketing that drives client ticket sales while demonstrating platform scale, engagement campaigns, and milestone announcements across target audiences. Event promotion serves the dual objectives of supporting client success while simultaneously demonstrating our platform’s scale and diversity to prospects and industry stakeholders.

Competition

We operate in a highly competitive environment. As we seek to continue growing our marketplace globally, we face competition in attracting clients.

Our primary competitors include global platforms such as Ticketmaster and Eventbrite, regional operators including Ticketek and Punto Ticket, and numerous local ticketing companies in each of our operating markets. We also face competition from white-label technology providers and from clients who are increasingly choosing to self-ticket through proprietary systems or direct sales through their own channels.

Rather than competing solely on scale, the Company’s infrastructure is designed to operate effectively in environments where global platforms face structural limitations, including fragmented payment systems, regulatory complexity, and events requiring on-the-ground operational support.

As platform usage scales, we benefit from increasing data density across markets and event types, strengthening pricing intelligence, fraud prevention, and operational benchmarking. We believe these cumulative data effects reinforce customer retention and create durable structural advantages that are difficult for single-market or single-model competitors to replicate over time.

We believe we compete favorably based on multiple factors, including platform reliability and scalability, localized payment acceptance and compliance, business intelligence and optimization tools, integrated field operations, and flexible commercial models that align with client growth. See “—Our Competitive Strengths” for a detailed discussion of our competitive positioning.

Seasonality

Ticketing volumes are affected by event calendars and exhibit seasonal patterns, by diversifying the type of events we serve we pursue seasonal peak offsetting to create more consistent aggregate transaction volume throughout the year. Most sporting events operate on defined seasons; performing arts run year-round with subscription pre-sales smoothing revenue; corporate events often concentrate in the first and fourth quarters; concerts and festivals are more seasonal and route through Latin America in specific windows, such as November through March for major international tours, while local and regional concert activity peaks during warmer months and holiday periods. Despite these diversification benefits, our business does experience quarterly variation in transaction volume and revenue. Periods with major international touring activity, large-scale festivals, and peak sports schedules generate higher platform volume compared to periods with fewer tentpole events.

Intellectual Property

Our intellectual property consists primarily of our proprietary software platform, domain names, and limited trademark registrations. While our business is not materially dependent on registered intellectual property rights such as patents, we believe our proprietary technology and operational know-how developed over 12 years provides competitive advantages in the Latin American ticketing market.

Our primary intellectual property asset is our proprietary ticketing platform, which we have developed internally since our inception. This platform includes our ticketing engine, white-label SaaS architecture, access control systems, Ticketplus Risk and data analytics tools, all of which represent substantial investments in software development. We own all rights to this software and protect it through trade secret protections and contractual restrictions.

We own and maintain various domain names necessary for our operations, including ticketplus.com as our primary domain, along with country-specific domains such as ticketplus.cl, ticketplus.com.pe, and ticketplus.cr. We also maintain additional domains including myticketplus.com, ticketplus.global, netlinkapp.com, pagolatam.com, and globalstreame.com for various operational purposes.

We have limited trademark protection for our brands and marks. Our primary trademark registration is “TICKETPLUS.CL” in Chile (registration number 1293036, classes 35 and 41), registered with the National Institute of Industrial Property (INAPI) since September 28, 2018. As part of our intellectual property strategy, we have filed and continue to evaluate additional trademark applications for “TICKETPLUS” and related marks in key jurisdictions across Latin America.

We rely on trade secrets and operational know-how related to our business processes, including event management procedures, customer service protocols, and market-specific operational methods developed through our experience in Latin American markets. We protect these through confidentiality agreements with employees, contractors and partners.

We license our white-label platform to partners under standard commercial terms, retaining all intellectual property rights to our software. We utilize commercially available third-party software and services under standard licenses for certain non-core functions. We are not dependent on any single third-party license for our core operations.

Human Capital

Our values of innovation, commitment, excellence, attention to detail, agility, and technology leadership guide our culture. We maintain a relatively flat organizational structure that enables quick communication and decision-making, enabling us to respond quickly to market opportunities and client needs. We maintain training programs tailored to functional requirements across the organization, and invest in role-specific training for technology, commercial, and operations teams. Compensation includes performance-based incentives aligned to individual, team, and company outcomes. We maintain non-discrimination and equal opportunity policies and benefit from a diverse, geographically distributed workforce across Latin America, North America, and Europe.

As of December 31, 2025, we had 34 employees globally, of which 28 are full-time employees and 6 are dedicated contractors. The substantial majority of our workforce is located in Chile, with additional team members working remotely from Colombia, Ecuador, Spain, the United States, and Venezuela to support regional operations and market development.

The following table sets forth the number of our employees by function as of December 31, 2025:

FUNCTION	NUMBER OF EMPLOYEES	PERCENTAGE
Commercial	12	35%
Technology	9	26%
Product & Services	4	12%
Finance	4	12%
Operations	4	12%
Human Resources	1	3%
Total	34	100%

None of our employees are represented by labor unions or subject to collective bargaining agreements, and we believe that we have an excellent relationship with everyone who works with us.

Facilities

Our principal executive office is located at Alonso de Córdova 5320, Piso 16, Las Condes, Región Metropolitana. Santiago, Chile, and consists of 700 square meters (approximately 7,535 square feet). We lease this facility pursuant to a one-year sublease agreement, dated April 1, 2024, which automatically renews for successive 12-month periods unless either party provides at least 60 days’ written notice prior to the expiration of the initial term (March 31, 2025) or any renewal period. The lease provides for a monthly base rent of 207.2 UF (Unidades de Fomento), a Chilean inflation-indexed unit of account, equivalent to approximately $8,288 per month. The rent automatically adjusts for inflation through the UF mechanism. We believe that our facilities have been adequately maintained, are in good condition, and are suitable and adequate for our business operations.

Legal Proceedings

We are not aware of any legal or regulatory proceedings that, individually or in the aggregate, would have a material adverse effect on our business, financial condition, or results of operations.

Government and Environmental Regulation

As a technology platform operating across multiple countries, we are subject to consumer protection, data privacy, payment processing, anti-money laundering, tax, labor, and other regulations across our operating jurisdictions. Our compliance strategy is designed to address the most stringent international standards to ensure consistent data protection and security standards across all markets while enabling rapid adaptation to evolving regulatory requirements throughout Latin America and potential future expansion into markets with advanced regulatory regimes.

Our corporate headquarters in Chile subjects us to Chilean regulatory requirements, including consumer protection laws, data privacy obligations, electronic invoicing and tax reporting standards, and labor regulations, such as Law No. 19.496 and Law No. 21.398 on consumer protection, Law No. 19.628 and Law No. 21.719 on personal data protection, Law No. 21.521 on electronic payments and the operation of digital platforms, and Law No. 21.663 and General Rule No. 461 for cybersecurity. We also comply with the instructions, circulars, and enforcement practices of SERNAC, Servicio de Impuestos Internos, Chile’s internal revenue service, and Dirección del Trabajo, Chile’s Labor Directorate.

We comply with additional federal, state and international laws, regulations and other standards designed to protect personal data. Our platform is designed to align with international data protection standards, including frameworks such as the California Consumer Privacy Act and the GDPR, and we maintain PCI Data Security Standard (DSS) compliance for payment processing. These frameworks govern privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data, an area that is increasingly subject to legislation and regulations in numerous jurisdictions.

Our multi-jurisdictional compliance approach includes adherence to consumer protection standards comparable to those enforced by the U.S. Federal Trade Commission (FTC), payment processing regulations aligned with international card network requirements, and anti-money laundering and counter-terrorism financing protocols consistent with Financial Action Task Force (FATF) global guidelines, in addition to tax compliance frameworks adapted to each operating country’s regulatory environment.

We may be subject to various U.S. and non-U.S. anti-corruption laws, including the FCPA in the U.S. and Chile’s Law No. 19.913, Law No. 20.393, and Law No. 21.121. These laws generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments of cash (or anything else of value) to government officials and other persons in order to obtain or retain business. We also adhere to guidelines issued by the OECD Working Group on Bribery and Chile’s obligations under the OECD Anti-Bribery Convention. Our business operations also must be conducted in compliance with applicable economic sanctions laws and regulations, including rules administered by the United Nations Security Council, Chile’s Ministry of Foreign Affairs, and other relevant authorities.

Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the rapidly evolving industry in which we operate. Compliance with these laws, regulations and similar requirements may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business. New laws and regulations or changes to existing laws and regulations imposing these or other restrictions could limit or inhibit our ability to operate, or our clients’ ability to continue to use, our platform. We regularly work with outside counsel to support our compliance with such laws and regulations and adjust our policies accordingly.

While our direct environmental footprint is modest, we pursue operational efficiencies in our field operations and evaluate opportunities to digitize historically paper-based processes, including mobile ticket adoption that reduces physical waste. We monitor emerging disclosure expectations and seek to align with applicable frameworks as feasible for our scale and markets.

Data Privacy and Security

Maintaining the trust of customers and partners who use our platform is fundamental to our success. Compliance with applicable data protection, data privacy and security laws, rules, regulations, policies, industry standards and other legal obligations regulating the collection, storage, sharing, disclosure, transfer, use and other processing of personal data is integral to our business strategy and to the creation and maintenance of trust in our platform. We take a variety of technical and organizational security measures and other procedures and protocols designed to protect our data and information, including personal data and other data pertaining to customers, partners, employees and other parties, and to maintain compliance with changing local and international data privacy regulations.

Our privacy framework embodies GDPR principles including privacy by design, data minimization, purpose limitation, and accountability. We implement comprehensive privacy impact assessments for new features before launch, maintain detailed data processing records, and provide transparent privacy notices compliant with international best practices. The Chief Technology Officer of Ticketplus SpA serves as a Data Protection Officer, ensuring privacy considerations are integrated into strategic and operational decisions.

Our payment processing compliance follows PCI DSS requirements appropriate for our role as service provider accepting and transmitting cardholder data across multiple countries and payment networks. Our compliance approach emphasizes tokenization and encryption to minimize systems processing actual payment credentials, implementing security controls that meet international card network standards regardless of local regulatory minimums. We are in the process of implementing AI-enabled reconciliation capabilities to automate transaction matching and improve financial reporting accuracy.

Our cybersecurity governance includes formal designation of a Chief Information Security Officer role within Ticketplus SpA (currently held by the Chief Technology Officer), structured incident response procedures aligned with international incident notification frameworks, and regular security audits conducted against standards including ISO 27001 and SOC 2 principles. This governance structure positions us to maintain security certifications as we scale and enables compliance with enterprise customer security requirements.

Our software development lifecycle incorporates security at every stage. We encrypt data, enforce role-based access with multi-factor authentication, network security with web application firewall and DDoS protection, automated vulnerability scanning and automated scanning and third-party penetration tests. All code changes are subject to peer review before deployment. Continuous integration pipelines execute automated testing, security scanning, and validation before production release.

Despite certain systems and processes that are designed to protect information and prevent security breaches or incidents, we may be unable to anticipate or prevent accidental or unauthorized access to or processing of data. In addition, the personal data that we collect, especially financial information, is regulated by multiple laws, including several data privacy laws. Such laws may be interpreted and applied inconsistently from country to country. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among ourselves, our subsidiaries and other parties with which we have commercial relationships. See “Risk Factors—Risks Related to Government Regulation and Being a Public Company” for more information.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist and/or proliferation financing or property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, and/or if any person has frozen the funds of anyone involved in proliferation financing, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”) or a nominated officer, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct including without limitation, money laundering or proliferation financing, (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property or (iii) the FRA, pursuant to the Proliferation Financing (Prohibition) Act (as amended) of the Cayman Islands, if the disclosure relates to details of any frozen funds or economic resources or actions taken in compliance with the prohibition requirements of the relevant United Nations Security Council measures. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing or financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Should a shareholder or its duly authorized delegates or agents be, or become (or is believed by the Company or its affiliates (“Agents”) to be or become) at any time while it owns or holds an interest in the Company, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by the Company in its sole discretion, then (i) the Company or its Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of the Company (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) the Company, its Agents and/or service providers may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the FRA, or other applicable governmental or regulatory authorities (without notifying the shareholder that such report has been made or information has been so provided); such a report or disclosure shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise, and (iii) the Company and its Agents have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Economic Substance - Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (as amended) (the “Substance Act”) imposes certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which we need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. Based on the current interpretation of the Substance Act, we believe that our company is a pure equity holding company as it only holds equity participations in other entities and only earns dividends and capital gains. Accordingly, for so long as our company is a “pure equity holding company”, it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Cayman Companies Act; and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there is no assurance that we will not be subject to additional requirements under the Substance Act. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection in the Cayman Islands – Privacy Notice

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

For the purposes of this privacy notice, the “Company”, “we”, “us” and “our” refers to the Company and its affiliates and/or delegates, and “you” or “your” means the shareholder and also includes any individual connected to the shareholder, in each case except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to us with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlets, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or a third party to whom the data are disclosed where we consider that, on balance, our (or their) legitimate interests are not overridden by your rights, freedoms or legitimate interests. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that appropriate legal agreements are put in place with the recipient of that data.

Shareholder Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate shareholder (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the Company, this will be relevant for those individuals and you should transmit the content of this privacy notice to such individuals or otherwise advise them of its content.

 How the Company May Use Your Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	for the performance of our contractual rights and obligations, including without limitation, under any purchase, subscription and/or underwriting agreements and our amended and restated memorandum and articles of association;

(ii)	for compliance with our legal and regulatory obligations (such as compliance with anti-money laundering, counter terrorist financing, prevention of proliferation financing, financial sanctions, FATCA/CRS requirements, addressing requests from governmental, regulatory, tax and law enforcement authorities, beneficial ownership and maintaining statutory registers);

(iii)	our legitimate interests or those of a third party where we consider that, on balance, our (or their) legitimate interests are not overridden by your rights, freedoms or legitimate interests; and/or

(iv)	where you otherwise consent to the processing of personal data for any other specific purpose.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

We will only transfer personal data in accordance with the requirements of the DPA. We may transfer your personal data to certain third parties, who will process your personal data on our behalf, including third party service providers that we appoint or engage to assist with the Company’s management, operation, administration and legal, governance and regulatory compliance. In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the U.S., the Cayman Islands or the European Economic Area) which jurisdictions may not have data protection laws equivalent to the DPA. This may be necessary for one of a number of reasons, including for the performance of our contractual rights and obligations, under an agreement with a third party that is in your interests, or in connection with international cooperation arrangements between governmental, regulatory, tax and law enforcement authorities.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach in accordance with the DPA.

Rights of Individual Data Subjects

Individual data subjects have certain data protection rights, including the right to:

●	be informed about the purposes for which your personal data are processed;

●	access your personal data and receive information about its use;

●	stop direct marketing;

●	stop or restrict the processing of your personal data, subject to certain exemptions;

●	have incomplete or inaccurate personal data corrected;

●	be informed of a personal data breach (unless the breach is unlikely to be prejudicial to you);

●	complain to the Data Protection Ombudsman; and

●	require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Chien-Fu Chen Chen	37	Chief Executive Officer and Director
Joaquín Jadue	37	Chief Financial Officer
Yethro Dinamarca Santelices	36	Director and Chair of the Board
Christopher Gardner	72	Director Nominee(1)
Richard Ingrassia	61	Director Nominee(1)
Tania Sutin Bleiberg	49	Director Nominee(1)

(1)	To be appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Chien-Fu Chen Chen has served as our Chief Executive Officer and a member of our board of directors since December 2025. Mr. Chen co-founded Ticketplus SpA in December 2014 and served as its Chief Technology Officer until October 2019 when he became the Chief Executive Officer. During his tenure, Mr. Chen has helped Ticketplus evolve from a bootstrapped startup into one of the leading digital ticketing platforms in Latin America, combining proprietary technology, operational scale, and a strong focus on automation and efficiency. He brings a technology-driven approach to executive leadership that emphasizes automation, data-driven decision-making, and scalable operations rather than traditional administrative structures. During the COVID-19 pandemic, Mr. Chen demonstrated strong crisis management and adaptability by rapidly pivoting Ticketplus’ business model, accelerating the development of live streaming capabilities and digital tools to support producers and venues. In addition, Mr. Chen has led the development of Ticketplus’ proprietary technology suite. Mr. Chen earned a bachelor’s degree in Civil Engineering in Computer Science and Telecommunications from Universidad Diego Portales in Santiago, Chile.

Joaquín Jadue has served as our Chief Financial Officer since December 2025. Mr. Jadue co-founded Ticketplus SpA in December 2014 and served as its Chief Executive Officer until May 2019 when he became the Chief Marketing Officer, a position he held until April 2021. From April 2021 to July 2022 and since January 2025, Mr. Jadue has served as the Chief Financial Officer and, from July 2022 to January 2025, he served as Chief Operating Officer and Head of Business Development, overseeing operational optimization, regional scalability, and strategic expansion initiatives across Latin America culminating with a presence in 11 countries. Throughout his tenure, Mr. Jadue has played a key role in shaping Ticketplus’ financial strategy, operational infrastructure, and long-term growth trajectory by establishing financial planning and analysis frameworks, implementing internal financial controls, and leading capital allocation decisions during critical phases of growth while also laying the foundation for Ticketplus’ current operations by securing early-stage financing, building the foundational team, and establishing key relationships with producers and venues. Mr. Jadue earned a bachelor’s degree in Industrial Civil Engineering from the University of Chile in Santiago, Chile.

Yethro Dinamarca Santelices has served as a member and the Chair of our board of directors since December 2025. Mr. Dinamarca joined Ticketplus in June 2018 as a shareholder and has since played a central role in defining its long-term strategy, corporate structuring, and governance framework. Early in his professional career, Mr. Dinamarca worked in the energy and infrastructure sector, as a Strategic Developer Manager from January 2014 to December 2015 with Sky Solar Holdings, Ltd., an international renewable energy company that was listed on Nasdaq until it merged in October 2020 with Square Acquisition Co, where he was involved in the development, structuring, and financing of solar photovoltaic energy projects in Uruguay, supported by long-term power purchase agreements with UTE, a state-owned company of Uruguay, and with the participation of the Inter-American Development Bank (IDB). Since 2017, Mr. Dinamarca has participated at a strategic level as a shareholder in the structuring, oversight, and allocation of capital in the real estate sector in Chile, working with Chile’s leading banks and insurance companies in financing, refinancing, and structuring institutional-grade urban real estate assets, with a focus on income-generating, long-term investment models. Also, since 2017, Mr. Dinamarca has participated as a shareholder in technology companies with long-standing operating histories, focused on the development of mission-critical solutions for the public sector and higher education, operating in highly regulated environments and maintaining strategic alliances with publicly listed technology companies. Since 2019, Mr. Dinamarca has also participated in long-term investment and ecological conservation projects involving rural assets in Chile, with a focus on environmental preservation, responsible land management, and sustainable value creation, complementing his long-term perspective on capital allocation and project development. Throughout his career, Mr. Dinamarca has been involved in negotiations and the management of complex situations with institutional counterparties, prioritizing constructive solutions, the protection of third parties and stakeholders, and the responsible resolution of contingencies. Between 2009 and 2013, Mr. Dinamarca completed a summer academic program at Harvard University and pursued studies in History and Business Administration at the Pontifical Catholic University of Chile in Santiago, Chile, and at the University of Belgrano in Buenos Aires, Argentina.

Christopher Gardner has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Since June 2021, Mr. Gardner has been the Senior Managing Director at Sutter Securities, Inc. From January 2023 to September 2025, Mr. Gardner served as a director of Brera Holdings PLC, a multi-club ownership holding company focused on sports listed on Nasdaq under the symbol BREA. Mr. Gardner’s first book, The Pursuit of Happyness, published in May 2006, became a New York Times and Washington Post #1 Bestseller that has been translated into over 40 languages and inspired the critically acclaimed film of the same name, starring Will Smith as Mr. Gardner. Mr. Gardner’s second bestselling book, “Start Where You Are,” was published in May 2009 and his most recent book, “Permission to Dream,” was published in April 2021. Mr. Gardner has over 30 years of experience in the financial services industry and in 1987 established the brokerage firm, Gardner Rich & Co, which he sold in 2006. Mr. Gardner has also served on the board of the National Education Foundation. We believe that Mr. Gardner is qualified to serve on our board of directors due to his record of executive and financial services experience.

Richard Ingrassia has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Mr. Ingrassia has over 30 years of professional experience in finance, investment banking, and consulting. Since January 2018, Mr. Ingrassia has served as a Managing Member of Wheelhouse Digital Studios LLC, a venture capital company, and, since January 2025, as an Adjunct Professor at College of Charleston School of Business, where he teaches an undergraduate course in Entrepreneurship and Impact Investing. From February 2017 to October 2024, he served as Chief Financial Officer of Atlas Reality, Inc., a mobile gaming company. Mr. Ingrassia served as an Adjunct Professor at Concordia University Irvine’s Graduate School of Business, where he taught courses in Equity Research & Investing and Creating New Ventures, from September 2016 to January 2023. Mr. Ingrassia served as Managing Director of Digital Offering LLC, a boutique investment bank, from October 2013 to December 2018. Prior to joining Digital Offering, Mr. Ingrassia was a Senior Research Analyst at Roth Capital Partners from April 2002 to October 2013, where he supported more than $2 billion in equity capital market transactions. Mr. Ingrassia earned a Bachelor of Arts degree, magna cum laude, in Economics from the University of Notre Dame and a Master of Science in Journalism with a publishing concentration from Northwestern University. We believe Mr. Ingrassia is qualified to serve on our board of directors due to his extensive experience in finance and investment banking.

Tania Sutin Bleiberg has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Since November 2023, Ms. Sutin Bleiberg has served as Sector Director of Business and Services (Directora Sectorial Administracion y Servicios) at INACAP, the largest higher-education institution in Chile, and as a board member of Fundación Kodea, where she also served as Manager of Future of Work and Social Innovation from November 2018 to November 2023. From July 2022 to July 2023, she served on the board of Chiletec (Asociación de Empresas Chilenas de Tecnología), the main trade association of Chilean technology companies. Ms. Sutin Bleiberg served as the Executive Director at Talento Digital para Chile, a training and educational initiative from January 2019 to January 2021, and as Director of Graduate Programs at Universidad Mayor from March 2011 to July 2016. While Ms. Sutin Bleiberg was employed at InvestChile, the Chilean Investment Promotion Government Agency, from August 2016 to April 2020, she served as Head of the Strategy and Corporate Management Division and as an Advisor. Previously, Ms. Sutin Bleiberg spent 12 years at CORFO, the Chilean Economic Development Agency, in various positions, including Manager of Operations and Human Capital Development in the Investment and Development Division. Ms. Sutin Bleiberg was recognized among the “100 Mujeres Líderes” by El Mercurio in 2020 (selected among the 20 winners in the “social” category) and named one of the “50 Genias” in 2024. Ms. Sutin Bleiberg holds a Master of Science in Management (Public Sector) from the London School of Economics and Political Science and a Bachelor’s degree in Government and Public Administration from Universidad de Chile. We believe Ms. Sutin Bleiberg is qualified to serve on our board of directors due to her extensive experience in the Chilean technology ecosystem and public-private innovation, talent and entrepreneurship programs.

No family relationships exist between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

NYSE American’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of two directors, neither of whom are independent within the meaning of NYSE American’s rules. We expect to enter into an independent director agreement with each of Christopher Gardner, Richard Ingrassia and Tania Sutin Bleiberg, pursuant to which they will be appointed to serve as an independent director effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these expected appointments, our board of directors will consist of five (5) directors, three (3) of whom will be independent within the meaning of NYSE American’s rules.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities, subject to applicable stock exchange limitations, if any, whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party.

Board Committees

Prior to the effective date of the registration statement of which this prospectus forms a part, we plan to establish a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Christopher Gardner, Richard Ingrassia and Tania Sutin Bleiberg, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, with Richard Ingrassia serving as chair of the audit committee. Our board has determined that Richard Ingrassia qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) overseeing compliance with the our code of ethics; (viii) reviewing hedging transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Our compensation committee will consist of Christopher Gardner, Richard Ingrassia and Tania Sutin Bleiberg, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, with Christopher Gardner serving as chair of the compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Christopher Gardner, Richard Ingrassia and Tania Sutin Bleiberg, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and NYSE American’s rules, with Tania Sutin Bleiberg serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; and (iv) reviewing and approving related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including:

●	a duty to act in good faith in what the director believes to be in the best interests of our company as a whole;

●	a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	a duty to not improperly fetter the exercise of future discretion;

●	a duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

●	a duty not to put themselves in a position in which there is a conflict between their duty to our company and their personal interests; and

●	a duty to exercise independent judgment.

In addition to the above, our directors owe our company a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the Company and the general knowledge, skill and experience of that director.

In fulfilling their duties to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	convening shareholders’ extraordinary general meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Conflicts of Interest

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the Company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. Our amended and restated memorandum and articles of association provide that, among other matters, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may (A) be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (B) the presentation of which would breach an existing legal obligation of any director or officer to any other entity. As a result, if any of our officers or directors becomes aware of a business opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to conduct our business.

Terms of Directors and Officers

Our directors may be appointed by our shareholders by ordinary resolution, being a resolution of the Company passed by a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy at a general meeting. In addition, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director either to fill a casual vacancy on our board or as an addition to the existing board. Our officers are appointed by and serve at the discretion of our board of directors.

Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The term of Class I directors shall terminate on the date of the first annual general meeting after this offering, the term of the Class II directors shall terminate on the date of the second annual general meeting after this offering, and the term of the Class III directors shall terminate on the date of the third annual general meeting after this offering. Under our amended and restated memorandum and articles of association, each director will hold office until the director’s term of office has expired and their successor has been duly elected and qualified, or until the director’s earlier death, resignation or removal. A director may be removed from office by ordinary resolution of the shareholders or by our board of directors by the affirmative vote of a simple majority of the directors present and voting at a board meeting. A director will also cease to be a director automatically if the director (a) resigns their office by notice in writing to the Company; (b) was only appointed as a director for a fixed term and such term expires; (c) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that the director has by reason of such absence vacated office; (d) becomes bankrupt or makes any arrangement or composition with the director’s creditors generally; (e) dies or in the opinion of the director’s registered medical practitioner is or becomes of unsound mind; (f) ceases to be a director by virtue of, or becomes prohibited from being a director by reason of, an order made under any applicable law; or (g) is removed from office by notice addressed to the director at their last known address and signed by all of the other directors (not being less than two in number).

Employment and Indemnification Agreements

We intend to enter into employment agreements with our executive officers. Our executive officers will be employed for an indefinite period, unless either we or the executive officers give prior notice to terminate such employment. We will be able to terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of certain criminal offenses, willful act of fraud, misappropriation, embezzlement or theft, or a willful breach of fiduciary duty involving personal profit. An executive officer may terminate his or her employment at any time with not less than 30 days’ prior written notice.

Our amended and restated memorandum and articles of association provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Additionally, we intend to enter into agreements to indemnify our directors and our executive officers to the maximum extent allowed under applicable law. Under the form of indemnification agreement filed as an exhibit to the registration statement of which this prospectus forms a part, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Compensation of Directors and Executive Officers

We recorded $160,544 in total compensation to directors and executive officers for the year ended December 31, 2025. None of our directors or executive officers received any equity awards, including options, restricted shares or other equity incentives in the year ended December 31, 2025. We have not set aside or accrued any additional amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers. In connection with this offering, we adopted an equity incentive plan, see “—Equity Incentive Plan” below.

Under their independent director agreements with us, each independent director will receive an annual cash fee and an initial restricted share unit award upon the consummation of the Company’s initial public offering, or the Effective Time. We will pay the annual cash compensation fee to each independent director in four equal installments no later than the fifth business day of each calendar quarter commencing in the quarter following the Effective Time. Under their agreements, each independent director shall be granted restricted share units, which will vest in equal monthly installments over a three (3) year period beginning at the Effective Time. We will also reimburse each independent director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the independent director’s duties for us. As also required under the independent director agreements, we have separately entered into a standard indemnification agreement with each of our independent directors, the term of which will begin at the Effective Time.

Equity Incentive Plan

Our board of directors approved the Ticketplus Ltd. 2026 Equity Incentive Plan, or the 2026 Plan, on May 27, 2026.

Purpose of the 2026 Plan: The purpose of the 2026 Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of Ordinary Shares that may be issued pursuant to awards granted under the 2026 Plan will be 2,000,000 shares. Cancelled and forfeited share options and share awards may again become available for grant under the 2026 Plan. As of the date of this prospectus, we have not granted any shares under the 2026 Plan and all 2,000,000 shares remain available for issuance under the 2026 Plan. We expect to grant awards for a total of 55,555 Ordinary Shares under the 2026 Plan upon the consummation of the Company’s initial public offering. We intend that awards granted under the 2026 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2026 Plan shall be so construed.

The following summary briefly describes the principal features of the 2026 Plan and is qualified in its entirety by reference to the full text of the 2026 Plan.

Awards that may be granted include: (a) Incentive Share Options, or ISO (b) Non-qualified Share Options, (c) Share Appreciation Rights, (d) Restricted Shares, (e) Restricted Share Units, or RSUs, (f) Shares granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of the Ordinary Shares and the award holder’s continuing service with us.

Share options give the option holder the right to acquire from us a designated number of Ordinary Shares at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the Ordinary Shares on the date of grant. Share options granted may be either incentive share options or non-qualified share options.

Share appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2026 Plan, holders of SARs may receive this payment – the appreciation value – either in cash or Ordinary Shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted shares are awards of a right to receive Ordinary Shares on a future date. Restricted Share Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted shares can take the form of awards of restricted shares, which represent issued and outstanding Ordinary Shares subject to vesting criteria, or restricted share units, which represent the right to receive Ordinary Shares subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our board of directors may grant Ordinary Shares to any eligible recipient as a bonus, or to grant shares or other awards in lieu of obligations to pay cash or deliver other property under the 2026 Plan or under other plans or compensatory arrangements.

The 2026 Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, Ordinary Shares, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2026 Plan are described in more detail below.

Administration of the 2026 Plan: The 2026 Plan is currently administered by our board of directors. All questions of interpretation of the 2026 Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the 2026 Plan or of any award shall be determined by the board of directors, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2026 Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the board of directors. in the exercise of its discretion pursuant to the 2026 Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the 2026 Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the 2026 Plan: The maximum aggregate number of Ordinary Shares that may be issued under the 2026 Plan shall be 2,000,000 shares and shall consist of authorized but unissued or reacquired Ordinary Shares or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as share splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, or share dividend. Shares subject to an award under the 2026 Plan for which the award is canceled, forfeited, surrendered, or expires again become available for grants under the 2026 Plan.

Share Options and Share Appreciation Rights:

General. Share options and SARs shall be evidenced by award agreements specifying the number of Ordinary Shares covered thereby, in such form as the board of directors shall from time to time establish. Each share option grant will identify the option as an ISO or Non-qualified Share Option. Subject to the provisions of the 2026 Plan, the administrator has the authority to determine all grants of share options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each share option or SAR shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the share option or SAR shall be not less than the fair market value of an Ordinary Share on the effective date of grant of the share option or SAR. Notwithstanding the foregoing, a share option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such share option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Share options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the board of directors and set forth in the award agreement evidencing such share option. No share option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such share option or SAR. Subject to the foregoing, unless otherwise specified by the board of directors in the grant of a share option or SAR, any share option or SAR granted hereunder shall terminate ten (10) years after the effective date of grant of the share option or SAR, unless earlier terminated in accordance with its provisions. The board of directors may set a reasonable minimum number of Ordinary Shares that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive share options, such term cannot exceed seven years provided that in the case of holders of more than 10% of our total combined voting shares, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Share Options. Share options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own Ordinary Shares, including Ordinary Shares subject to outstanding awards held by him or her under the 2026 Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of Ordinary Shares of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Ordinary Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Share Awards: Share awards can also be granted under the 2026 Plan. A share award is a grant of Ordinary Shares or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Share Units: RSU Awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. The purchase price for shares issuable under each RSU Award shall be established by the board of directors in its discretion. Except as may be required by Applicable Law or established by the board of directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving an RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the board of directors and set forth in the award agreement evidencing such award.

Performance Criteria: Under the 2026 Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. Each performance award shall entitle the participant to a payment in cash or Ordinary Shares upon the attainment of Performance Criteria and other terms and conditions specified by the board of directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the board of directors on the basis of such further consideration as the board of directors in its sole discretion shall determine. The board of directors may, in its discretion, substitute actual Ordinary Shares for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Shares and Awards in Lieu of Obligations. The board of directors may grant Ordinary Shares to any eligible recipient as a bonus, or to grant Ordinary Shares or other awards in lieu of obligations to pay cash or deliver other property under the 2026 Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of Ordinary Shares or other awards are exempt from liability under Section 16(b) of the Exchange Act. Ordinary Shares or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as share splits, share dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board of directors also has the authority to alter or amend the 2026 Plan or any outstanding award or may terminate the 2026 Plan as to further grants, provided that no amendment will, without the approval of our shareholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2026 Plan, change the persons eligible for awards under the 2026 Plan, extend the time within which awards may be made, or amend the provisions of the 2026 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2026 Plan can be made without the consent of the holder of such award.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Ordinary Shares as of the date of this prospectus for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of a class of our voting securities. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any Ordinary Shares that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Ticketplus Ltd., Alonso de Córdova 5320, Piso 16, Las Condes, Región Metropolitana, Santiago, Chile.

	Ordinary Shares Beneficially Owned Prior to this Offering(1)		Ordinary Shares Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Ordinary Shares	Percent Ownership (%)	Ordinary Shares	Percent Ownership (%)
Chien-Fu Chen Chen, Chief Executive Officer and Director	2,243,733	22.0	2,243,733	17.8
Joaquín Jadue, Chief Financial Officer(3)	-	-	153,846	1.2
Yethro Dinamarca Santelices, Director and Chair of the Board	7,756,267	76.1	7,756,267	61.7
Christopher Gardner, Director Nominee(4)	-	-	11,111	*
Richard Ingrassia, Director Nominee(5)	-	-	11,111	*
Tania Sutin Bleiberg, Director Nominee(6)	-	-	11,111	*
All directors and executive officers as a group (6 persons)(7)	10,000,000	98.1	10,187,179	81.0

*	Less than 1%

(1)	Based on 10,189,525 Ordinary Shares issued and outstanding as of the date of this prospectus. None of our outstanding Ordinary Shares are held in the United States.

(2)	Based on 12,574,617 Ordinary Shares issued and outstanding after this offering, assuming no exercise of the underwriters’ over-allotment option. Immediately after the consummation of this offering, we will file a Registration Statement on Form S-8 with the SEC to register ordinary shares that we plan to issue pursuant to the 2026 Plan. For purposes of this table, a total of 55,555 restricted share units which will be granted pursuant to the 2026 Plan and 454,537 Ordinary Shares to be issued for services upon the consummation of this offering are included in the number and percentage of Ordinary Shares that are beneficially owned after this offering.

(3)	Upon the consummation of this offering, Joaquín Jadue will be granted 153,846 Ordinary Shares for services rendered, which will be held by Medistat SpA. Mr. Jadue is the General Manager of Medistat SpA and will have sole voting and dispositive powers over its shares.

(4)	Under the independent director agreement between Christopher Gardner and the Company, Mr. Gardner will receive an initial award of 11,111 restricted share units, which will vest in equal monthly installments over three (3) year period commencing in the month following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(5)	Under the independent director agreement between Richard Ingrassia and the Company, Mr. Ingrassia will receive an initial award of 11,111 restricted share units, which will vest in equal monthly installments over three (3) year period commencing in the month following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(6)	Under the independent director agreement between Tania Sutin Bleiberg and the Company, Ms. Sutin Bleiberg will receive an initial award of 11,111 restricted share units, which will vest in equal monthly installments over three (3) year period commencing in the month following the date of her appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(7)	The number of executive officers and directors will increase to 6 persons upon the consummation of this initial public offering.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements and employment and indemnification agreements discussed under “Management,” the following is a description of the material terms of those transactions with related parties to which we are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

Corporate Reorganization

On December 3, 2025, we issued one Class B Ordinary Share to Mourant Nominees (Cayman) Limited for total consideration of $0.0001, in connection with the incorporation of Ticketplus Ltd. On December 15, 2025, this share was repurchased by the Company and cancelled.

On December 15, 2025, we entered into a contribution agreement with Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, the shareholders of Ticketplus Group SpA, pursuant to which the shareholders contributed all issued and outstanding ordinary shares of Ticketplus Group SpA to Ticketplus Ltd. in consideration for the allotment and issuance by Ticketplus Ltd. of an aggregate of 10,000,000 Class B Ordinary Shares and 189,525 Class A Ordinary Shares. As a result, Ticketplus Group SpA became our wholly-owned subsidiary.

On March 16, 2026, we, with the approval of our shareholders, redesignated all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, we had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

Amounts Due to Related Parties

As of December 31, 2025 and December 31, 2024, amounts due to related parties consisted of the following:

Name	Type	Relationship	As of December 31, 2025	As of December 31, 2024
Joaquín Jadue	Loan	Chief Financial Officer	$-	$17,357
Sebastian Orellana Moreno	Loan	Shareholder	-	16,235
Chien-Fu Chen Chen	Loan	Chief Executive Officer and Director	-	17,980
Argentina Real Estate 1 LLC	Loan	Beneficially owned by Yethro Dinamarca Santelices, director and Chair of the board of directors	2,213,140	1,711,466
Te vi SpA	Loan	Beneficially owned by Yethro Dinamarca Santelices, director and Chair of the board of directors	339,293	-
Ozmo SpA and its wholly owned subsidiary, Global Services SpA	Trade Payable	Beneficially owned by Yethro Dinamarca Santelices, director and Chair of the board of directors	3,203,029	106,767
Total			$5,755,462	$1,869,805

As of April 1, 2026, the aggregate amount outstanding to all related parties was $5,416,663, consisting of $2,213,140 due to Argentina Real Estate 1 LLC, $339,293 due to Te vi SpA, $2,864,230 due to Ozmo SpA and Global Services SpA.

During the periods presented, the largest aggregate amount outstanding to all related parties was $5,755,462. The largest individual amounts outstanding during the periods presented were $3,203,029 due to Ozmo SpA and Global Services SpA, $2,213,140 due to Argentina Real Estate 1 LLC, $339,293 due to Te vi SpA, $17,980 due to Chien-Fu Chen Chen, $17,357 due to Joaquín Jadue, and $16,235 due to Sebastián Orellana Moreno.

Loans

The amounts due to these related parties are non-trade, unsecured, and non-interest-bearing loans. These loan balances represent working capital provided by the Company’s related parties to directly fund core platform software development. The loans have a maturity date of December 31, 2027, which was extended to December 31, 2029 for the loans to Argentina Real Estate 1 LLC and Te vi SpA.

During the year ended December 31, 2025, the Company repaid the balances due to Joaquín Jadue, Sebastián Orellana Moreno, and Chien-Fu Chen Chen from operating cash flow. The balances due to Argentina Real Estate 1 LLC and Te vi SpA increased as a result of additional working capital provided for core platform software development during the year ended December 31, 2025.

Trade Payables

Ozmo SpA and Global Services SpA, a wholly owned subsidiary of Ozmo SpA, have been engaged by the Company as technology service providers. The amounts due to these related parties represent ordinary trade payables for services rendered and settled in the ordinary course of business on standard commercial terms. The commercial terms of these arrangements were determined on an arm’s length basis, consistent with prevailing market rates for comparable technology services in Chile. There are no loans, advances, guarantees, or other financing arrangements between the Company and either of these related parties, nor are there exclusivity arrangements, proprietary technology owned by these entities, or contractual barriers to transition to other technology service providers.

Guarantee

On September 12, 2025, Chien-Fu Chen Chen entered into a purchase-sale, loan and mortgage agreement with Inmobiliaria Sadelle SpA (the “Seller”), Scotiabank Chile, and Ticketplus SpA, pursuant to which Mr. Chen purchased a residential apartment unit from the Seller for a total purchase price of 29,000 Unidades de Fomento (“UF”), approximately $1,160,000. Of such purchase price, 8,700 UF (approximately $348,000) was paid in cash by Mr. Chen and 20,300 UF (approximately $814,000) was financed through a mortgage loan granted by Scotiabank Chile to Mr. Chen in his personal capacity, bearing a fixed annual interest rate of 4.46%, repayable in 360 monthly installments over a 30-year term, following an initial six-month grace period.

The mortgage loan is secured by a first-priority mortgage over the acquired property in favor of Scotiabank Chile, together with prohibitions on disposal, encumbrance, subdivision, and leasing without Scotiabank Chile’s prior written consent. In connection with the foregoing transaction, Ticketplus SpA, our principal operating subsidiary in Chile, was constituted as guarantor and joint and several co-debtor (codeudor solidario) of all obligations owed by Mr. Chen to Scotiabank Chile under the mortgage loan, on an indivisible basis, expressly waiving the benefit of excussion and accepting in advance any future modifications to the loan terms, including extensions, interest rate changes, and other modalities, without release of its guarantee obligations. The guarantee and joint and several co-debt obligation of Ticketplus SpA was documented both in the public deed of mortgage dated September 12, 2025, and in the related Scotiabank Chile mortgage loan application package dated July 21, 2025, in which Ticketplus SpA was identified as co-debtor. Pursuant to the terms of the guarantee, Scotiabank Chile may collect the full mortgage debt from Ticketplus SpA, at its election, without first pursuing remedies against Mr. Chen or the mortgaged property, and the obligations assumed by Ticketplus SpA survive any restructuring, modification, or extension of the underlying loan.

As of April 28, 2026, the aggregate outstanding amount of the guaranteed obligation is approximately 20,273 UF (approximately $811,000). The terms of the mortgage loan and the related guarantee were negotiated on an arm’s-length basis with Scotiabank Chile, a financial institution unaffiliated with us.

On July 10, 2026, Ticketplus SpA was released from its obligations as guarantor and joint and several co-debtor under the mortgage loan.

Related Party Transaction Policy

Prior to the consummation of this offering, we intend to enter into a new related party transaction policy. Pursuant to such related party transaction policy, any related party transaction must be approved or ratified by our board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related party, our board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related party’s direct or indirect interest and the actual or apparent conflict of interest of the related party. Our board of directors or the designated committee will not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company with limited liability, and our affairs are governed by our amended and restated memorandum and articles of association, the common law of the Cayman Islands and the Companies Act (as amended) of the Cayman Islands, which is referred to as the Cayman Companies Act below.

We were incorporated in the Cayman Islands on December 3, 2025, under the Cayman Companies Act. Our authorized share capital is $35,000 divided into 300,000,000 Ordinary Shares and 50,000,000 preferred shares with a par value of $0.0001 each.

As of the date of this prospectus, we have 10,189,525 Ordinary Shares and no preferred shares issued and outstanding.

Our Post Offering Amended and Restated Memorandum and Articles of Association

The following is a description of the material terms of our amended and restated memorandum and articles of association as will be in effect upon the effectiveness of the registration statement of which this prospectus is a part. The following description may not contain all of the information that is important to you and we therefore refer you to our amended and restated memorandum and articles of association, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Cayman Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated memorandum and articles of association provide that, subject to the Cayman Companies Act, our amended and restated articles of association, and the special rights attaching to shares of any class, our directors may, in their absolute discretion, declare dividends and distributions on shares and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Ordinary Shares shall be entitled to vote on all matters submitted to a vote by the members at any general meeting. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

An ordinary resolution is a resolution of the Company passed by a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy at a general meeting. A special resolution is a resolution of the Company passed by the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as a change of name, making changes to our amended and restated memorandum and articles of association, a reduction of our share capital, transferring by way of continuation to another jurisdiction and the winding up of our company. Our shareholders may, among other things, divide or consolidate their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we shall, to the extent required by the rules of NYSE American, in each year hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors in accordance with the rules of NYSE American. All general meetings (including an annual general meeting and any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors, our chief executive officer or by a majority of our board of directors. Advance notice of not less than 10 clear days is required for the convening of any general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholders present, in person or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to attend and vote at such general meeting.

The Cayman Companies Act does not provide shareholders with any general right to requisition a general meeting or to put any proposal before a general meeting. Although these rights may be provided in a company’s articles of association, our amended and restated articles of association do not include these rights.

Voting at any meeting of shareholders will be by poll, and not by show of hands.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our amended and restated memorandum and articles of association provide that shareholders seeking to bring business before our annual general meeting, or to nominate candidates for appointment as directors at our annual general meeting, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 30th day prior to the anniversary date of the immediately preceding annual general meeting. However, if our annual general meeting occurs on a date more than 30 days earlier or later than our preceding annual general meeting, then the directors shall determine a date that is a reasonable period before our annual general meeting by which date the shareholder’s notice must be delivered, and shall publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least 10 days prior to the date set by the directors. As an foreign private issuer, we are not subject the requirements of Exchange Act Rule 14a-8, for shareholder proposals seeking inclusion in proxy statements to comply with the notice periods prescribed therein. However, if we were to lose foreign private issuer status, shareholders seeking to submit proposals for inclusion in our proxy materials would become subject to that rule’s requirements. Our amended and restated memorandum and articles of association also specify certain requirements as to the form and content of a shareholders’ meeting. Our amended and restated memorandum and articles of association allow the chairperson of a meeting of shareholders to adopt rules and regulations for the conduct of meetings.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in any form designated by the relevant stock exchange, in the usual or common form or in any other form approved by our board of directors.

Subject to the terms of issue of the relevant share, the applicable stock exchange’s rules, any relevant rules of the SEC or applicable securities laws (including, but not limited to, the Securities Act), our board of directors may determine to decline to register any transfer of shares without assigning any reason. If the shares in question were issued in conjunction with rights, options or warrants issued pursuant to our amended and restated articles of association on terms that one cannot be transferred without the other, the board of directors is required to refuse to register the transfer of any such share without evidence satisfactory to them of the simultaneous transfer of such option or warrant.

If our directors refuse to register a transfer, they will return the instrument of transfer to the person who deposited it with the Company.

The registration and transfer of shares may be suspended at such times and for such periods as our board of directors may from time to time determine, subject to the requirements of the relevant stock exchange’s rules (including as to notice).

Notwithstanding the foregoing, title to any shares listed on a stock exchange that is an “approved stock exchange” (as defined in the Cayman Companies Act) may be evidenced and transferred in accordance with the laws applicable to, and the rules and regulations of, the relevant approved stock exchange.

Liquidation. On the winding up of our company, if the assets available for distribution amongst its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by the shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Subject to the terms of allotment of the relevant shares, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served on such shareholders at least 14 clear days prior to the specified time of payment. If a call remains unpaid after the due date for payment, the shareholder will be liable to pay interest on that amount at such rate as our board of directors may determine, unless the board waives payment of interests in whole or in part. If a call remains unpaid after it has become due and payable, the board may give to the person from whom it is due at least 14 clear days’ notice requiring payment of the unpaid amount (together with any accrued interest). If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the board.

Redemption, Repurchase and Surrender of Shares. Subject to the Cayman Companies Act and the relevant stock exchange’s rules, we may issue shares or fractions of shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as our board of directors may determine and agree with the relevant shareholder. Under the Cayman Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following the date on which the payment out of capital is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding (other than treasury shares held by the Company) or (c) if the Company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, be varied or abrogated (i) without the consent in writing of the holders of the issued shares of that class where such variation is considered by our board of directors not to have a material adverse effect upon such rights, or (ii) otherwise, only with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the approval of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking in priority to, pari passu with or subsequent to such existing class of shares, the creation or issue of shares having preferred or other rights, any variation of the rights conferred upon the holders of shares of any other class, or the redemption or purchase of any shares of any class by our company.

Issuance of Additional Shares.    Our amended and restated memorandum and articles of association provide that our board of directors is authorized to, from time to time as our board of directors shall determine:

●	allot, issue, grant options over or otherwise dispose of our authorized shares from time to time, with or without preferred, deferred or other rights or restrictions, without prejudice to any rights attached to any existing shares and subject to our amended and restated memorandum and articles of association (and to any direction that may be given by shareholders in general meeting), and, where applicable, the rules of the applicable stock exchange, the SEC and/or any other competent regulatory authority and other under applicable law; and

●	issue rights, options, warrants or convertible securities or securities of a similar nature upon such terms as the board may from time to time determine.

Our amended and restated memorandum and articles of association also authorizes, subject to the restrictions on the variation of rights attaching to shares (as described above), our board of directors, or our shareholders by ordinary resolution, to authorize the division of shares into any number of classes and sub-classes and series and sub-series. The different classes and sub-classes and series and sub-series shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights, restrictions, preferences, privileges and payment obligations as between the different classes and series (if any) may be fixed and determined, by our board of directors or by our shareholders by ordinary resolution.

Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. Our amended and restated memorandum and articles of association provide that our board of directors will determine whether and to what extent and at what time and places and under what conditions our accounts and books will be open to the inspection of shareholders (not being directors), and that no such shareholder will have any right of inspection of any account or book or document except as conferred by law or authorized by the board or by ordinary resolution. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	classify our board of directors into three classes;

●	authorize our board of directors to issue preferred and other shares without any further vote or action by our shareholders, as outlined above; and

●	provide that shareholders do not have the power to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and in what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Cayman Companies Act;

●	an exempted company’s register of members is not open to inspection and can be kept outside of the Cayman Islands;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum Provision. Our amended and restated memorandum and articles of association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with our amended and restated memorandum and articles of association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers, or other employees to us or our shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our amended and restated memorandum and articles of association; or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

The forum selection provision in our amended and restated memorandum and articles of association does not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

INVESTORS CANNOT WAIVE COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER.

Differences in Corporate Law

Our corporate affairs are governed by our amended and restated memorandum and articles of association and applicable Cayman Islands law, including the Cayman Companies Act. Cayman Islands laws differ from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between Cayman Islands law and the Delaware General Corporation Law, or DGCL. This summary is qualified in its entirety by reference to the DGCL, Cayman Islands laws and our amended and restated memorandum and articles of association. Before investing, you should consult your legal advisor regarding the impact of Cayman Islands corporate law on your specific circumstances and reasons for investing.

Mergers and Similar Arrangements. In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that it is facilitated by the laws of that other jurisdiction), so as to form a single surviving or consolidated company.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve and enter into a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution (usually a majority of two-thirds of the votes of shareholders, who, being entitled to do so, attend and vote at the applicable general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are also required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the following requirements have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; and (v) there are no reasons why it would be against the public interest to allow the merger or consolidation.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the following requirements have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides certain limited appraisal rights for dissenting shareholders to be paid the fair value of their shares upon their dissenting to the merger or consolidation in certain circumstances if they follow a prescribed procedure. In essence, where such rights apply, that procedure is as follows: (a) the shareholder must give a written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for the shareholder’s shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is authorized by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must, within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of the shareholder’s intention to dissent including, among other details, a demand for payment of the fair value of the shareholder’s shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase the shareholder’s shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court (the “Grand Court”) to determine the fair value of all dissenting shares and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Grand Court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. A shareholder who dissents must do so in respect of all shares that that person holds in the constituent company. Upon the giving of a notice of dissent described in (c) above, the shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of that person’s shares and certain rights specified in the Cayman Companies Act. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and in respect of which the consideration for such shares to be contributed are shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, commonly referred to in the Cayman Islands as a “scheme of arrangement,” which may be tantamount to a merger. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies.

In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved, (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court. While a dissenting shareholder would have the right to express to the Grand Court the view that the transaction should not be approved, the Grand Court can be expected to approve the arrangement if it satisfies itself that:

●	we complied with the directions set down by the Grand Court;

●	we are not proposing to act illegally or beyond the scope of our corporate authority, the meeting was properly held and the statutory provisions as to majority vote have been complied with;

●	the shareholders (or creditors) have been fairly and adequately represented at the meeting in question;

●	the arrangement is such that may be reasonably approved by an intelligent and honest member of that class acting in respect of his or her interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a compromise or arrangement of a Cayman Islands company is approved by the members in the context of a members’ scheme (as described above), and the Grand Court subsequently sanctions the scheme, a dissenting shareholder would have no rights comparable to the appraisal rights which it would have if the company in question were a Delaware corporation (being the right to receive payment in cash for the judicially determined value of its shares). This is because the scheme will be binding on all members (or class of members), regardless of whether all the members (or class of members) approved the scheme, upon the sanction order being made. Having said that, a dissenting shareholder would have the right to appeal the making of the sanction order to the Cayman Islands Court of Appeal, if there were grounds for doing so.

Squeeze-out Provisions. When a takeover offer is made and approved (accepted) by holders of 90% in value of the shares for which the offer has been made, the offeror may, within a two-month period after that approval, by notice in writing require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court within one month of the notice from the offeror, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Mourant Ozannes (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we (acting through our board of directors) will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder.

However, in certain circumstances (including where the alleged wrongdoer is in control of the company and perpetrating a “fraud on the minority”), shareholders in Cayman Islands companies may cause proceedings to be brought derivatively for and on behalf of the company against third parties, including the company’s directors. A shareholder may also (subject to meeting the relevant requirements in the Cayman Companies Act) file winding up proceedings against our company on just and equitable grounds, based on similar factual circumstances. It is possible for the shareholder to seek alternative remedies to a winding up within the winding up petition, depending on the circumstances. Such alternative remedies include seeking a share buyout order from our company or seeking an order regulating the conduct of our company’s affairs in the future.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Mourant Ozannes (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign money judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Anti-Takeover Provisions in our Amended and Restated Memorandum and Articles of Association. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that: (i) classify our board of directors into three classes; (ii) authorize our board of directors to issue preferred and other shares without any further vote or action by our shareholders, as outlined above; and (iii) provide that shareholders do not have the power to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and in what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, our directors owe fiduciary duties to our company, including:

●	a duty to act in good faith in what the director believes to be in the best interests of our company as a whole;

●	a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	a duty to not improperly fetter the exercise of future discretion;

●	a duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

●	a duty not to put themselves in a position in which there is a conflict between their duty to our company and their personal interests; and

●	a duty to exercise independent judgment.

In addition to the above, our directors owe our company a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended and restated memorandum and articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held. Accordingly, subsequent to the consummation of the offering, any action required or permitted to be taken by our shareholders may be effected only by resolutions passed at a duly called annual general meeting or extraordinary general meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to table resolutions at a general meeting. Although these rights may be provided in a company’s articles of association, our amended and restated articles of association do not include these rights. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up either voluntarily or compulsorily. A company may be wound up by the Grand Court for a number of reasons, including: (i) the company has passed a special resolution requiring the company to be wound up by the Grand Court; (ii) the company is unable to pay its debts; and (iii) the Grand Court is of opinion that it is just and equitable that the company should be wound up. A solvent company may also be voluntarily wound up, without the involvement of the Grand Court, for a number of reasons, including if the shareholders resolve to do so by special resolution. If a solvent voluntary winding up is commenced but a declaration of solvency in the required form is not signed and filed within the required period, the liquidator must apply for the liquidation to continue under the supervision of the Grand Court.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, the rights attached to any such class of shares may, subject to any rights or restrictions for the time being attached to any class, be varied or abrogated (i) without the consent in writing of the holders of the issued shares of that class where such variation is considered by our board of directors not to have a material adverse effect upon such rights, or (ii) otherwise, only with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the approval of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class or series shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied or abrogated by the creation or issue of further shares ranking in priority to, pari passu with or subsequent to such existing class of shares, the creation or issue of shares having preferred or other rights, any variation of the rights conferred upon the holders of shares of any other class, or the redemption or purchase of any shares of any class by our company.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended (i) with respect to certain alterations of share capital, by an ordinary resolution of shareholders, and (ii) otherwise by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be publicly disclosed. However, no offer or invitation, whether directly or indirectly, is being or may be made to the public in the Cayman Islands (within the meaning of the Cayman Companies Act) to subscribe for any of our securities.

Directors’ Power to Issue Shares. Subject to applicable law and our amended and restated memorandum and articles of association, our board of directors is empowered to allot, issue, grant options over or otherwise dispose of our authorized shares from time to time, with or without preferred, deferred or other rights or restrictions. See “Description of Share Capital—Our Post Offering Amended and Restated Memorandum and Articles of Association—Issuance of Additional Shares.”

History of Securities Issuances

In the past three years, we have issued the following securities.

On December 3, 2025, we issued one Class B Ordinary Share to Mourant Nominees (Cayman) Limited for total consideration of $0.0001, in connection with the incorporation of Ticketplus Ltd. On December 15, 2025, this share was repurchased by the Company and cancelled.

On December 15, 2025, we entered into a contribution agreement with Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, the shareholders of Ticketplus Group SpA, pursuant to which the shareholders contributed all issued and outstanding ordinary shares of Ticketplus Group SpA to Ticketplus Ltd. in consideration for the allotment and issuance by Ticketplus Ltd. of an aggregate of 10,000,000 Class B Ordinary Shares and 189,525 Class A Ordinary Shares. As a result, Ticketplus Group SpA became our wholly-owned subsidiary.

On March 16, 2026, we, with the approval of our shareholders, redesignated all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, we had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

Listing

We have applied to list our Ordinary Shares on NYSE American under the symbol “TP”. The closing of this offering is contingent upon such listing.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares in the United States is Transfer Online, Inc. The address for Transfer Online, Inc. is 512 SE Salmon St., Portland, OR 97214, and the telephone number is (503) 227-2950.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our Ordinary Shares. Future sales of substantial amounts of Ordinary Shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 12,064,525 Ordinary Shares issued and outstanding, based on the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus. In the event the underwriters exercise the over-allotment option in full, we will have 12,345,775 Ordinary Shares issued and outstanding. The Ordinary Shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued Ordinary Shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted Ordinary Shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of Ordinary Shares then outstanding; or

●	1% of the average weekly trading volume of our Ordinary Shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers, and holders of 5% or more of our outstanding Ordinary Shares have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days from the date on which the trading of our Ordinary Shares commences. See “Underwriting—Lock-Up Agreements.”

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material Cayman Islands and U.S. federal tax consequences of the acquisition, ownership and disposition of our Ordinary Shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire Ordinary Shares in this offering. Potential investors should consult their tax advisers regarding the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our Ordinary Shares in their particular circumstances.

Cayman Islands Taxation

The following discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax, gift tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.

No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares. An instrument of transfer in respect of an Ordinary Share may be stampable if executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and received an undertaking from the Financial Secretary of the Cayman Islands in substantially the following form:

“The Tax Concessions Act

(as amended)

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (as amended), the following undertaking is hereby given to Ticketplus Ltd. (the “Company”):

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (as amended).

These concessions shall be for a period of 30 years from the 11th day of December 2025.”

U.S. Federal Income Taxation Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Ordinary Shares pursuant to this prospectus and hold such Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers, traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our Ordinary Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the U.S. federal income tax consequences relating to an investment in our Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our Ordinary Shares. Persons considering an investment in our Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Ordinary Shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year, ending December 31, 2026. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our Ordinary Shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our Ordinary Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Ordinary Shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our Ordinary Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our Ordinary Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, that U.S. Holder must generally continue to treat us as a PFIC for all succeeding years during which the U.S. Holder holds our Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our Ordinary Shares. If the election is made, the U.S. Holder will be deemed to sell our Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Ordinary Shares would not be treated as shares of a PFIC unless we subsequently again become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our Ordinary Shares if such U.S. Holder makes a valid “mark-to-market” election for our Ordinary Shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our Ordinary Shares will be marketable stock so long as they remain listed on NYSE American and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our Ordinary Shares held at the end of such taxable year over the adjusted tax basis of such Ordinary Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such our Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our Ordinary Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our Ordinary Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our Ordinary Shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such an election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for our Ordinary Shares.

The tax consequences that would apply if we are or become a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

U.S. persons who are investors in a PFIC are generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to our Ordinary Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the Ordinary Shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our Ordinary Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Ordinary Shares. To the extent the non-dividend portion of the distribution exceeds the adjusted tax basis of the U.S. Holder’s Ordinary Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our Ordinary Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid by a “qualified foreign corporation” are eligible for taxation for certain non-corporate U.S. Holders at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on Ordinary Shares that are readily tradable on an established securities market in the United States. No treaty exists between the United States and Cayman Islands that satisfies condition (a). However, subject to the discussion above under “—Passive Foreign Investment Company Consequences,” we believe that so long as our Ordinary Shares are readily tradable on NYSE American, which is an established market in the United States, we will be a qualified foreign corporation and any dividends that we pay will be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in our Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other taxable disposition, our Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Ordinary Shares will generally be treated as gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Ordinary Shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our Ordinary Shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Ordinary Shares, including, among others, IRS Form 8938, Statement of Specified Foreign Financial Assets. As described above under “—Passive Foreign Investment Company Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 to acquire our Ordinary Shares are required to file IRS Form 926, Return by a U.S. Transferor of Property to a Foreign Corporation, reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our amended and restated memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, all of our directors and all of our executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have been advised by Mourant Ozannes (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature.

Mourant Ozannes (Cayman) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign money judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Our agent for service of process in the United States is Cogency Global Inc.,122 East 42nd Street, 18th Floor, New York, NY 10168, (800) 221-0102.

UNDERWRITING

In connection with this offering, we will enter an underwriting agreement with Bancroft Capital, LLC, Roth Capital Partners, LLC and MDB Capital, the operating name for Public Ventures, LLC (who we refer to each as a representative, and together, the representatives) as the representatives of the underwriters named in this prospectus. Under the terms and subject to the conditions contained in the underwriting agreement, the representatives will agree to purchase severally and not jointly from us on a firm commitment basis the respective number of Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per shares less the underwriting discounts set forth on the cover page of this prospectus, the number of Ordinary Shares listed next to its name in the following table:

Underwriter	Number of Ordinary Shares
Bancroft Capital, LLC
Roth Capital Partners, LLC
MDB Capital
Total	1,875,000

If the underwriters sell more Ordinary Shares than the total number set forth in the table above, we have granted to the representatives an option, exercisable for 45 days from the date of this prospectus, to purchase up to 281,250 additional Ordinary Shares at the public offering price less the underwriting discount, constituting 15% of the total number of Ordinary Shares to be offered in this offering (excluding shares subject to this option). The representatives may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis. Any Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Ordinary Shares that are the subject of this offering.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the representatives), based on the assumed initial public offering price of $8.00 per share, which is the low point of the estimated range of the initial public offering price shown on the cover page of this prospectus:

	Per Share	Total Without Over-Allotment Option	Total With Entire Over-Allotment Option
Public offering price	$8.00	$15,000,000	$17,250,000
Underwriting discounts and commissions (7%)	$0.56	$1,050,000	$1,207,500
Non-accountable expense allowance (1%)	$0.08	$150,000	$172,500
Proceeds, before expenses, to us	$7.36	$13,800,000	$15,870,000

We have agreed to pay a non-accountable expense allowance to the representatives equal to one percent (1%) of the gross proceeds received at the closing of the offering.

We have agreed to pay the representatives the reasonable out-of-pocket expenses incurred by the representatives in connection with this offering up to $225,000. The representatives’ reimbursable out-of-pocket expenses include but are not limited to: (i) fees of representatives’ legal counsel, (ii) due diligence and other expenses incurred prior to completion of this offering, and (iii) road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses. We have also agreed to reimburse the out-of-pocket expenses of the escrow agent or clearing agent, as applicable, which closing costs shall not exceed $14,900. Such escrow agent or clearing agent will be responsible for holding investor funds in escrow and/or facilitating the clearance and settlement of the offering proceeds. As of the date of this prospectus, we have paid the representatives an advance of $65,000 for their anticipated out-of-pocket costs. The advance payment will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Lock-Up Agreements

Our officers, directors and principal shareholders (5% or more shareholders) have agreed to a 180-day “lock-up” period from the date of this prospectus with respect to the Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of 180 days following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives. We have also agreed, in the underwriting agreement, to similar restrictions on the issuance and sale of our securities for 180 days following the date of this prospectus, subject to certain customary exceptions, without the prior written consent of the representatives.

The representatives have advised us that they have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, the representatives may base their decision on their assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Tail Financing

We have agreed that the representatives shall be entitled receive transaction fees equal to seven percent (7%) of the gross proceeds received by us from any financing or capital-raising transaction of any kind, or a Tail Financing, to the extent that such financing or capital is provided to us by investors whom the representatives have contacted or introduced to us during the term of their engagement, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination such engagement. However, pursuant to FINRA Rule 5110(g)(5), we have the right to terminate the representatives’ engagement for “cause,” which means the representatives’ material failure to provide the underwriting services, and any such termination for cause will eliminate our obligation to pay a transaction fee associated with a Tail Financing.

Right of First Refusal

We have agreed to provide the representatives the right of first refusal for 12 months following the consummation of this offering to act as sole book-running managers, sole underwriters or sole placement agents on any public offering or private placement or any other capital-raising financing of equity, equity-linked or debt securities that uses an underwriter or placement agent. Such right of first refusal may be terminated by us for “cause,” which means a material breach by the representatives of the underwriting agreement or a material failure by the representatives to provide the services as contemplated by the underwriting agreement.

This right shall not apply to (i) transactions with strategic partners, or (ii) a customary commercial loan from a bank or financial institution, which may include the granting of warrants or Ordinary Shares as an equity kicker, and (iii) transactions in which we do not engage a broker or other intermediary.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the representatives or by their affiliates. Other than the prospectus in electronic format, the information on the representatives’ website and any information contained in any other website maintained by them are not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representatives in their capacity as an underwriters, and should not be relied upon by investors.

Any underwriter who is a qualified market maker on NYSE American may engage in passive market making transactions on NYSE American in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Prior Public Market

Prior to this offering, there has been no public market for our securities and the public offering price for our Ordinary Shares will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our Ordinary Shares in this offering has been arbitrarily determined by the Company in its negotiations with the underwriter and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriter to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our Ordinary Shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of Ordinary Shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on NYSE American or another national securities exchange. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the Ordinary Shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE American listing fee, all amounts are estimates.

Amount
SEC registration fee	$2,977.78
FINRA filing fee	5,000.00
NYSE American listing fee	75,000.00
Accounting fees and expenses	100,000.00
Legal fees and expenses	450,000.00
Transfer agent fees and expenses	15,000.00
Printing fees and expenses	15,000.00
Miscellaneous	37,022.22
TOTAL	$700,000.00

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Lucosky Brookman LLP. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Mourant Ozannes (Cayman) LLP.

EXPERTS

Our consolidated financial statements for the year ended December 31, 2024 appearing elsewhere in this prospectus have been audited by CEYA Chile, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of CEYA Chile are located at Blanco 1663, Oficina 1103, Edificio Mar del Sur, Torre 1, Valparaiso, Region de Valparaiso, Chile 2362696.

Our consolidated financial statements for the year ended December 31, 2025 appearing elsewhere in this prospectus have been audited by Baker Tilly Paraguay, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Baker Tilly Paraguay are located at Avenida Aviadores del Chaco No 2050, World Trade Center, Torre 1, Piso 5, Asuncion, Paraguay.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the Ordinary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Ordinary Shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.ticketplus.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our principal shareholders are exempt from the reporting requirements and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and board of directors of

Ticketplus Ltd. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ticketplus Ltd. and its subsidiaries (the “Company”) as of December 31, 2025, the related consolidated statements of profit or loss, shareholders’ equity, and cash flows, for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The financial statements of the Company as of December 31, 2024, were audited by other auditors whose report dated January 7, 2026, except for Note 8, as to which the date is March 10, 2026, the Consolidated Statements of Profit or Loss, as to which the date is April 14, 2026, Note 14, as to which the date is April 30, 2026, and the Consolidated Statements of Financial Position, Note 2, Note 12, Note 14, Note 24 and Note 26, as to which the date is May 28, 2026, expressed an unqualified opinion on those statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Baker Tilly Paraguay

Member of Baker Tilly International Ltd global network

We have served as the Company’s auditor since January 2026.

Asunción, Paraguay

March 20, 2026, except for the Statements of Financial Position, Profit or Loss, Shareholders’ Equity and Cash Flows and Notes 15 and 20, as to which the date is April 9, 2026, Note 14, as to which the date is April 30, 2026, and the Statements of Financial Position, Note 2, Note 12, Note 14, Note 24 and Note 26, as to which the date is May 28, 2026.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Ticketplus Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ticketplus Ltd. and its subsidiaries (the “Company”) as of December 31, 2024, the related consolidated statements of profit or loss, shareholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CEYA Chile

We have served as the Company’s auditor since 2025.

Valparaíso, Chile

January 7, 2026, except for Note 8, as to which the date is March 10, 2026, the Consolidated Statements of Profit or Loss, as to which the date is April 14, 2026, Note 14, as to which the date is April 30, 2026, and the Consolidated Statements of Financial Position, Note 2, Note 12, Note 14, Note 24 and Note 26, as to which the date is May 28, 2026.

TICKETPLUS LTD.

Consolidated Statements of Financial Position

	As of December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$3,980,838	$2,000,866
Trade and other receivables	9,220,336	1,682,211
Inventory	60,310	58,733
Current tax assets	550,256	429,522
Total current assets	13,811,740	4,171,332

Non-current assets
Intangible assets other than goodwill	15,925,873	9,592,435
Property, plant, and equipment	191,405	179,939
Deferred tax assets	704,895	259,046
Total non-current assets	16,822,173	10,031,420
Total assets	$30,633,913	$14,202,752

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Other current financing liabilities	$2,743,145	$1,631,197
Trade and other payables – third parties	5,097,824	752,743
Trade and other payables – related parties	3,203,029	106,767
Current provision for employee benefits	197,366	94,689
Provision for income taxes	737,096	208,127
Current income tax payable	19,045	16,006
Total current liabilities	11,997,505	2,809,529

Non-current liabilities
Other non-current financing liabilities	10,437,280	6,807,413
Non-current payables to related parties	2,552,433	1,763,038
Total non-current liabilities	12,989,713	8,570,451
Total liabilities	24,987,218	11,379,980

Shareholders’ equity
Class A ordinary shares of par value of $0.0001 each; 250,000,000 shares authorized, 189,525 shares issued and outstanding as of December 31, 2025 and 2024	5,000	2,829
Class B ordinary shares of par value of $0.0001 each; 50,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2025 and 2024	30,000	149,245
Other reserves	3,258,649	27,552
Accumulated other comprehensive income	109,137	(386,959)
Accumulated earnings	2,243,909	3,030,105
Total shareholders’ equity	5,646,695	2,822,772
Total liabilities and shareholders’ equity	$30,633,913	$14,202,752

The accompanying notes are a comprehensive part of these consolidated financial statements.

TICKETPLUS LTD.

Consolidated Statements of Profit or Loss

	For the years ended December 31,
	2025	2024

Revenue from ordinary activities	$29,462,572	$17,963,131
Cost of revenue	(16,979,736)	(10,023,585)
Gross profit	12,482,836	7,939,546

Administrative expenses	(8,567,725)	(5,835,947)
Financial income	90,060	305,955
Financial costs	(1,453,913)	(1,357,931)
Exchange difference, net	(5,284)	9,317

Income before tax	2,545,974	1,060,940
Income tax expense	(302,065)	(130,123)
Results from continuing operations	$2,243,909	$930,817

Comprehensive income:
Results from continuing operations	2,243,909	930,817
Other comprehensive income	109,137	(379,059)
Total comprehensive income	$2,353,046	$551,758

Basic and diluted weighted average shares outstanding
Class A Ordinary Shares	189,525	189,525
Class B Ordinary Shares	10,000,000	10,000,000

Basic and diluted earnings (loss) per share
Class A Ordinary Shares	0.22	0.09
Class B Ordinary Shares	0.22	0.09

The accompanying notes are a comprehensive part of these consolidated financial statements.

TICKETPLUS LTD.

Consolidated Statements of Shareholders’ Equity

	Class A		Class B			Accumulated Other		Total
	Ordinary Shares		Ordinary Shares		Other	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Reserves	Income	Earnings	Equity
Balance – December 31, 2023	189,525	$3,202	10,000,000	$168,952	$27,552	$(128,392)	$2,199,700	$2,271,014
Net income	-	-	-	-	-	-	930,817	930,817
Other comprehensive income	-	-	-	-	-	(49,250)	-	(49,250)
Foreign currency translation	-	(373)	-	(19,707)	-	(209,317)	(100,412)	(329,809)
Balance – December 31, 2024	189,525	2,829	10,000,000	149,245	27,552	(386,959)	3,030,105	2,822,772
Organizational restructuring	(189,525)	(2,829)	(10,000,000)	(149,245)	(27,552)	386,959	(3,030,105)	(2,822,772)
Restructured Balance – December 31, 2024	-	-	-	-	-	-	-	-
Paid in capital	189,525	5,000	10,000,000	30,000	-	-	-	35,000
Common control adjustment	-	-	-	-	3,258,649	-	-	3,258,649
Net income	-	-	-	-	-	-	2,243,909	2,243,909
Other comprehensive income	-	-	-	-	-	109,137	-	109,137
Balance – December 31, 2025	189,525	$5,000	10,000,000	$30,000	$3,258,649	$109,137	$2,243,909	$5,646,695

The accompanying notes are a comprehensive part of these consolidated financial statements.

TICKETPLUS LTD.

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2025	2024
Cash flows from operating activities
Income for the year	$2,243,909	$930,817
Charges (credits) to profit or loss that do not involve cash flow:
Depreciation and amortization expenses	7,090,940	4,085,846
Income tax expenses	302,065	130,123
Provisions for benefits to employees	102,677	94,689
Other	222,010	192,528
Increase (decrease) in assets affecting cash flow:
Increase (decrease) in assets	(7,538,125)	233,605
Inventory	(1,576)	6,216
Current tax assets	(120,734)	(249,259)
Current non-financial assets	(445,849)	(126,457)
Increase (decrease) in liabilities affecting cash flow:
Trade and other current payables	7,441,343	(1,063,264)
Provision for income taxes	-	-
Liabilities by current taxes	3,038	16,007
Net cash provided by (used in) operating activities	9,299,698	4,250,851

Cash flows from investing activities:
Purchase of intangibles	(12,810,861)	(9,872,067)
Purchase of property, plant and equipment	(40,075)	(98,738)
Net cash provided by (used in) investing activities	(12,850,936)	(9,970,805)

Cash flows from financing activities:
Proceeds from related party loans	789,395	167,638
Proceeds from financial institutions	4,741,815	6,316,281
Net cash provided by (used in) financing activities	5,531,210	6,483,919

Net increase (decrease) in cash	1,979,972	763,965
Cash and cash equivalents, beginning of year	2,000,866	1,236,901
Cash and cash equivalents, end of year	$3,980,838	$2,000,866

The accompanying notes are a comprehensive part of these consolidated financial statements.

TICKETPLUS LTD.

Notes to the Consolidated Financial Statements

NOTE 1. GENERAL INFORMATION AND REORGANIZATION

General Information

Ticketplus Ltd., an exempted company limited by shares, was incorporated under the laws of the Cayman Islands on December 3, 2025, as a holding company. Ticketplus Ltd. together with its subsidiaries are defined as the “Company”. The Company operates as a technology company in the live entertainment industry, providing a proprietary, full-stack platform that integrates event discovery, primary ticketing, access control, payments, real-time analytics, and post-event insights. Upon incorporation, one Class B Ordinary Share of par value $0.0001 was issued and allotted to Mourant Nominees (Cayman) Limited, which share was repurchased by the Company and cancelled on December 15, 2025.

Ticketplus SpA, a joint stock company, was incorporated under the laws of Chile on December 29, 2014. Ticketplus Group SpA, a joint stock company, was incorporated under the laws of Chile on April 3, 2018, and became the sole shareholder of Ticketplus SpA.

Reorganization

In order to facilitate the Company’s initial public offering, a reorganization of the legal structure (the “Reorganization”) was completed on December 15, 2025, and Ticketplus Ltd. became the ultimate holding company.

On December 15, 2025, Ticketplus Ltd. entered into a contribution agreement with Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, the shareholders of Ticketplus Group SpA, pursuant to which the shareholders contributed all issued and outstanding ordinary shares of Ticketplus Group SpA to Ticketplus Ltd. in consideration for the allotment and issuance by Ticketplus Ltd. of an aggregate of 10,000,000 Class B Ordinary Shares and 189,525 Class A Ordinary Shares. As a result, Ticketplus Group SpA became the wholly-owned subsidiary of Ticketplus Ltd.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders, Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, controlled all these entities before and after the Reorganization. As IFRS does not provide specific guidance for business combinations under common control, the Company has applied the predecessor accounting method in accordance with IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors (paragraphs 10-12), which requires management to use its judgment in developing and applying an accounting policy that is relevant and reliable. The consolidation of Ticketplus Ltd. and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Our year end is December 31. Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

The Company applies the predecessor accounting method, under which:

●	Assets and liabilities have been recorded at their historical carrying amounts as reflected in the books of the predecessor entities, rather than at fair value.

●	No new goodwill has been recognized as a result of the Reorganization.

●	The consolidated financial statements for periods prior to December 15, 2025 represent the combined financial statements of Ticketplus Group SpA and its subsidiaries, presented as if the current corporate structure under Ticketplus Ltd. had always existed.

●	The difference between the consideration (189,525 Class A Ordinary Shares issued) and the carrying amounts of net assets acquired has been recorded directly in equity as a reorganization adjustment.

This accounting policy has been selected as it best reflects the economic substance over legal form, consistent with the Conceptual Framework for Financial Reporting (paragraph 2.12), given that there was no change in ultimate economic ownership or control from the perspective of the Controlling Shareholders. The Reorganization represents merely a restructuring of legal entities to facilitate the initial public offering without affecting the underlying economic ownership, risks and rewards, or operations of the business. The consolidation of Ticketplus Ltd. and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the Reorganization had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the combined entities from the beginning of each period to the end of each period, with all intra-group transactions

(b) Principals of consolidation

These consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Group have been eliminated.

(c) Functional and presentation currency

These consolidated financial statements are presented in the U.S. dollar, which is Ticketplus Ltd.’s functional currency. Ticketplus SpA and Ticketplus Group SpA’s functional currency is the Chilean peso. Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which each subsidiary operates (the functional currency). All financial information has been rounded to the nearest dollar except if indicated otherwise.

(d) Foreign currency

Transactions in foreign currency are converted into the functional currency using the exchange rates in force on the dates of the transactions. Assets and liabilities are translated using the closing exchange rate at the respective balance sheet date. Income and expense items are translated using the exchange rates applicable on the dates of the underlying transactions. At the close of the financial year, the translation of the salaries to be collected or paid in a different currency to the functional currency is done at the closing exchange rate. All resulting exchange differences arising from these translations are recognized as foreign exchange differences in the statements of profit or loss.

(e) New and revised IFRS standards not yet adopted

New standards, amendments and interpretations that have been issued but not yet effective and have not been applied early by the Company during the years ended December 31, 2025 and 2024 are as follows:

Standards, Amendments and Interpretations	Effective date

IFRS 7 “Financial Instruments – Disclosures”

This amendment applies to the requirements related to disclosures, financial liabilities settled using an electronic payment system, and the assessment of the contractual cash flow characteristics of financial assets.	Annual periods started on or after January 1, 2026.

IFRS 9 “Financial Instruments”

This amendment applies to the requirements related to disclosures, financial liabilities settled using an electronic payment system, and the assessment of the contractual cash flow characteristics of financial assets.	Annual periods started on or after January 1, 2026.

IFRS 18 “Presentation and Disclosure in Financial Statements”

This new standard sets out overall requirements for the presentation and disclosure in financial statements and aims to improve financial reporting, replacing IAS 1 “Presentation of Financial Statements.”	Annual periods started on or after January 1, 2027. Early application will be permitted.

IFRS 19 “Subsidiaries without Public Accountability: Disclosures”

This new standard permits some subsidiaries to apply the IFRS Accounting Standards with reduced disclosure requirements and is intended to simplify and reduce the cost of the financial report to subsidiaries.	Annual periods started on or after January 1, 2027. Early application will be permitted.

These new or amended standards are not expected to have a significant impact on the consolidated financial statements of the Company.

(f) Cash and cash equivalents

Cash and cash equivalents include cash on hand, time deposits with credit entities, other investments of high liquidity and low risk with an original expiration of three months or less, and bank overdrafts. In these consolidated financial statements, overdrafts, if they exist, would be classified as a loan in current liabilities.

(g) Trade and other accounts receivable

The amounts for accounts receivable are financial assets that are registered as current assets, except for those that expire over twelve months from the balance sheet date, which would classify as non-current assets. The accounts receivable includes trade receivables and other trade accounts, those that would present deductions of any provision within their value.

The accounts receivable from trade debtors are initially recognized with their fair value, that’s to say, their nominal value, which does not include imputed interest given the short terms of the credit granted to the clients, and after that, they are registered for their nominal value minus the impairment loss estimate. The balances included in this item, in general, accrue interest.

(h) Impairment losses on non-current assets

Assets subject to depreciation or repayment will be subject to impairment tests and generate effects in the results whenever an event or change in the circumstances indicates that the carrying amount may not be recoverable.

The carrying amount is the fair value of an asset minus the greater of the selling costs or the use value. For the purpose of assessing impairment losses, assets are grouped at the lowest level for which there are separately identifiable cash flows (general cash units). Non- financial assets, other than those of lesser value (e.g., goodwill), that would have suffered impairment loss are reviewed at each balance sheet date to determine whether there has been any reversal of the loss.

(i) Financial assets

All conventional purchases or sales of financial assets are recognized and recorded on the date of sourcing. Conventional purchases or sales of a financial asset are purchases or sales under a contract whose conditions require the delivery of the asset during a period that generally is regulated or comes out of an established convention in the corresponding market.

All financial assets recognized are subsequently measured in their entirety, either at amortized cost or fair value, depending on the classification of the financial asset.

Classification of financial assets

Financial assets that comply with the following conditions are subsequently measured at amortized cost:

●	the financial asset is preserved inside a business model whose objective is to maintain the financial assets to collect the contractual cash flows; and

●	the contractual conditions of the financial asset give rise, on specific dates, to cash flows that are solely payments of the principal and interest on the outstanding principal amount.

Financial assets that comply with the following conditions are subsequently measured at fair value through other comprehensive income (“FVOCI”):

●	the financial asset is preserved inside a business model whose objective is collecting contractual cash flows and selling financial assets; and

●	the contractual conditions of the financial asset give rise, on specific dates, to cash flows that are solely payments of the principal and interest on the outstanding principal amount.

All financial assets that do not comply with the previous conditions are subsequently measured at fair value through profit or loss (“FVTPL”).

Notwithstanding the foregoing, the Company can make the following irrevocable decisions at the moment of initial recognition of a financial asset:

●	The Company could irrevocably decide to present subsequent changes at the FVOCI for investments in financial instruments that, in other cases, would remain at FVTPL.

●	The Company could irrevocably designate a financial asset that complies with the criteria of amortized cost or FVOCI to measure at FVTPL if, by doing so, eliminates or significantly reduces an incongruence of mediation or recognition.

Amortized value and cash interest method

The cash interest method is a method that is used for the calculation of an amortized cost of a financial asset and for the distribution of the income from interest throughout the corresponding period.

For the different financial instruments from those financial assets with credit deterioration bought or originated, the effective interest rate is the rate that discounts exactly the collections of estimated future cash (including all commissions and basic points of interest, paying or receiving through the parts of the contract, that integrate the effective interest rate, the cost of transaction and any other premium or discount) excluding the expected credit losses, during the expected life of the financial asset, or when appropriate, a shorter period, with respect to the value in gross books of a financial asset at the moment of its initial recognition. For financial assets with credit deterioration bought or originated, an effective interest rate adjusted by credit quality is calculated by discounting the estimated cash flows, including the expected credit losses, at the amortized cost of the financial asset on its initial recognition.

The amortized cost of a financial asset is the amount which was measured on its initial recognition a financial asset, minus the reimbursement of the principal, plus the accumulated depreciation, using the cash interest method, of any difference between the initial amount and the expiring amount, adjusted for any correction to the value for losses. On the other hand, the value on gross books of a financial asset is the amortized cost of the financial asset before the adjustment for any reason of loss value.

The interest income is recognized using the interest cash method for financial assets measured at amortized cost and FVOCI. For the different financial instruments of those financial assets with credit deterioration bought or originated, the interest income is calculated applying the effective interest rate at value on the gross books of a financial asset, except for financial assets that have subsequently converted into assets with credit deterioration. For financial assets that are subsequently converted into assets with credit deterioration, the interest income is recognized by applying the effective interest rate at amortized cost of the financial asset. If on subsequent reporting periods, the credit risk of the financial instrument with credit deterioration improves in a way that the financial asset does not have credit deterioration, the interest income is recognized applying the effective interest rate to the value in gross books of the financial asset.

For the financial assets with credit deterioration bought or originated, the Company recognizes the interest income applying the adjusted effective interest rate for amortized quality credit cost of the financial asset from the initial recognition. The calculation does not revert to the gross base, even if the risk of credit of the financial asset improves in a way that the financial asset does not have credit deterioration.

The interest income is recognized in the statement of profit or loss and included in the line “financial income”.

Financial assets measured at FVOCI

Financial assets measured at FVOCI are initially measured at fair value plus transactional costs. Subsequent changes in the carrying amount of these financial instruments arising from gains and losses due to changes in value, losses and gains from credit deterioration, and interest income calculated using the cash-interest method are recognized in profit or loss. The amounts recognized in profit or loss are equivalent to those that would have been recognized had the instruments been measured at amortized cost. All other changes in fair value are recognized in other comprehensive income and accumulated within equity under “Reserve of gains and losses on financial assets measured at fair value through other comprehensive income.” When these financial instruments are derecognized, the cumulative gains or losses previously recognized in other comprehensive income are reclassified to profit or loss.

At the initial recognition, the Company can make an irrevocable decision (about a base of instrument by instrument) to designate investment in financial instruments to be measured at FVOCI. Measurement at FVOCI is not allowed if the financial instrument is maintained to negotiate or if it is a contingent consideration recognized by a purchaser in a combination of businesses to which it applies IFRS 3.

A financial asset is maintained for negotiation if:

●	its bought or is incurred primarily with the purpose of selling it in the near future;

●	its initial recognition is part of a portfolio of identified financial instruments that the Company jointly manages and for which it has evidence of a really recent pattern of short-term profit-making; or

●	it is derived (except for the derivatives that are a financial guarantee agreement or have been designated as an instrument with effective coverage).

The investment in financial instruments measured at FVOCI is initially measured at fair value plus transactional costs. Subsequently, these instruments are measured at fair value, with changes in fair value recognized in other comprehensive income and accumulated in equity under the “Reserve of gains and losses on financial assets measured at fair value through other comprehensive income.” The cumulative gains or losses will not be reclassified to profit or loss upon disposal of the financial instruments; instead, they are transferred directly to retained earnings.

The dividends over these investments in financial instruments are recognized in profit or loss when the Company has the right to receive the dividend, it’s probable that the Company receives economic benefits associated with the dividend, and the amount of the dividend can be reliably measured, unless the dividend clearly represents a recovery of part of the investment cost. The dividends are included in the line “financial income” in the statement of profit or loss.

Financial assets measured at FVTPL

The financial assets that do not comply with the conditions of being measured at amortized cost or FVOCI are measured at FVTPL.

The financial assets designated as FVTPL are measured at fair value at the closing of each report period, with gains and losses of fair value recognized in the statement of profit or loss to the extent that they are not part of a designated relation of coverage. The net gains and losses recognized in the statement of profit or loss include any dividends or interest gained from the financial asset and is included in the line “financial income”.

Gains and losses for the exchange rate difference

The value of the books of the financial assets that are denominated in a foreign currency are determined in said foreign currency and are converted to the type of change at the closing of each report period. Specifically:

●	For financial assets measured at amortized cost that are not part of a coverage relation, the exchange rate difference is recognized in the line “exchange rate difference.”

●	For financial assets measured at FVOCI that are not part of a coverage relation, the exchange rate difference in the amortized cost of the financial instrument is recognized in the line “exchange rate difference”. Other exchange differences are recognized in other comprehensive income in the “Reserve of gains and losses on financial assets measured at fair value through other comprehensive income.”

●	For financial assets measured at FVTPL that are not part of a coverage relation, the exchange rate difference is recognized in the line “exchange rate difference.”

●	For financial instruments measured as FVOCI, the exchange rate difference is recognized in other comprehensive income in the “Reserve of gains and losses over financial assets measured at fair value through other comprehensive income”.

(j) Property, plant, and equipment

Recognition and measurement

Property, plant, and equipment items are valued at the cost of acquisition minus accumulated depreciation and deterioration loss. Any gain or loss in the sale of an item of property, plant, and equipment (calculated as the difference between the utility acquired of the disposition and the value in the element’s books) is recognized in the statement of profit or loss.

The items categorized as real property, after their initial recognition, will be measured at a fair value given that they can be measured reliably. The revaluation will be done with sufficient regularity to ensure that the amount on the books, at any given moment, does not significantly differ from what could be determined using the fair value at the end of the reporting period.

The frequency of the revaluations will depend on the changes in fair value of the terrains. When the fair value of the real property significantly differs from the amount in the books, a new revaluation will be necessary.

Subsequent costs

The cost of replacing part of an entry is recognized in its book value, if it’s possible that the future economic benefits incorporated into the part flow to the Company and its cost can be measured reliably. The value in the books of the replaced part will be derecognized.

The costs of amplification, modernization or upgrades that represent and increase the productivity, capacity or efficiency or an increase in the useful life, are capitalized as increasing the value of the goods. The expenses of repairs, conservation, and maintenance are recorded as an expense in the statement of profit or loss when incurred.

Depreciation

The property, plant, and equipment items depreciate using the lineal method with base in the estimated useful life of each component.

The property, plant, and equipment items depreciate from the date they are installed and ready for their use, or in the case of internally built assets, from the date the asset is completed and in conditions to be used.

The value of the property, plant, and equipment will be inspected for deterioration when changes occur in the circumstances that indicate that such value is not recoverable.

Gains or losses of sales of property, plant, and equipment are calculated as a difference between sale price and the carrying amount at the sale date, and its differences are recognized in the statement of profit or loss without residual value.

(k) Intangible assets developed internally

Research and development costs

Expenses for research activities are recognized as expenses in the period in which they occur.

An intangible asset developed internally is recognized if, and only if, all of the following conditions have been verified:

●	it is technically possible to complete the production of the intangible asset so that it can be available for its use or sale;

●	the Company has the intention of finishing the intangible asset for its use or sale;

●	the capacity of using or selling the intangible asset exists;

●	it is possible to demonstrate the way in which the intangible asset generates probable economic benefits in the future;

●	adequate technical, financial, or any other kind of resources to finish the development and to use or sell the intangible asset actually exist; and

●	it is possible to value, in a reliable manner, the attributable disbursements to the intangible asset during its development.

The initial amount recognized for intangible assets developed internally corresponds to the sum of the incurred costs from the date in which the intangible asset is in compliance for the first time with the criteria of recognition numerated previously. When an intangible asset developed internally cannot be recognized, the development expenses are applied to the profit or loss in the period in which the expenses were incurred.

With respect to initial recognition, internally developed intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any.

An intangible asset is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising from the derecognition of an intangible asset—calculated as the difference between the net disposal proceeds and the asset’s carrying amount—is recognized in profit or loss in the period in which the asset is derecognized.

Cost of significant projects

The costs incurred in the development of certain significant projects (that are in compliance with the recognition conditions mentioned above) are activated and amortized in the periods in which said costs generate income, which, generally, are associated with a contract with a client. The Company considers that, due to the nature of the intangible assets that they maintain, these have a finite useful life and the amortization will start when the asset is available for its use.

The amortization is calculated in linear form using the estimated useful life, and it was determined in base of time that it is expected to obtain future economic benefits. The estimated useful life and the amortization method are reviewed at the closing of each reporting period.

During the year ended December 31, 2024, the Company implemented a policy of accelerated amortization of the capitalized software, recognizing a total expenditure of USD4,043,651.

This extraordinary amortization was based on the incorporation of artificial intelligence (“AI”) technology and the resulting obsolescence of previous systems, applying the following criteria:

1.	Arrival of AI: The implementation of solutions based on AI caused a paradigm shift in the technological architecture of the Company, making it necessary to accelerate the amortization of previous systems.

2.	Accelerated amortization due to refactorization: 100% of the residual value of the additions to the 2022 and 2023 software were amortized, because they were completely replaced by new technological solutions that integrate AI capabilities.

3.	Unused modules: USD102,783 was amortized corresponding to specific modules that were not used since the beginning of 2020, anticipating that they would not generate future economic benefits.

This policy reflects the accelerated digital transformation of the Company with the adoption of AI technologies, which turned obsolete a big portion of the software infrastructure previously capitalized. The accelerated amortization allows the submission of financial statements that faithfully reflect the real economic value of the intangible assets of the Company.

During the year ended December 31, 2025, the Company recognized a total software amortization expenditure of USD7,386,503, of which USD3,238,074 corresponds to accelerated amortization and USD4,148,430 to regular linear amortization of the capitalized software base.

The accelerated amortization was based on the continued integration of AI technology into the Company’s operations and the resulting obsolescence of specific software modules, applying the following criteria:

1.	Technological obsolescence driven by AI integration: USD1,490,911 was amortized corresponding to 13 software components that were rendered obsolete due to the rapid evolution of AI-driven technologies. These included application modules requiring frequent updates, cloud infrastructure and autoscaling systems superseded by AI-optimized architectures, 3D visualization and search engine components replaced by AI-enhanced alternatives, authentication and security protocols overtaken by new AI-based standards, and front-end modules subject to complete refactoring.

2.	Replacement of software modules: USD1,747,163 was amortized corresponding to 11 software components that were fully replaced during the period. These included general development modules, front-end system improvements that were superseded by new platform versions, and automation and monitoring tools that were substituted by upgraded solutions.

This policy reflects the continuation of the Company’s accelerated digital transformation strategy, where the deepening adoption of AI technologies and ongoing platform modernization efforts have rendered obsolete a portion of the software infrastructure capitalized during the current period. Of the 100 software development items activated during 2025, 24 were subject to accelerated amortization, representing 25.1% of the total capitalized additions. The accelerated amortization ensures that the financial statements faithfully reflect the current economic value of the Company’s intangible assets.

(l) Trade and other payables, current

The commercial accelerators and other payable current accounts are recognized at their nominal value, because their medium-term payment is reduced and there is no material difference with their fair value.

(m) Employee benefits

The Company recognizes personnel vacation expenses through the accrual method. This benefit corresponds to all of the personnel and is a fixed amount according to the particular contracts of each employee. This benefit is recognized at its nominal value.

(n) Provisions

Provisions are recognized when the Company has a present obligation, whether it is legal or constructive, as a result of past events; when it is probable that an outflow of resources will be required to settle the obligation; and when a reliable estimate of the value can be made.

Provisions are reviewed and measured periodically, taking into account the best available information at each reporting date.

(o) Taxes on gains and deferred taxes

Income tax expense for the financial year is comprised of current tax and deferred tax.

Current tax is calculated based on the tax laws enacted or substantively enacted at the reporting date and applicable to taxable profit for the year.

Deferred tax is calculated using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred tax is measured at the tax rates that have been enacted or substantively enacted by the reporting date and that are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. At each reporting date, the carrying amounts of deferred tax assets and liabilities are reviewed to ensure they remain appropriate, and adjustments are made as necessary based on the results of this assessment.

(p) Other reserves

Other reserves represent the cumulative balance of monetary adjustments applied to equity accounts under Chilean Generally Accepted Accounting Principles (“Chilean GAAP”) prior to the Company’s adoption of IFRS on January 1, 2022. Under Chilean GAAP, equity accounts were periodically restated for the effects of inflation using officially published indices through a mechanism known as “corrección monetaria” (monetary correction). These restatement adjustments were recorded directly in equity and did not pass through the income statement.

Upon the Company’s transition to IFRS in accordance with IFRS 1, the cumulative balance of these equity-level restatement adjustments was reclassified as a separate reserve within shareholders’ equity. No further monetary correction adjustments have been recorded subsequent to the date of IFRS adoption.

Other reserves do not represent distributable earnings. They represent a legacy balance arising from the historical application of inflation-based accounting under Chilean GAAP.

(q) Revenue recognition

Ticket sales

The Company acts as an agent in the sale of tickets for third-party organized events. As a consequence, the Company recognizes as income the moment a ticket is issued and is transferred to the final client, which represents the satisfaction of the performance obligation.

●	Performance obligation: Emission and delivery of the ticket to the final client.

●	Moment of recognition: At the point in time where the ticket is issued.

●	Price determination of the transaction: Agreed commission with the event organizer, net value of the ticket.

Technological services for events

The Company provides technological services to event organizers, including ticketing platforms, management of memberships, e-commerce, and the tools to control access.

●	Performance obligations: They are individually identifiable according to the contracted service (for example, implementation of the platform, technical support, license agreement, etc.).

●	Income recognition:

○	Punctual services (as implementation or configuration) are recognized in the moment that the service is delivered.

○	Continuous services (as support or licenses) are recognized linearly over time during the period of service.

○	Determination of price in the transaction is based on fixed or variable fees contractually agreed upon.

Additional products sales

In some cases, the Company has commercialized complementary products, such as parking spaces or other services associated with events.

●	Performance obligation: Delivery of product or activation of additional service.

●	Income recognition: At the moment that the client acquires the product.

●	Acting as principal or agent is evaluated on a case-by-case basis. If the Company acts as principal (controls the good or service before transferring), gross income is recognized. If it acts as an agent, net income is recognized.

Additional considerations

Revenue is not recognized when significant uncertainties exist regarding the recoverability of the consideration.

Revenue is presented net of discounts, returns, and other commercial adjustments.

No multiple performance obligations requiring separate allocation of the transaction price are identified, except for complex technology contracts.

Revenue is measured at the fair value of the consideration received or receivable, excluding sales taxes and other amounts collected on behalf of third parties.

Disaggregation of revenue

The Company delivers its platform services through two service delivery models: Full Operation, under which the Company provides end-to-end event ticketing management, and White-Label, under which the Company licenses its technology platform to third-party operators. In accordance with paragraph 114 of IFRS 15, the Company disaggregates revenue by service delivery model, as this categorization best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Revenue under both delivery models is predominantly recognized at a point in time. Refer to Note 16 for the quantitative disaggregation.

(r) Statement of cash flows

The statement of cash flows is prepared using the indirect method and considers the cash movements realized during the fiscal year. The following concepts are used in these statements of cash flows as indicated below:

●	Cash flow: inflows and outflows of cash or cash equivalents, the latter being understood as highly liquid investments with maturities of less than 90 days from the date of acquisition, and subject to an insignificant risk of changes in value.

●	Operating activities: are the activities that constitute the principal source of ordinary revenue as well as those activities that cannot be classified as investing or financing activities.

●	Investing activities: those related to the acquisition, sale, or disposition by other means of non-current assets and other investments not included in cash and cash equivalents.

●	Financing activities: activities that result in changes in the size and composition of equity and financial liabilities, which are not part of ordinary activities.

(s) Administrative expenses

Administrative expenses correspond to general associated with administrative activity.

(t) Environment

Environmental expenditures are charged to profit or loss when incurred, except for those related to an investment project, which are capitalized in accordance with IFRS.

(u) Financial guarantee contracts

The Company classifies as financial guarantee contracts those contracts that require it to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due in accordance with the original or modified terms of a debt instrument. Financial guarantee contracts are recognized at fair value at initial recognition. Subsequent to initial recognition, financial guarantee contracts are measured at the higher of (i) the amount of the loss allowance determined in accordance with IFRS 9, Section 5.5 (expected credit loss model) and (ii) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with IFRS 15.

NOTE 3. RISK MANAGEMENT POLICY

The Company is dedicated to the commercialization of tickets for artistic, cultural, sports, and entertainment events, both through its digital platform and via physical points of sale. Additionally, it provides comprehensive technological solutions to event organizers, including real-time ticketing systems, membership management, and e-commerce.

In the development of its operations, the Company is exposed to various financial risks, mainly credit risk, liquidity risk, currency risk, and technological risk.

To a lesser extent, it has commercialized ancillary products such as parking.

Credit risk

Credit risk refers to the possibility that a counterparty fails to meet its contractual obligations, leading to a financial loss for the Company.

●	Event Organizer Clients: The primary exposure stems from accounts receivable from event organizers. Credit assessment policies, exposure limits, and periodic monitoring are applied.

●	End Customers: Sales to the public are mainly carried out using electronic means (cards, transfers), which significantly reduces the risk of uncollectible accounts.

●	Expected Credit Losses: The Expected Credit Loss model is applied in accordance with IFRS 9, using a simplified approach for trade receivables.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due.

The Company manages this risk through the continuous monitoring of projected and actual cash flow, maintaining sufficient cash balance and available lines of credit.

As of December 31, 2025 and 2024, the Company had adequate liquid resources to cover its short-term liabilities.

Foreign exchange risk

The Company enters into certain transactions in foreign currencies related to software licenses and technological services.

Foreign exchange risk exposure is managed through the periodic assessment of the net foreign currency position, and, if required, does not rule out the use of hedging instruments.

As of December 31, 2025 and 2024, the net foreign currency exposure was not significant.

Technological and operational risk

Given the digital nature of its operations, the Company is exposed to technological risks such as platform failures, cybersecurity, service interruptions, and system obsolescence.

The Company maintains backup protocols, infrastructure monitoring, continuous software updates, and IT security measures, and performs periodical operational continuity and disaster recovery tests.

Reputational and compliance risk

The Company is exposed to risks related to user experience, regulatory compliance in ticket sales, personal data protection, and relationships with event organizers.

Privacy policies, clear terms of use, and customer service mechanisms have been implemented to mitigate these risks. Additionally, the Company complies with the current regulations regarding data protection and e-commerce.

NOTE 4. USE OF ESTIMATES

The preparation of the consolidated financial statements in accordance with IFRS requires management to make judgements, estimates, and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities, income, and expenses. The most relevant judgments applied by management include:

●	Useful life of fixed and intangible assets.

●	Accrued service revenue (revenue recognition)

●	Provisions for commitments acquired with third parties.

●	Risks arising from ongoing litigation.

●	Recovery of accounts receivable from third parties.

NOTE 5. CASH AND CASH EQUIVALENTS

The breakdown of cash and cash equivalent is as follows:

	As of December 31, 2025	As of December 31, 2024
Petty cash	2,913	548
Foreign currency cash	28,095	30,920
Cash in bank	694,528	38,168
Financial investments	3,255,302	1,931,230
Total	3,980,838	2,000,866

The cash held in current bank accounts is an available resource, and its fair value is equivalent to its book value. The bank balances consist of current bank accounts denominated in Chilean pesos.

The term deposits held by the Company meet the requirements established in IAS 7 to be classified as cash equivalents, as they have maturities of less than three months from the date of acquisition, are readily convertible to known amounts of cash, and are subject to an insignificant risk of changes in value.

The breakdown of financial investments as of December 31, 2025 and 2024 are as follows:

Financial Institution	Capital Balance	Interest	Balance as of December 31, 2025
Banco Estado	950,250	14,293	964,543
Banco Estado	1,653,567	20,542	1,674,109
Banco Itaú	551,189	19,734	570,923
Banco Santander	43,091	2,636	45,727
Total	3,198,097	57,205	3,255,302

Financial Institution	Capital Balance	Interest	Balance as of December 31, 2024
Banco Estado	301,066	50,114	351,180
Banco Estado	501,776	37,737	539,513
Banco Estado	1,003,553	36,984	1,040,537
Total	1,806,395	124,835	1,931,230

NOTE 6. TRADE AND OTHER RECEIVABLES, CURRENT

The breakdown of trade and current receivables is as follows:

	As of December 31, 2025	As of December 31, 2024
Trade receivables	3,521,980	371,712
Other receivables	5,698,356	-
Bank transactions in process*	-	1,310,499
Total	9,220,336	1,682,211

*	Corresponds to the collections in process from event partners for events held as of the end of each year.

Trade and other receivables are non-interest bearing, and payment terms are generally up to 90 days.

Trade receivables represent amounts owed by event promoters and white-label partners for services rendered by the Company where a formal invoice has been issued, including commissions on ticket sales and SaaS platform fees. Trade receivables are generally collected within 30 to 60 days following event settlement.

Other receivables represent accrued service fees and commissions earned by the Company for events held near year-end where the formal invoicing and settlement process had not been completed as of the balance sheet date. These are unbilled receivables arising from the ordinary course of the Company’s ticketing operations. The significant increase relative to the prior year ($0 as of December 31, 2024) reflects the substantially higher transaction volumes processed during the fourth quarter of 2025 combined with event settlement timing at year-end. In the prior year, the balance was not material enough to warrant separate presentation. These receivables have corresponding liabilities in trade and other payables (Note 12), principally event revenue payable to promoters ($3,482,021) and accounts payable ($4,703,178), reflecting the same unsettled event cycles at year-end.

Bank transactions in process represent ticket sales proceeds processed by payment gateways (credit card, debit card, and digital wallet transactions) but not yet settled into the Company’s bank accounts. Bank transactions in process generally settle within 2 to 5 business days depending on the payment method and jurisdiction.

The analysis of overdue and unpaid trade receivables, but not impaired, is as follows:

	As of December 31, 2025	As of December 31, 2024
Less than three months overdue	3,525,433	375,165
Between three and six months overdue	-	-
Between six and twelve months overdue	-	-
More than twelve months overdue	(3,453)	(3,453)
Total	3,521,980	371,712

NOTE 7. INVENTORY

As of December 31, 2025 and 2024, the inventory of the Company was USD60,310 and USD58,733, respectively, and primarily related to printed tickets.

NOTE 8. CURRENT TAX AND DEFERRED TAX ASSETS AND LIABILITIES

(a) The breakdown of current tax assets and liabilities is as follows:

	For the year ended December 31, 2025	For the year ended December 31, 2024
Current tax assets
Monthly provisional tax payments	492,202	285,510
Remaining tax credit	58,054	143,205
Employee’s sole tax	-	807
Total	550,256	429,522

Current tax liability
Social security payables	19,045	16,006
Total	19,045	16,006

Net total for current taxes (payable)	531,211	413,516

(b) The breakdown of deferred taxes is as follows:

	Asset		Liability
	For the year ended December 31, 2025	For the year ended December 31, 2024	For the year ended December 31, 2025	For the year ended December 31, 2024
Deferred taxes:
Provision for vacations	44,149	25,566	-	-
Provision of doubtful accounts	1,025	932	-	-
Intangible assets, net	650,936	229,330	-	-
Fixed assets, net	8,785	3,218	-	-
Total	704,895	259,046	-	-

(c) Effect on profit or loss from income tax and the accounting of deferred taxes:

	For the year ended December 31, 2025	For the year ended December 31, 2024
Current income tax expense	(449,949)	(280,410)
Deferred taxes	147,884	150,287

Income tax expense	302,065	130,123

(d) Relationship between tax expense (income) and accounting profit:

	For the year ended December 31, 2025		For the year ended December 31, 2024
	Amount	Rate	Amount	Rate
Income before tax	$2,545,974		$1,060,940
Tax at Chilean statutory rate	687,413	27.0%	286,454	27.0%
Tax-only monetary correction and other adjustments arising from the determination of taxable income	(385,348)	(15.1)%	(156,331)	(14.7)%
Income tax expense	302,065	11.9%	130,123	12.3%

The difference between the statutory rate and the Company’s effective tax rate is primarily attributable to adjustments arising from the determination of taxable income (“renta líquida imponible”) under Chilean tax law. Chilean tax regulations require certain inflation-based adjustments that are not recognized under IFRS, including monetary correction of equity (“corrección monetaria del patrimonio”) and monetary correction of property, plant, and equipment. Additionally, certain timing differences between accounting and tax treatment of employee benefit provisions, principally accrued vacation, contribute to the difference. These items reduce the Company’s taxable base relative to its accounting income before tax, resulting in an effective tax rate below the statutory rate for both periods presented.

NOTE 9. INTANGIBLE ASSETS OTHER THAN GOODWILL

The breakdown of intangible assets is as follows:

	As of December 31, 2025	As of December 31, 2024
Software	15,925,873	9,592,435
Movements of intangible assets
Initial balance	9,592,435	3,764,019
Translate currency	566,486	-
Additions	12,810,861	9,872,067
Amortization	(7,043,909)	(4,043,651)
Total	15,925,873	9,592,435

NOTE 10. PROPERTY, PLANT, AND EQUIPMENT

The breakdown of the gross amounts, net amounts, and accumulated depreciation of the years ended December 31, 2025 and 2024 is as follows:

	For the year ended December 31, 2025	For the year ended December 31, 2024
Classes of property, plant, and equipment, gross
Technological equipment	444,817	365,940
Furniture	45,093	41,050
Total fixed assets	489,910	406,990
Classes of accumulated depreciation:
Technological Equipment	279,548	216,631
Furniture	18,957	10,420
Total depreciation accumulated	298,505	227,051
Classes of property, plant, and equipment, net:
Technological Equipment	165,269	149,309
Furniture	26,136	30,630
Total	191,405	179,939

The movement of this line item as of December 31, 2025 and 2024, is as follows:

	Technological Equipment	Furniture	Total
Opening balance as of January 1, 2025	403,404	45,254	448,257
Additions	40,075	-	40,075
Total property, plant, and equipment, gross:	443,479	45,254	488,732

Opening balance as of January 1, 2025	238,809	11,488	250,297
Depreciation for the year	39,665	7,366	47,031
Total accumulated depreciation	278,474	18,854	297,328
Total property, plant, and equipment, net, as of December 31, 2025	165,005	26,400	191,405

Opening balance as of January 1, 2024	287,420	20,833	308,253
Additions	78,520	20,217	98,737
Total property, plant, and equipment, gross:	365,940	41,050	406,990

Opening balance as of January 1, 2024	179,375	5,481	184,856
Depreciation for the year	37,256	4,939	42,195
Total accumulated depreciation	216,631	10,420	227,051
Total property, plant, and equipment, net, as of December 31, 2024	149,309	30,630	179,939

NOTE 11. OTHER CURRENT AND NON-CURRENT FINANCIAL LIABILITIES

The breakdown of other current and non-current financial liabilities is as follows:

As of December 31, 2025
Book Value
Creditor Entity	Contract	Original Currency	Interest Rates (%)	Less than 90 days	90 days - 1 year	Current Bank Loans	1-2 years	2-3 years	3-4 years	4-5 years	More than 5 years	Non- Current Bank Loans	Total Bank Loans Carrying Amounts
Banco Estado	Loan	Peso	9.00%	102,563	321,741	424,304	464,706	508,718	272,350	-	-	1,245,774	1,670,078
Banco Estado	Loan	Peso	8.00%	139,172	431,291	570,463	617,590	671,045	727,020	652,426	-	2,668,081	3,238,544
Banco ITAU	Loan	Peso	8.45%	61,243	190,703	251,946	274,394	298,729	159,295	-	-	732,418	984,364
Banco Santander	Loan	Peso	5.09%	8,679	26,667	35,346	37,213	9,605	-	-	-	46,818	82,164
Banco Santander	Loan	UF	4.69%	14,371	44,095	58,466	40,548	-	-	-	-	40,548	99,014
Banco Santander	Loan	Peso	9.77%	227,943	716,580	944,523	1,037,628	1,144,040	1,264,248	449,751	-	3,895,667	4,840,190
Banco Santander	Loan	Peso	8.00%	80,176	377,921	458,097	546,779	600,677	660,518	-	-	1,807,974	2,266,071
Total				634,147	2,108,988	2,743,145	3,018,858	3,232,814	3,083,431	1,102,177	-	$10,437,280	$13,180,425

As of December 31, 2024
Book Value
Creditor Entity	Contract	Original Currency	Interest Rates (%)	Less than 90 days	90 days - 1 year	Current Bank Loans	1-2 years	2-3 years	3-4 years	4-5 years	More than 5 years	Non- Current Bank Loans	Total Bank Loans Carrying Amounts
Banco Estado	Loan	Peso	8.41%	62,437	194,326	256,763	280,015	252,104	-	-	-	532,119	788,882
Banco Estado	Loan	Peso	8.81%	38,903	121,660	160,563	175,496	15,350	-	-	-	190,846	351,409
Banco Estado	Loan	Peso	9.00%	85,284	267,882	353,166	386,249	423,047	463,112	247,953	-	1,520,361	1,873,527
Banco Scotiabank	Loan	Peso	7.32%	5,481	-	5,481	-	-	-	-	-	-	5,481
Banco Santander	Loan	Peso	5.09%	7,492	23,056	30,548	32,139	33,814	8,725	-	-	74,678	105,226
Banco Santander	Loan	UF	4.69%	12,043	36,985	49,028	51,378	35,612	-	-	-	86,990	136,018
Banco Santander	Loan	Peso	9.77%	188,468	587,180	775,648	855,990	944,607	1,041,481	1,150,911	409,430	4,402,419	5,178,067
Total				400,108	1,231,089	1,631,197	1,781,267	1,704,534	1,513,318	1,398,864	409,430	$6,807,413	$8,438,610

NOTE 12. TRADE AND OTHER PAYABLES, CURRENT

The breakdown of trade and other payables is as follows:

	As of December 31, 2025	As of December 31, 2024
Event revenue	3,482,021	544,723
Accounts payable	4,703,178	161,405
Salaries payable	-	61,600
Fees payable	23,650	-
Taxes payable	62,512	43,066
Credit card	25,634	29,768
Other payables	3,858	18,948
Total	8,300,853	859,510

Of the total trade and other payables of USD8,300,853 as of December 31, 2025, and USD859,510 as of December 31, 2024, USD3,203,029 and USD106,767, respectively, correspond to payables with related parties and are presented separately on the face of the Consolidated Statements of Financial Position as “Trade and other payables – related parties”. See Note 14(b) for the nature of the related party relationships and the commercial terms of these transactions. The remaining balance of USD5,097,824 as of December 31, 2025, and USD752,743 as of December 31, 2024, corresponds to payables with third parties and is presented as “Trade and other payables – third parties” on the face of the Consolidated Statements of Financial Position.

NOTE 13. CURRENT PROVISIONS FOR EMPLOYEE BENEFITS

As of December 31, 2025 and 2024, the current provisions for employee benefits were USD197,366 and USD94,689, respectively, and consisted of provisions for vacations.

NOTE 14. RELATED PARTY TRANSACTIONS

(a) Non-Current Payables to Related Parties

The breakdown of non-current payables to related parties as of the close of the fiscal year is as follows:

Name	Type	As of December 31, 2025	As of December 31, 2024
Joaquin Jadue	Loan	-	17,357
Sebastian Orellana Moreno	Loan	-	16,235
Chien-Fu Chen Chen	Loan	-	17,980
Argentina Real Estate 1 LLC*	Loan	2,213,140	1,711,466
Te vi SpA*	Loan	339,293	-
Total		2,552,433	1,763,038

*	Argentina Real Estate 1 LLC and Te vi SpA are beneficially owned by Yethro Dinamarca Santelices, the Company’s director and Chair of the board of directors.

The amounts due to related parties are non-trade, unsecured, and non-interest-bearing loans. These loan balances represent working capital provided by the Company’s related parties to directly fund core platform software development. The loans have a maturity date of December 31, 2027, which was extended to December 31, 2029 for the loans to Argentina Real Estate 1 LLC and Te vi SpA.

During the year ended December 31, 2025, the Company repaid the balances due to Joaquín Jadue, Sebastián Orellana Moreno, and Chien-Fu Chen Chen from operating cash flow. The balances due to Argentina Real Estate 1 LLC and Te vi SpA increased as a result of additional working capital provided for core platform software development during the year ended December 31, 2025.

(b) Current Trade Payables with Related Parties

In the ordinary course of business, the Company engages Ozmo SpA and its wholly owned subsidiary Global Services SpA (together, the “Affiliated Service Providers”) as providers of technology services. These entities are under common control and are beneficially owned by Yethro Dinamarca Santelices, the Company’s director and Chair of the board of directors. The transactions were settled as trade payables on standard commercial terms. There were no loans, advances, guarantees, or financing arrangements between the Company and either of the Affiliated Service Providers, nor are there exclusivity arrangements, proprietary technology owned by these entities, or contractual barriers to transition to other technology service providers.

Aggregate outstanding trade payables as of each balance sheet date presented:

	As of December 31, 2025	As of December 31, 2024
Outstanding trade payables (aggregate)	3,203,029	106,767

The aggregation of both entities is presented in accordance with IAS 24.18 and IAS 24.24, reflecting the similar nature of the transactions, common ultimate control, and substantially equivalent commercial terms. The transactions were settled in the ordinary course of business on standard commercial terms, and the outstanding balances at each period-end reflect the Company’s ongoing commercial relationship with the Affiliated Service Providers. The commercial terms were determined on an arm’s length basis. Outstanding balances are presented separately on the face of the Consolidated Statements of Financial Position as “Trade and other payables – related parties”.

(c) Financial Guarantee Contract - Mortgage Loan to Chief Executive Officer

On September 12, 2025, the Company’s principal Chilean operating subsidiary, Ticketplus SpA, was constituted as guarantor and joint and several co-debtor (codeudor solidario) of all obligations owed by Mr. Chien-Fu Chen Chen, the Company’s Chief Executive Officer and director, to Scotiabank Chile under a personal mortgage loan extended by Scotiabank Chile to Mr. Chen for the acquisition of his primary residence. The mortgage loan principal amount was UF 20,300 (approximately USD814,000), bearing a fixed annual interest rate of 4.46%, repayable in 360 monthly installments over a 30-year term, following an initial six-month grace period. The mortgage loan is secured by a first-priority mortgage in favor of Scotiabank Chile over the acquired property, together with prohibitions on disposal, encumbrance, subdivision, and leasing without Scotiabank Chile’s prior written consent.

The arrangement constitutes a financial guarantee contract under IFRS 9, Appendix A. Pursuant to IFRS 9.4.2.1(c), financial guarantee contracts are measured, after initial recognition, at the higher of (i) the amount of the loss allowance determined in accordance with IFRS 9, Section 5.5 (expected credit loss model) and (ii) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with IFRS 15.

(i)	Initial recognition (IFRS 9.5.1.1). The guarantee was issued without consideration to the Company. Management evaluated the fair value of the guarantee at initial recognition and determined it to be immaterial to the consolidated financial statements considering (A) the first-priority mortgage held by Scotiabank Chile over the residential property securing the underlying loan and (B) the credit profile of Mr. Chen. Accordingly, no liability was recognized in the Consolidated Statements of Financial Position at initial recognition.

(ii)	Subsequent measurement (IFRS 9.5.5). As of December 31, 2025, the Company assessed expected credit losses for the guarantee under the general approach in IFRS 9 Section 5.5, recognized at an amount equal to twelve-month expected credit losses (Stage 1) because the credit risk on the guarantee had not increased significantly since initial recognition. The resulting expected credit loss was concluded to be immaterial, given the first-priority mortgage held by Scotiabank Chile over the residential property and the absence of any indicators of credit deterioration with respect to Mr. Chen.

(iii)	Maximum credit exposure (IFRS 7.36(a)). As of December 31, 2025, the Company’s maximum exposure under the guarantee was equal to the outstanding balance of the underlying mortgage loan, which was approximately UF 20,300 (approximately USD814,000). The mortgage loan was within the initial six-month grace period during which no principal amortization had occurred. The first regular installment was scheduled for April 2026.

(iv)	Collateral and credit enhancements (IFRS 7.36(b)). The mortgage loan is secured by a first-priority mortgage in favor of Scotiabank Chile over the acquired property, together with prohibitions on disposal, encumbrance, subdivision, and leasing without Scotiabank Chile’s prior written consent. Pursuant to the terms of the guarantee, Scotiabank Chile may collect the full mortgage debt from Ticketplus SpA, at its election, without first pursuing remedies against Mr. Chen or the mortgaged property.

(v)	Credit quality information (IFRS 7.36(c)). The mortgage loan was neither past due nor impaired as of December 31, 2025. As of such date, the loan was within the initial six-month grace period, and no contractual installment was yet payable.

(vi)	Sensitivity (IFRS 7.40). A reasonably possible adverse change in the credit quality of Mr. Chen would not result in a material change to the Company’s expected credit loss exposure under the guarantee, given the first-priority mortgage held by Scotiabank Chile over the residential property.

(vii)	Subsequent event (IAS 10). The Company has initiated the process to release Ticketplus SpA from its obligations as guarantor and joint and several co-debtor under the September 12, 2025 mortgage loan, and expects to complete such release prior to the effectiveness of the Registration Statement. The release was not effected as of the date of authorization for issue of these consolidated financial statements. If the release is effected prior to the authorization for issue of the financial statements included in any subsequent amendment to the Registration Statement, such release will be reflected as a non-adjusting subsequent event in Note 26 pursuant to IAS 10.

The terms of the mortgage loan and the related guarantee were negotiated on an arm’s-length basis with Scotiabank Chile, a financial institution unaffiliated with the Company.

NOTE 15. NET EQUITY

(a) Management and obtainment of capital

The Company’s objective in capital management is to maintain an adequate level of capitalization, allowing it to secure access to financial markets for the development of its medium and long-term objectives, while optimizing returns for its shareholders and maintaining a solid financial position.

(b) Subscribed and paid-in capital and number of shares

Shareholders’ equity	As of December 31, 2025	As of December 31, 2024
Class A ordinary shares of par value of $0.0001 each; 250,000,000 shares authorized, 189,525 shares issued and outstanding as of December 31, 2025 and 2024	5,000	2,829
Class B ordinary shares of par value of $0.0001 each; 50,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2025 and 2024	30,000	149,245
Other reserves	3,258,649	27,552
Accumulated other comprehensive income	109,137	(386,959)
Accumulated earnings	2,243,909	3,030,105

NOTE 16. REVENUE

The following table presents the Company’s revenue disaggregated by service delivery model for the years ended December 31, 2025 and 2024:

	As of December 31, 2025	As of December 31, 2024
Full Operation	27,783,205	16,877,264
White-Label	1,679,367	1,085,867
Total Revenue	29,462,572	17,963,131

Revenue from Full Operation services consists primarily of commissions earned on ticket sales for events managed end-to-end by the Company. Revenue from White-Label services consists of technology licensing and configuration fees earned from third-party operators utilizing the Company’s platform. Revenue under both delivery models is recognized predominantly at a point in time, upon the issuance and delivery of tickets to the end customer or completion of the service. The Company’s technology platform, cost structure, and operational resources are shared across both delivery models without discrete cost allocation.

NOTE 17. COST OF REVENUE

The breakdown of this line item is as follows:

	As of December 31, 2025	As of December 31, 2024
Cost of sales	14,693,071	8,462,105
Cost of event operations	1,451,238	1,020,062
Payment method commissions	517,449	399,576
Other costs	317,978	141,842
Total	16,979,736	10,023,585

Cost of sales is comprised of direct costs incurred in the delivery of the Company’s technology platform services. The principal components are (i) cloud infrastructure, server, storage, and computing service costs, (ii) local subsidiary operating costs, including support personnel, third-party software licenses, and managed service contracts, (iii) fees charged by payment processors and gateways for each transaction processed, and (iv) rebates or portions of the service charge contractually returned to event producers under specific agreements.

NOTE 18. ADMINISTRATIVE EXPENSES

The breakdown of the administrative expenses is as follows:

	As of December 31, 2025	As of December 31, 2024
Amortization	7,043,909	4,043,651
Personnel expenses	284,248	590,986
Consulting services	244,780	484,642
Sales and marketing	616,320	382,826
Office expenses	127,965	220,373
Depreciation	47,031	42,195
Other operating expenses	188,209	51,621
Business licenses	-	7,062
Notary fees	11,725	6,588
Uncollectable accounts	3,538	6,003
Total	8,567,725	5,835,947

NOTE 19. FINANCIAL INCOME

The breakdown of this line item is as follows:

	As of December 31, 2025	As of December 31, 2024
Mutual funds interest	69,165	171,497
Interest income from term deposits	-	90,008
Other interests	20,895	44,450
Total	90,060	305,955

NOTE 20. COMMON CONTROL ADJUSTMENT

As described in Note 1, on December 15, 2025, Ticketplus Ltd. acquired 100% of the issued and outstanding ordinary shares of Ticketplus Group SpA through a contribution agreement with the existing shareholders.

IFRS 3 excludes business combinations under common control from its scope (IFRS 3.2(c)). In the absence of specific guidance under IFRS, the Company applied IAS 8 paragraphs 10-12 and adopted the predecessor accounting method. Under this method, the difference between the net assets contributed at the transaction date and the consideration transferred ($35,000) has been recorded as a common control adjustment of $3,258,649 directly in other reserves within shareholders’ equity, without recognition of a gain or loss in profit or loss. This reclassification has no impact on total shareholders’ equity or total cash flows.

NOTE 21. FINANCIAL COSTS

The breakdown of this line item is as follows:

	As of December 31, 2025	As of December 31, 2024
Interest expenses	1,447,083	982,296
Bank commissions	5,445	373,940
Dollar purchase commission	1,385	1,695
Total	1,453,913	1,357,931

NOTE 22. EXCHANGE DIFFERENCE, NET

The breakdown of this line item is as follows:

	As of December 31, 2025	As of December 31, 2024
Restatement of monthly provisional payments	(3,519)	7,613
Other monetary adjustments	(1,765)	1,704
Total	(5,284)	9,317

NOTE 23. LEGAL PROCEEDINGS

Case Name	Case Number	Tribunal	Claim Amount	Current Status	Legal Assessment – Probability of Favorable Outcome
Ticketplus SpA con Peña	rol C-1737-2025.	23° Civil Court of Santiago	47,056	Enforcement proceeding against Altok Prudcciones SpA and its guarantor. Service of process could not be achieved due to incorrect addresses, and the statute of limitations for the enforcement action has expired. Only the option of an ordinary lawsuit remains if a new address is obtained. A resolution is unlikely in 2025.	Low
Ticketplus SpA con Araus	rol C-2343-2025.	10° Civil Court of Santiago	51,463	Enforcement proceeding against Starlight SpA and its guarantor. Service of process could not be achieved, and the enforcement action has expired. There is an acknowledgement of debt with an agreed payment scheduled for December 31, 2025.	Medium
Ticketplus SpA con Sáez	rol C-2072-2025	2° Civil Court of Concepción	87,903	Enforcement proceeding against Riff Chile SpA and its guarantor. Seizure of movable assets was successfully performed; an auction is likely, but the amount obtained would not cover the debt.	Medium
Ticketplus SpA con Ugalde	rol C-8386-2025	15° Civil Court of Santiago	10,796	Enforcement proceeding against La Jauz SpA and its guarantor. Service of process could not be achieved, and the enforcement action has expired. Only the option of an ordinary lawsuit remains if a new address is obtained. A resolution is unlikely in 2025.	Low
Ticketplus SpA con Luengo	rol C-9442-2025.	5° Civil Court of Santiago	174,367	Enforcement proceeding against Grupo Liive SpA and its guarantor. Service of process could not be achieved; three promissory notes expire on December 31, 2025, and one on May 30, 2026. There is an acknowledgment of debt with a pending payment day.	Medium
Ticketplus SpA con Salinas	rol C-13850-2025	24° Civil Court of Santiago	12,706	Enforcement proceeding against Florida Bier Producciones SpA and its guarantor. The lawsuit has not yet been formally admitted by the court; service of process is expected in 2025. Statute of limitations: January 31, 2026. A definitive outcome is not expected in 2025.	Low
Ticketplus SpA con Osorio	rol C-15045-2025	2° Civil Court of Santiago	21,941	Enforcement proceeding against Editrans Ltda. and its guarantor. The lawsuit has not yet been formally admitted by the court; service of process is expected in the coming days. A definitive outcome is not expected in 2025.	Low

NOTE 24. CONTRACTUAL WARRANTIES AND RESTRICTIONS

Other than the financial guarantee contract issued by Ticketplus SpA in connection with the personal mortgage loan extended by Scotiabank Chile to the Chief Executive Officer, as described in Note 14(c), the Company has no guarantees or restrictions outstanding as of December 31, 2025. As of December 31, 2024, the Company had no guarantees or restrictions outstanding.

NOTE 25. ENVIRONMENT

As of December 31, 2025 and 2024, the Company has not made disbursements for the improvement of processes or for the control and verification of the environment.

NOTE 26. SUBSEQUENT EVENTS

On March 16, 2026, the Company, with the approval of its shareholders, redesignated all of its authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, the Company had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

On May 11, 2026, the Company entered into a new commercial loan with Banco Santander Chile for CLP$2,500,000,000 (approximately $2.6 million), payable in 48 monthly installments at a fixed rate of 0.73% per month, with the first installment due July 6, 2026 and the last due June 5, 2030.

Subsequent to the balance sheet date, the Company has initiated the process to release Ticketplus SpA, the Company’s principal Chilean operating subsidiary, from its obligations as guarantor and joint and several co-debtor under the personal mortgage loan extended by Scotiabank Chile to Chien-Fu Chen Chen on September 12, 2025, as described in Note 14(c). The Company expects to complete this release prior to the effectiveness of the Registration Statement. If the release cannot be completed prior to the effectiveness of the Registration Statement, then the loan will be paid off in its entirety by Chien-Fu Chen Chen prior to the effectiveness of the Registration Statement.

1,875,000 Ordinary Shares

TICKETPLUS Ltd.

PROSPECTUS

                            , 2026

Through and including [   ] (the 25th day after the date of this prospectus), all dealers that effect transactions in our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association will provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

On December 3, 2025, we issued one Class B Ordinary Share to Mourant Nominees (Cayman) Limited for total consideration of $0.0001, in connection with the incorporation of Ticketplus Ltd. On December 15, 2025, this share was repurchased by the Company and cancelled.

On December 15, 2025, we entered into a contribution agreement with Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, the shareholders of Ticketplus Group SpA, pursuant to which the shareholders contributed all issued and outstanding ordinary shares of Ticketplus Group SpA to Ticketplus Ltd. in consideration for the allotment and issuance by Ticketplus Ltd. of an aggregate of 10,000,000 Class B Ordinary Shares and 189,525 Class A Ordinary Shares. As a result, Ticketplus Group SpA became our wholly-owned subsidiary.

On March 16, 2026, we, with the approval of our shareholders, redesignated all of our authorized (issued and unissued) Class A Ordinary Shares and Class B Ordinary Shares into a single class of Ordinary Shares on a one-to-one basis. Following the redesignation, we had an aggregate of 10,189,525 Ordinary Shares issued and outstanding.

No underwriters were involved in these issuances. Unless otherwise stated above, the above issuances were exempt from registration under the Securities Act as they were issued to (i) “accredited investors” as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and/or Rule 506(b) of Regulation D promulgated thereunder, or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form F-1 filed on June 30, 2026)
2.1	Contribution Agreement between Ticketplus Ltd., Yethro Dinamarca Santelices, Chien-Fu Chen Chen, and Sebastián Orellana Moreno, dated December 15, 2025 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-1 filed on May 28, 2026)
3.1	Memorandum and Articles of Association of Ticketplus Ltd. (effective until March 16, 2026) (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 filed on May 28, 2026)
3.2	Amended and Restated Memorandum and Articles of Association of Ticketplus Ltd. (currently effective) (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 filed on May 28, 2026)
3.3	Amended and Restated Memorandum and Articles of Association of Ticketplus Ltd. (to be effective upon the effectiveness of this registration statement) (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form F-1 filed on July 2, 2026)
5.1	Opinion of Mourant Ozannes (Cayman) LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form F-1 filed on June 12, 2026)
10.1	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.2†	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.3†	Ticketplus Ltd. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.4†	Form of Share Option Agreement for Ticketplus Ltd. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.5†	Form of Restricted Shares Award Agreement for Ticketplus Ltd. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.6†	Form of Restricted Share Unit Award Agreement for Ticketplus Ltd. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.7†	English Translation of Form of Employment Agreement for Executive Officers (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed on June 30, 2026)
10.8	English Translation of Loan Agreements with Banco Estado (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.9	English Translation of Loan Agreements with Banco Itaú (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.10	English Translation of Loan Agreements with Banco Santander (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.11	English Translation of Sublease Agreement with Inmobiliaria e Inversiones Genau SpA (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed on May 28, 2026)
10.12†	Form of Restricted Share Agreement Outside 2026 Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed on June 12, 2026)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form F-1 filed on May 28, 2026)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-1 filed on May 28, 2026)
23.1*	Consent of CEYA Chile
23.2*	Consent of Baker Tilly Paraguay
23.3	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form F-1 filed on May 28, 2026)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form F-1 filed on June 30, 2026)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form F-1 filed on June 30, 2026)
99.3	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form F-1 filed on June 30, 2026)
99.4	Consent of Christopher Gardner to be named as a director nominee (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form F-1 filed on June 12, 2026)
99.5	Consent of Richard Ingrassia to be named as a director nominee (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form F-1 filed on June 12, 2026)
99.6	Consent of Tania Sutin Bleiberg to be named as a director nominee (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form F-1 filed on June 12, 2026)
107*	Filing Fee Table

*	Filed herewith.

†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santiago, Chile on July 21, 2026.

Ticketplus Ltd.

By:	/s/ Chien-Fu Chen Chen
Name:	Chien-Fu Chen Chen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chien-Fu Chen Chen	Chief Executive Officer	July 21, 2026
Chien-Fu Chen Chen	(Principal Executive Officer) and Director

/s/ Joaquín Jadue	Chief Financial Officer	July 21, 2026
Joaquín Jadue	(Principal Financial Officer and Principal Accounting Officer)

/s/ Yethro Dinamarca Santelices	Director and Chair of the Board	July 21, 2026
Yethro Dinamarca Santelices

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Ticketplus Ltd. has signed this registration statement or amendment thereto in New York on July 21, 2026.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.